UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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THE PNC FINANCIAL SERVICES GROUP, INC.

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Delivering a Superior

Banking Experience

for Every Customer

LETTER FROM THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER TO OUR SHAREHOLDERS

Dear Shareholder

We invite you to attend PNC’s 2015 Annual Meeting of Shareholders on Tuesday, April 28, 2015.

The meeting will be held in Pittsburgh, Pennsylvania on the 15th Floor of One PNC Plaza, 249 Fifth Avenue, beginning at 11:00 a.m., Eastern time. We will consider the matters described in this proxy statement and also review significant developments since last year’s meeting of shareholders.

We are again making our proxy materials available to you electronically. We hope that this continues to offer you convenience while allowing us to reduce the number of copies that we print.

The proxy statement contains important information and you should read it carefully. Even if you plan to attend the meeting in person, we strongly encourage you to designate the proxies named on the proxy card to vote your shares. If you will not be there in person, you will be able to listen to the meeting by webcast or conference call. Please see the notice that follows for more information.

We look forward to your participation and thank you for your support of PNC.

March 17, 2015	Sincerely,

William S. Demchak

Chairman, President and Chief Executive Officer

PARTICIPATE IN THE FUTURE OF PNC – PLEASE CAST YOUR VOTE

Your vote is important to us and we want your shares to be represented at the annual meeting. Please cast your vote on the proposals listed below.

Under New York Stock Exchange (NYSE) rules, if you hold your shares through a broker, bank, or other nominee (“street name”), and you do not provide any voting instructions, your broker can only vote on your behalf for matters that are considered “discretionary”. The only discretionary matter on this year’s ballot is the ratification of our auditor selection. If a matter is not discretionary and you do not provide voting instructions, your vote will not be counted.

Proposals requiring your vote

		More information	Board recommendation	Discretionary matter?	Abstentions	Votes required for approval
PROPOSAL 1	Election of 13 nominated directors	Page 11	FOR each nominee	No	Do not count	Majority of shares cast
PROPOSAL 2	Ratification of independent registered public accounting firm for 2015	Page 79	FOR	Yes
PROPOSAL 3	Advisory approval of the compensation of PNC’s named executive officers (say-on-pay)	Page 82	FOR	No

Vote your shares

Please read this proxy statement with care and vote right away. We offer a number of ways for you to vote your shares. We include voting instructions in the Notice of Availability of Proxy Materials and the proxy card. If you hold shares in street name, you will receive information on how to give voting instructions to your broker or bank. For registered holders, we offer the following methods to vote your shares and give us your proxy:

www.envisionreports.com/PNC	Follow the instructions on the proxy card.	Complete, sign and date the proxy card and return it in the envelope provided.

Attend our 2015 Annual Meeting of Shareholders

Directions to attend the annual meeting	11:00 a.m. on Tuesday, April 28, 2015
are available at	One PNC Plaza – 15th Floor
www.pnc.com/annualmeeting	249 Fifth Avenue
Pittsburgh, Pennsylvania 15222

4    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

PROXY STATEMENT SUMMARY

Proxy Statement Summary

To assist you in reviewing the proposals to be acted upon, we have included a summary of certain information. This summary does not contain all of the information that you should consider, and you should review our 2014 Annual Report and the entire proxy statement before you vote.

You may also read our proxy statement and 2014 Annual Report at www.envisionreports.com.

Who can vote (page 85)

You are entitled to vote if you were a shareholder on the record date of January 30, 2015.

How to cast your vote (page 86)

We offer our shareholders a number of ways to vote, including by Internet, telephone, or mail. Shareholders may also vote in person at the annual meeting.

Voting matters

Item 1:  Election of directors (page 11)

•

The proxy statement contains important information about the experience, qualifications, attributes, and skills of the 13 nominees to our Board of Directors. Our Board’s Nominating and Governance Committee performs an annual assessment to confirm that our directors continue to have the skills and experience to serve PNC, and that our Board and its committees continue to be effective in carrying out their duties.

•	Our Board recommends that you vote FOR all 13 director nominees.

Item 2:  Ratification of auditors (page 79)

•	Each year, our Board’s Audit Committee selects PNC’s independent registered public accounting firm. For 2015, the Audit Committee selected PricewaterhouseCoopers LLP (PwC) to fulfill this role.

•	Our Board recommends that you vote FOR the ratification of the Audit Committee’s selection of PwC as our independent registered public accounting firm for 2015.

Item 3:  “Say-on-pay” (page 82)

•

We ask shareholders to cast a non-binding advisory vote on our executive compensation program – known generally as the “say-on-pay” vote. We have offered a say-on-pay vote since 2009, and our shareholders confirmed their preference for annual votes in 2011. Last year, 88% of the votes cast by our shareholders supported our executive compensation program, and PNC has averaged 92% support for say-on-pay over the past five years.

•

We recommend that you read the Compensation Discussion and Analysis (CD&A) (beginning on page 36), which explains how and why our Board’s Personnel and Compensation Committee made executive compensation decisions for 2014.

•	Our Board recommends that you vote FOR the non-binding advisory vote on executive compensation (say-on-pay).

PNC performance highlights (page 37)

We delivered a successful year in 2014, reporting net income of $4.2 billion (8.7% over budget) and $7.30 diluted earnings per share (7.4% over budget)

Our annual total shareholder return was 20.32%, second highest in our peer group

We strengthened our capital throughout the year and returned capital to our shareholders through both a dividend increase and share repurchases

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    5

PROXY STATEMENT SUMMARY

KEY PERFORMANCE METRICS	2014 actual(1)	2013 actual(1)	2014 vs. 2013 actual	2014 budget(2)	2014 actual vs. budget
Net interest income (in millions)	$8,525	$9,147	(6.8%)	$8,796	(3.1%)
Noninterest income (in millions)	$6,850	$6,865	(0.2%)	$6,684	2.5%
Diluted earnings per common share	$7.30	$7.43	(1.7%)	$6.80	7.4%
Return on common equity (without goodwill)	12.84%	14.52%	(168 bps)	11.97%	87 bps
Return on assets	1.28%	1.39%	(11 bps)	1.20%	8 bps
Efficiency ratio	61.71%	60.10%	(161 bps)	61.20%	(51 bps)

			2014 actual(1)	2013 actual(1)	2014 vs. 2013 actual
Tangible book value per share			$59.88	$54.57	9.7%
Estimated Tier 1 risk-based capital ratio			12.70%	12.40%	30 bps
Return on economic capital vs. cost of capital			5.02%	13.76%	(874 bps)
Annual total shareholder return			20.32%	36.50%	(1618 bps)

These tables include non-GAAP financial measures. See Annex A for additional information.

(1)	To the extent permitted, the amounts have been adjusted to omit, among other things, the effect of extraordinary items (as such term is used under generally accepted accounting principles), discontinued operations, and merger integration and acquisition costs. The results also include adjustments for select categories of events and transactions that are viewed as being outside our ongoing management of the business, some categories of which are provided in footnote (b) on page 58 with respect to incentive performance units. When comparing performance metrics to our peers, we adjust their results comparably. 2013 actual includes adjustments of $57 million or $0.07 per share related to the redemption of trust preferred securities (TRUPs). Expense, earnings and return metrics for 2013 other than return on common equity (without goodwill) and return on economic capital vs. cost of capital have also been updated to reflect first quarter 2014 adoption of Accounting Standards Update 2014-01 related to investments in low income housing tax credits.
(2)	2014 budget results were lower than 2013 actual results for several reasons, including, without limitation, the continued impact of the challenging economic environment on business results and the runoff of purchase accounting accretion, the recognition that 2013 actual results benefited from a release of reserves for residential mortgage repurchase obligations, and our intent to avoid more balance sheet risk by adding assets that do not fit within our enterprise risk appetite.

PERFORMANCE AGAINST STRATEGIC OBJECTIVES
Drive growth in newly acquired and underpenetrated markets	Continued growth across all lines of business in the Southeast, including increases in key metrics such as average referral sales (Asset Management Group segment), new primary clients (Corporate & Institutional Banking segment) and increases in average loan volume (Retail Banking segment)
Increased revenue year over year in the Chicago market in both the Corporate & Institutional Banking and Asset Management group segments
Increased assets under administration and assets under management year over year
Capture more investable assets	Increased noninterest income within the Asset Management Group segment
Increased retail brokerage fees and brokerage account client assets
Redefine the retail banking business	Increased the percentage of consumers using non-teller channels for the majority of their transactions
Converted 156 branches to universal branches and closed or consolidated 48 other branches
Build a stronger mortgage banking business	Loan origination and purchase volume down year over year but better than the overall market
Launched and consolidated all home lending content within one online experience to help improve the customer experience
Bolster critical infrastructure and streamline core processes	Completed significant accomplishments against our multi-year infrastructure enhancement plan
Implemented an extensive array of tools and methodologies to improve efficiencies and foster continuous improvement across our Technology and Operations function

6    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

PROXY STATEMENT SUMMARY

PNC compensation (page 40)

In awarding compensation to each NEO, the Committee considered PNC’s overall performance for the year, as well as performance for the lines of business or functions managed by the NEO, and the individual performance of the NEO. The table below reflects, for each NEO, the incentive compensation target for 2014 and the actual annual cash incentive and long-term equity-based incentives awarded in 2015 for 2014 performance.

	William S. Demchak	Robert Q. Reilly	Michael P. Lyons	E. William Parsley, III(1)	Joseph C. Guyaux
Incentive compensation target	$8,400,000	$3,000,000	$4,800,000	$5,000,000	$2,480,000

Incentive compensation awarded	$10,500,000	$3,250,000	$6,000,000	$5,600,000	$3,380,000
Annual incentive portion	$3,540,000	$1,375,000	$1,980,000	$1,050,000	$1,380,000
Long-term incentive portion	$6,960,000	$1,875,000	$4,020,000	$4,550,000	$2,000,000
(1)	Mr. Parsley’s incentive compensation target and award includes two anticipated grants – the grant of equity-based awards that all other NEOs would otherwise receive (valued at $1,250,000) and a separate grant of incentive performance units related to the management of our Asset & Liability Management (ALM) unit, valued at $3,000,000. Please see page 61 for a discussion of Mr. Parsley’s ALM units.

These amounts differ, in part, from the amounts reflected in the Summary compensation table on page 56 - that table shows the long-term equity-based incentives awarded in 2014 (for 2013 performance), in accordance with SEC regulations.

PNC governance (page 17)

•	You can find out more about our governance policies and principles at www.pnc.com/corporategovernance.

•	Our entire Board is re-elected every year; we have no staggered elections.

•	Our Board is subject to a majority voting requirement; any director not receiving a majority of votes in an uncontested election must tender his or her resignation to the Board.

•

Our corporate governance guidelines require the Board to have a substantial majority (at least 2/3) of independent directors. Currently, 15 out of 16 directors (94%) are independent, with our only non-independent director being an executive officer of PNC. A substantial majority of our nominees to the Board (12 out of 13, or 92%) are independent.

•	Our Board has had a Presiding Director, a lead independent director with specific duties, since 2004.

•	Our Presiding Director approves Board meeting schedules and agendas.

•	Our Board meets regularly in executive session, with no members of management present.

•

In 2014, our Board met 11 times and each of our directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served. The average attendance of all directors at Board and committee meetings was 99%. All current directors then serving attended our 2014 Annual Meeting of Shareholders.

–	We have four primary standing board committees:

–	Audit Committee

–	Personnel and Compensation Committee (Compensation)

–	Nominating and Governance Committee (Governance)

–	Risk Committee

Board nominees (page 11)

Name	Age	Director since	Independent	Primary Standing Committee Memberships
Charles E. Bunch	65	2007	☑	Compensation; Governance
Paul W. Chellgren	72	1995	☑	Audit (Chair); Compensation
Marjorie Rodgers Cheshire	46	2014	☑	Audit; Risk
William S. Demchak	52	2013	☐	Risk
Andrew T. Feldstein	50	2013	☑	Compensation; Risk
Kay Coles James	65	2006	☑	Governance; Risk
Richard B. Kelson	68	2002	☑	Audit; Compensation
Anthony A. Massaro	70	2002	☑	Governance; Risk
Jane G. Pepper	69	1997	☑	Risk
Donald J. Shepard	68	2007	☑	Audit; Governance; Risk (Chair)
Lorene K. Steffes	69	2000	☑	Risk
Dennis F. Strigl	68	2001	☑	Compensation (Chair); Governance
Thomas J. Usher*	72	1992	☑	Compensation; Governance (Chair)
*	Presiding Director

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    7

8    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    9

Notice of Annual Meeting of Shareholders

Tuesday, April 28, 2015

11:00 a.m. (Eastern time)

One PNC Plaza, 15th Floor, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222

WEBCAST

A listen-only webcast of our annual meeting will be available at www.pnc.com/annualmeeting. An archive of the webcast will be available on our website for thirty days.

CONFERENCE CALL

You may access the listen-only conference call of the annual meeting by calling 877-272-3498 or 303-223-4398 (international). A telephone replay will be available for one week by calling 800-633-8284 or 402-977-9140 (international), conference ID 21760867.

ITEMS OF BUSINESS

1.	Electing as directors the 13 nominees named in the proxy statement that follows, to serve until the next annual meeting and until their successors are elected and qualified;
2.	Ratifying the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2015;
3.	An advisory vote to approve named executive officer compensation; and
4.	Such other business as may properly come before the meeting.

RECORD DATE

The close of business on January 30, 2015 is the record date for determining shareholders entitled to receive notice of and to vote at the meeting and any adjournment.

MATERIALS TO REVIEW

We began providing access to this proxy statement and a form of proxy card on March 17, 2015. We have made our proxy materials available electronically. Certain shareholders will receive a notice explaining how to access our proxy materials and vote. Other shareholders will receive a paper copy of this proxy statement and a proxy card.

PROXY VOTING

Even if you plan to attend the annual meeting in person, we encourage you to cast your vote over the Internet, or by telephone or, if you have a proxy card, by mailing the completed proxy card. This Notice of Annual Meeting and Proxy Statement and our 2014 Annual Report are available at www.envisionreports.com/PNC.

ADMISSION

To be admitted to our annual meeting you must present proof of your stock ownership as of the record date and valid photo identification. Each shareholder may bring one guest who must present valid photo identification. Please follow the admission procedures described beginning on page 84 of this proxy statement.

March 17, 2015	By Order of the Board of Directors,

Christi Davis

Senior Counsel and Corporate Secretary

10    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Our Board of Directors determines the number of directors to nominate for election. Our By-laws contemplate a Board that ranges in size from 5 to 36 directors. For this annual meeting, our Board fixed the number of directors to be elected at 13.

Each of the 13 nominees currently serves on our Board. Beginning on page 12, we include the following information for our nominees:

•	their names and ages

•	the years they first became directors of PNC

•	their principal occupations and public company directorships over the past five years

•	a brief discussion of the specific experience, qualifications, attributes or skills that led to our Board’s conclusion that the person should serve as a director

The directors will serve for one year, unless they leave the Board early. We do not stagger our elections—the entire Board will be considered for election at the 2015 meeting. If elected, each nominee will hold office until the next annual meeting of our shareholders, and until the election and qualification of his or her successor.

Each nominee consents to being named in this proxy statement and to serve if elected. Our Board has no reason to believe that any nominee will be unavailable or unable to serve as a director.

On October 2, 2014, the Board of Directors appointed Marjorie Rodgers Cheshire to serve on the Board. Ms. Cheshire was recommended as a director by one of our non-management directors.

In addition to information on the background and qualifications of each director, this proxy statement contains other important information related to your evaluation of our nominees. We discuss:

•	our Board’s leadership structure

•	how our Board operates

•	relationships between PNC and our directors

•	how we evaluate director independence

•	how we pay our directors

•	our director stock ownership requirement

See the following sections for more details on these topics:

•	Corporate Governance (page 17)

•	Director and Executive Officer Relationships (page 28)

•	Director Compensation (page 34)

•	Security Ownership of Directors and Executive Officers (page 77)

If you sign, date and return your proxy card but do not give voting instructions, or if you do not provide voting instructions when voting over the Internet, we will vote your shares FOR all of the nominees named on pages 12 to 16. See page 87 regarding the vote required for election of the nominees as directors.

The Board of Directors recommends a vote FOR each of the nominees listed on pages 12 to 16.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    11

ELECTION OF DIRECTORS (ITEM 1)

Charles E. Bunch

Age 65

Director Since 2007

Experience, Qualifications, Attributes, or Skills

Mr. Bunch is the Chairman and Chief Executive Officer of PPG Industries, Inc., a Pittsburgh-based global supplier of paints,

coatings, optical products, specialty materials, chemicals, glass and fiberglass.

Mr. Bunch received an undergraduate degree from Georgetown University and a master’s degree in business administration from Harvard University.

Mr. Bunch’s service as a public company CEO, his extensive management and finance experience and his involvement in the Pittsburgh community add significant value to our Board. In addition, Mr. Bunch brings regulatory and banking industry experience to our Board as he formerly served as a Director and the Chairman of the Federal Reserve Bank of Cleveland, our principal banking regulator.

PNC Board Committee Memberships

Nominating and Governance Committee

Personnel and Compensation Committee

Public Company Directorships

ConocoPhillips

H.J. Heinz Company (until June 2013)

PPG Industries, Inc.

Paul W. Chellgren

Age 72

Director Since 1995

Experience, Qualifications, Attributes, or Skills

Mr. Chellgren is an Operating Partner with Snow Phipps Group, LLC, a New York City-based private equity firm. In 2002, he retired as the Chairman and Chief Executive Officer of Ashland, Inc., a provider of specialty chemical products, services and solutions, headquartered in Covington, Kentucky. He also served as the Chief Financial Officer of Ashland.

Mr. Chellgren received an undergraduate degree from the University of Kentucky, a master’s degree in business administration from Harvard University, and a diploma in Developmental Economics from Oxford University.

Mr. Chellgren’s service as a public company CFO and his designation as an “audit committee financial expert” assist the Board in its oversight of financial and accounting issues. This financial background provides strong leadership of our Audit Committee, which he chairs. Our Board also values his extensive executive management experience, including as a CEO of a public company, and his involvement in the southern Ohio and northern Kentucky communities that we serve.

PNC Board Committee Memberships

Audit Committee (Chairman)

Executive Committee

Personnel and Compensation Committee

Public Company Directorships

None

Marjorie Rodgers Cheshire

Age 46

Director Since 2014

Experience, Qualifications, Attributes, or Skills

Marjorie Rodgers Cheshire is President and Chief Operating Officer of A&R Development Corp., a diversified real estate development organization focused on the Baltimore and Washington markets. A&R’s portfolio includes residential, commercial and mixed-use developments, ranging in value from $1 million to $152 million, with an aggregate value of more than $900 million.

Prior to joining A&R, Ms. Cheshire spent many years in the media and sports industries. Her most recent position was as Senior Director of Brand & Consumer Marketing for the National Football League. Prior to that, Ms. Cheshire held positions as Vice President of Business Development for Oxygen Media, Director and Special Assistant to the Chairman & CEO of ESPN, and Manager of Strategic Marketing for ABC Daytime. Ms. Cheshire also worked as a consultant with The Boston Consulting Group, a strategic consulting firm serving Fortune 500 companies.

Ms. Cheshire has a B.S. in Economics from the Wharton School of the University of Pennsylvania and a MBA from the Stanford University Graduate School of Business. She is a Trustee of Baltimore Equitable Insurance, Baltimore School for the Arts, Johns Hopkins Bayview Medical Center, and Johns Hopkins Hospital.

Our Board values Ms. Cheshire’s executive management experience, her background in real estate, marketing and media; as well as her involvement in the Baltimore community and her familiarity with this important market for PNC.

PNC Board Committee Memberships

Audit Committee

Risk Committee

Public Company Directorships

None

12    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

William S. Demchak

Age 52

Director Since 2013

Experience, Qualifications, Attributes, or Skills

Mr. Demchak is Chairman, President and Chief Executive Officer of The PNC Financial Services Group, Inc., one of the largest diversified financial services companies in the United States. Mr. Demchak joined PNC in 2002 as chief financial officer. In July 2005, he was named head of PNC’s Corporate & Institutional Banking segment responsible for PNC’s middle market and large corporate businesses, as well as capital markets, real estate finance, equity management and leasing. Mr. Demchak was promoted to senior vice chairman in 2009, named head of PNC businesses in August 2010, elected president in April 2012, chief executive officer in April 2013 and appointed as chairman in April 2014.

Before joining PNC in 2002, Mr. Demchak served as the global head of Structured Finance and Credit Portfolio for JPMorgan Chase. He also held key leadership roles at JPMorgan prior to its merger with the Chase Manhattan Corporation in 2000. He was actively involved in developing JPMorgan’s strategic agenda and was a member of the company’s capital and credit risk committees.

Mr. Demchak is director of BlackRock, Inc. He is a member of The Financial Services Roundtable and serves on the Regulatory Management Committee. He is a board member and past chairman of the Greater Pittsburgh Council of the Boy Scouts of America. In addition, he serves on the boards of directors of the Extra Mile Education Foundation and the YMCA of Pittsburgh.

Mr. Demchak received a Bachelor of Science degree from Allegheny College and earned an MBA with an emphasis in accounting from the University of Michigan.

The Board believes that the current CEO should also serve as a director. Under the leadership structure discussed elsewhere in this proxy statement, a CEO-director acts as a liaison between directors and management, and assists the Board in its oversight of the company. Mr. Demchak’s experiences and strong leadership provide our Board with insight into the business and strategic priorities of PNC.

PNC Board Committee Memberships

Executive Committee

Risk Committee

Public Company Directorships

BlackRock, Inc.

Andrew T. Feldstein

Age 50

Director Since 2013

Experience, Qualifications, Attributes, or Skills

Mr. Feldstein is the Chief Executive Officer and Co-Chief Investment Officer of BlueMountain Capital Management, a leading alternative asset manager with $20 billion in assets under management and approximately 300 professionals worldwide. Mr. Feldstein is the Chair of the firm’s Management Committee and a member of the Investment and Risk Committees.

Prior to co-founding BlueMountain in 2003, Mr. Feldstein spent over a decade at JPMorgan where he was a Managing Director and served as Head of Structured Credit; Head of High Yield Sales, Trading and Research; and Head of Global Credit Portfolio. Mr. Feldstein is a Trustee of Third Way, a public policy think tank; a Trustee of the Santa Fe Institute, an independent research and education center; and a member of the Harvard Law School Leadership Council.

Mr. Feldstein received an undergraduate degree from Georgetown University and a J.D. from Harvard Law School.

Our Board values Mr. Feldstein’s extensive financial and risk management expertise. As founder and CEO of BlueMountain Capital and through his senior management positions at JPMorgan, Mr. Feldstein has built a reputation for innovation and significant insight into risk management. The board believes that these skills are particularly valuable to its effective oversight of risk management and will also be a valuable resource to PNC as it continues to grow its business and strengthen its balance sheet.

PNC Board Committee Memberships

Personnel and Compensation Committee

Risk Committee

Public Company Directorships

None

Kay Coles James

Age 65

Director Since 2006

Experience, Qualifications, Attributes, or Skills

Ms. James is President and Founder of The Gloucester Institute, a non-profit organization that trains and nurtures leaders in the African-

American community.

From 2001 to 2006, she served as director of the U.S. Office of Personnel Management, where she was President George W. Bush’s principal human resources advisor.

She has also provided consulting services as a former Senior Partner in The J.C. Watts Companies.

Ms. James received an undergraduate degree from Hampton University.

Having supervised the management of thousands of federal employees, Ms. James understands large-scale human resources operations. Our Board values these senior-level federal government and regulatory experiences, Ms. James’ experience as former chair of the Nominating and Governance Committee and the Compensation Committee at AMERIGROUP Corporation, and her leadership of a non-profit organization in the Greater Washington, D.C. area, a significant market for PNC.

PNC Board Committee Memberships

Nominating and Governance Committee

Risk Committee

Public Company Directorships

AMERIGROUP Corporation (until 2012)

Magellan Health, Inc.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    13

ELECTION OF DIRECTORS (ITEM 1)

Richard B. Kelson

Age 68

Director Since 2002

Experience, Qualifications, Attributes, or Skills

Mr. Kelson is the Chairman, President and Chief Executive Officer of ServCo, LLC, a strategic sourcing and supply chain management company. He has also served as an Operating Advisor with Pegasus Capital Advisors, L.P., a private equity fund manager.

Mr. Kelson retired in 2006 as Chairman’s Counsel for Alcoa, a leader in the production and management of primary aluminum, fabricated aluminum, and alumina. At Alcoa, he served as a member of the executive council, the senior leadership group for the company. From 1994 to 1997, Mr. Kelson served as Alcoa’s General Counsel. From 1997 through 2005, he served as Alcoa’s Chief Financial Officer.

Mr. Kelson received an undergraduate degree from the University of Pennsylvania, and a law degree from the University of Pittsburgh.

Mr. Kelson’s service as a public company CFO and his designation as an “audit committee financial expert” assist the Board and Audit Committee with the oversight of financial and accounting issues. The Board also values Mr. Kelson’s executive management experience and his background as a public company general counsel, although he does not serve in a legal capacity or provide legal advice to PNC or our Board.

PNC Board Committee Memberships

Audit Committee

Personnel and Compensation Committee

Public Company Directorships

ANADIGICS, Inc.

Commercial Metals Company (Lead Director)

Lighting Science Group Corporation (until 2010)

MeadWestvaco Corp.

Anthony A. Massaro

Age 70

Director Since 2002

Experience, Qualifications, Attributes, or Skills

Mr. Massaro is the retired Chairman and Chief Executive Officer of Lincoln Electric Holdings, Inc., a leader in the design,

development and manufacture of welding products and cutting equipment. He retired as CEO in April 2005 and as Chairman in October 2005.

Previously, Mr. Massaro served as a Group President of Westinghouse Electric Corporation, an electrical equipment and multipurpose engineering company, and in a variety of other executive positions at Westinghouse.

Mr. Massaro received an undergraduate degree from the University of Pittsburgh in Chemical Engineering. Mr. Massaro completed the Advanced Management Program at Harvard Business School.

Mr. Massaro’s service as the CEO of a large public company, and his experience in a number of other senior management positions, assist our Board’s oversight of management and issues generally facing public companies.

PNC Board Committee Memberships

Nominating and Governance Committee

Risk Committee

Special Technology Subcommittee

Public Company Directorships

Commercial Metals Company

Jane G. Pepper

Age 69

Director Since 1997

Experience, Qualifications, Attributes, or Skills

In June 2010, Ms. Pepper retired as the President of The Pennsylvania Horticultural Society (PHS), a non-profit organization, and America’s first horticultural society.

Ms. Pepper received undergraduate and graduate degrees from the University of Delaware.

Ms. Pepper brings a diverse set of experiences to our Board, beginning with her management experience at PHS. For 30 years, Ms. Pepper led this Philadelphia-based organization, supervising over 100 employees, and executing a strategic plan with a vision of sustainability and community impact. Beyond this leadership, the Board appreciates her insights as PNC continues to expand our own environmentally conscious initiatives.

Ms. Pepper brings additional regulatory and banking industry experience to our Board, having formerly served as a director and the Chairwoman of the Federal Reserve Bank of Philadelphia.

PNC Board Committee Memberships

Risk Committee

Special Compliance Committee

Public Company Directorships

None

14    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Donald J. Shepard

Age 68

Director Since 2007

Experience, Qualifications, Attributes, or Skills

Mr. Shepard is the retired Chairman of the Executive Board and Chief Executive Officer of AEGON N.V., a large life insurance and pension company.

Mr. Shepard received a master’s degree in business administration from the University of Chicago.

Mr. Shepard joined our Board following PNC’s acquisition of Mercantile Bankshares Corporation. He joined the Mercantile Board of Directors in 1992.

Mr. Shepard’s service as the CEO of a large, international public company, particularly a company in the financial services sector, gives him insights into many issues facing PNC, and supports the Board’s ability to oversee complex and dynamic issues. Mr. Shepard’s duties and experiences at AEGON also assist our Board with its oversight of financial and risk issues. Our Board also values Mr. Shepard’s experience on the Board of a public company in the banking business and his familiarity with the Baltimore community.

PNC Board Committee Memberships

Executive Committee

Audit Committee

Nominating and Governance Committee

Risk Committee (Chairman)

Special Technology Subcommittee

Public Company Directorships

CSX Corporation

The Travelers Companies, Inc.

Lorene K. Steffes

Age 69

Director Since 2000

Experience, Qualifications, Attributes, or Skills

Ms. Steffes is an independent business advisor with executive, business management and technical expertise in the telecommunications and information technology industries. She formerly served as Vice President and General Manager, Global Electronics Industry, for IBM, an information technology company. Ms. Steffes also served as the President and Chief Executive Officer of Transarc Corporation, a software development firm, which was later acquired by IBM.

Ms. Steffes received undergraduate and master’s degrees from Northern Illinois University.

Our Board values Ms. Steffes’s managerial experiences throughout the technology industry, including as a chief executive. Her wide array of experiences in this industry and her understanding of operational and technological issues assist the Board in its oversight of technological issues, which have become increasingly important for large, complex banking organizations.

PNC Board Committee Memberships

Risk Committee

Special Technology Subcommittee (Chair)

Public Company Directorships

RadiSys Corporation

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    15

ELECTION OF DIRECTORS (ITEM 1)

Dennis F. Strigl

Age 68

Director Since 2001

Experience, Qualifications, Attributes, or Skills

Mr. Strigl served as the President and Chief Operating Officer of Verizon Communications Inc., one of the world’s leading providers of communications services, until his retirement in December 2009. Prior to that, he was the President and Chief Executive Officer of Verizon Wireless, a joint venture controlled by Verizon.

Mr. Strigl received an undergraduate degree from Canisius College and a master’s degree in business administration from Fairleigh Dickinson University.

Our Board values Mr. Strigl’s service as a senior executive at a large public company, and his former executive management expertise as the CEO of Verizon Wireless. His management of a large workforce at Verizon informs his judgment as the Chair of our Personnel and Compensation Committee and gives him a strong understanding of human resources and compensation matters. Mr. Strigl’s additional responsibility for internal functional services, such as finance and real estate, adds depth and experience to the Board’s ability to oversee the operations of our company.

PNC Board Committee Memberships

Executive Committee

Nominating and Governance Committee

Personnel and Compensation Committee (Chairman)

Public Company Directorships

ANADIGICS, Inc. (2000-2008; 2010-Present)

Eastman Kodak Company (until September 2013)

Nokia Corporation

Tellabs, Inc. (until December 2013)

Thomas J. Usher

Age 72

Director Since 1992

Experience, Qualifications, Attributes, or Skills

Mr. Usher is the non-executive Chairman of Marathon Petroleum Corporation, a transportation fuels refining company, which began as an independent company on July 1, 2011. Until July, 2011 he served as the non-executive Chairman of Marathon Oil Corporation, an integrated international energy company. He formerly served as the Chairman, Chief Executive Officer, and President of United States Steel Corporation, an integrated international steel producer, until his retirement in 2004. He served as the Chairman of the Board of U.S. Steel until 2006.

Mr. Usher received an undergraduate degree, master’s degree, and Ph.D. from the University of Pittsburgh.

Our Board values Mr. Usher’s extensive executive management experience, including as the CEO of a public company, and significant involvement throughout the Pittsburgh community. In his duties as the Board’s Presiding Director, and as Chairman of the Nominating and Governance Committee, Mr. Usher can draw from a diverse set of leadership experiences and governance perspectives at large public companies, having served as a CEO, a non-executive Chairman, and an independent director.

PNC Board Committee Memberships

Presiding Director

Executive Committee (Chairman)

Nominating and Governance Committee (Chairman)

Personnel and Compensation Committee

Public Company Directorships

H.J. Heinz Company (until June 2013)

Marathon Petroleum Corporation (Non-Executive Chairman)

PPG Industries, Inc.

16    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

CORPORATE GOVERNANCE

Our Board is committed to strong corporate governance practices. Through the Nominating and Governance Committee, the Board evaluates its governance policies and practices against evolving best practices. This section highlights some of our corporate governance policies and practices. Please see www.pnc.com/corporategovernance for additional information about corporate governance at PNC, including:

•	Corporate governance guidelines

•	By-laws

•	Code of ethics

•	Board committee charters

To receive free, printed copies of any of these

documents, please send a request to:

Corporate Secretary

The PNC Financial Services Group, Inc.

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

or corporate.secretary@pnc.com

This proxy statement is also available at

www.pnc.com/proxystatement

Recent corporate governance developments

Five of our current directors have reached the Board adopted mandatory retirement age of 72. In anticipation of this event, the Board and Nominating and Governance Committee have been addressing Board composition and director succession planning. Mr. Feldstein was appointed to our Board in 2013 and elected by shareholders at the 2014 annual meeting. In October 2014, the Board appointed Marjorie Rodgers Cheshire as a director. As part of its analysis of orderly director succession and optimal Board composition, the Nominating and Governance Committee recommended, and our Board approved, a limited waiver of the mandatory retirement age for two of our directors: Paul W. Chellgren, the current chair of our Audit Committee, and Thomas J. Usher, the current chair of our Nominating and Governance Committee and our Presiding Director, in connection with director nominations made by them in February 2015. Mr. Chellgren and Mr. Usher abstained from this vote. Mr. Chellgren and Mr. Usher have been nominated by our Board for election by shareholders at the 2015 annual meeting and are included in the Board nominees beginning on page 12.

In connection with this waiver, it is expected that Mr. Chellgren will remain a member of the Audit

Committee and will assist a new chair of that committee, to be appointed by the Board following our annual meeting of shareholders in April 2015, during the next year. It is also expected that Mr. Usher will remain a member of the Nominating and Governance Committee and will assist a new chair of that committee during the next year. The Board also waived the provision in the corporate governance guidelines that the Presiding Director also serve as the chair of the Nominating and Governance Committee. This waiver is limited to the period ending with the 2016 annual meeting of shareholders. The Board has determined that Mr. Usher should continue to perform the duties of the Presiding Director during the transitional year of our new Nominating and Governance Committee chair.

The Board believes that it is in the best interests of the company to waive the mandatory retirement age provision on a limited basis as described above. The Board does not intend to amend this retirement age policy on a permanent basis. The Board also believes that it is in the best interests of the company for Mr. Usher to remain the Presiding Director through the 2016 annual meeting.

Corporate governance guidelines

Our Board has approved corporate governance guidelines. Our Board’s Nominating and Governance Committee reviews the corporate governance guidelines at least once a year. Any changes recommended by the Committee are approved by the Board. The guidelines address important principles adopted by the Board, including:

•	The qualifications that we want to see in a director

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•	The director nomination process

•	The duties of our lead independent director (Presiding Director)

•	How the Board committees serve to support the Board’s duties

•	A description of ordinary course relationships that will not impair a director’s independence

•	The importance of meeting in executive session without management

•	The importance of having access to management

•	The mandatory director retirement age (72)

•	How the Board evaluates our CEO’s performance

•	How the Board considers management succession planning

•	Our views on directors holding other board positions

•	How the Board continually evaluates its own performance

•	Our approach to director education

•	The Board’s role in strategic planning

Annual meeting format

Although our By-laws provide the ability to hold a virtual only annual meeting of shareholders, PNC currently has no intention to conduct its annual meeting of shareholders in the form of a virtual only annual meeting. Our By-laws preserve our option under Pennsylvania law to hold a virtual annual meeting should we ever decide to do so. While we will continue to monitor the development of corporate governance practices in regard to the conduct of annual meetings, we currently believe that we would move to a combined form of annual meeting supplementing the in-person meeting with a virtual annual meeting before we would consider any further format changes to our annual meeting.

Our Board leadership structure

Based on an assessment of its current needs and the composition, skills, and qualifications of the directors, the Board believes that the appropriate leadership structure should include the following attributes:

•	A substantial majority (at least 2/3) of independent directors

•	A Presiding Director

•	Regular executive sessions of all independent directors without management present

The Board’s current leadership structure includes all three attributes. The Board has not adopted a policy with respect to separating the Chairman and CEO positions. The Board believes that the leadership structure should be flexible enough to accommodate different approaches based on an evaluation of relevant facts and circumstances. The Board considers its structure and leadership each year. The Personnel and Compensation Committee discusses whether to separate the positions of Chairman and CEO as part of its ongoing evaluation of management succession plans.

William S. Demchak, our current CEO, also serves as Chairman of the Board. Thomas J. Usher, the Board’s Presiding Director, serves as our lead independent director. We describe his duties in more detail below.

Substantial majority of independent directors. We have long maintained a Board with a substantial majority of directors who are not PNC employees. The NYSE requires at least a majority of our directors to be independent from management.

Mr. Demchak is the only director who is not independent under NYSE’s “bright-line” rules. The Board has affirmed the independence of each of our other 12 nominees for director. Please see Director and Executive Officer Relationships on pages 28 to 30 for a description of how we evaluate independence.

Presiding Director duties. As the Presiding Director, Mr. Usher is the lead independent director for our Board. The Board’s independent and non-management directors selected him for this role. The Board approved the following duties for the Presiding Director, which are included in our corporate governance guidelines:

•	Preside at meetings of the Board of Directors in the event of the Chairman’s unavailability.

•	Convene and preside at executive sessions of the Board’s independent directors whenever he or she deems it appropriate to do so.

•	Preside at executive sessions of the Board’s non-management and independent directors.

•

Confer with the Chairman or CEO immediately following the executive sessions of the Board’s non-management or independent directors to convey the substance of the discussions held during those sessions, subject to any limitations specified by the independent directors.

•	Act as the principal liaison between the Chairman and the CEO and the Board’s independent directors.

•	Be available for confidential discussions with any non-management or independent director who may

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CORPORATE GOVERNANCE

have concerns which he or she believes have not been properly considered by the Board as a whole.

•

Following consultation with the Chairman, CEO and other directors as appropriate, approve the Board’s meeting schedule and agendas, and the information provided to the Board, in order to promote the effectiveness of the Board’s operation and decision making and help ensure that there is sufficient time for discussion of all agenda items.

•	Be available for consultation and direct communication with major shareholders as appropriate.

•	Discharge such other responsibilities as the Board’s independent directors may assign from time to time.

During the course of the year, the Presiding Director may suggest, revise, or otherwise discuss agenda items for the Board meetings with the Chairman or CEO. In between meetings, each director is encouraged to raise any topics or issues with the Presiding Director that the director believes should be discussed among the non-management or independent directors.

As Chairman of the Nominating and Governance Committee, the Presiding Director leads the Board and committee annual self-evaluation process and the evaluation of the independence of directors. That Committee also reviews, and the Presiding Director as Chairman of the Committee reports to the Board, significant developments in corporate governance.

Regular executive sessions of independent directors. Our directors have met and will continue to meet in regularly scheduled executive sessions without management present. The NYSE requires our independent directors to meet once a year. Under our Board’s own policy, our independent directors meet by themselves at least quarterly. Our Presiding Director leads these executive sessions.

Communicating with our Board

If you want to communicate directly to our

directors, please mail your communication to

the following address:

Presiding Director

The PNC Financial Services Group, Inc.

Board of Directors

P.O. Box 2705

Pittsburgh, Pennsylvania 15230-2705

If you follow this process, your communication will not be opened or screened by a PNC employee. The Presiding Director will receive the communication and determine how to respond. Depending on the content, he may forward the communication to a PNC employee, a third party, another director, a committee, or the full board.

If you send a director-related communication to a PNC location or by electronic mail to a PNC employee, we will evaluate it based on a process established by our Board’s independent directors. Under this process, PNC employees will determine what communications are relayed to directors.

If you are a shareholder and want to recommend a candidate for our Board to be considered by our Nominating and Governance Committee, please follow the instructions on page 24.

If you are a shareholder and want to directly nominate a director candidate at an annual meeting, submit a proposal at an annual meeting, or submit a proposal to us to be included in our proxy materials next year, please follow the instructions on page 89.

Our code of ethics

PNC has adopted, and the Audit Committee has approved, a Code of Business Conduct and Ethics that applies generally to all employees and directors.

Our code of ethics addresses these important topics, among others:

•	Our commitment to ethics and values

•	Fair dealing with customers, suppliers, competitors, and employees

•	Conflicts and potential conflicts of interest

•	Self-dealing and outside employment

•	Insider trading and other trading restrictions, including prohibitions on transactions in any derivative of PNC securities, including buying and writing options
•	Transactions with PNC

•	Gifts and entertainment

•	Creating business records, document retention, and protecting confidential information

•	Protection and proper use of our assets, including intellectual property and electronic media

•	Communicating with the public

•	Political contributions and fundraising

•	Compliance with laws and regulations

•	Protection from retaliation

The code of ethics is available on our website (www.pnc.com/corporategovernance). Any shareholder may also request a free print copy by writing to our Corporate Secretary at the address given on page 17.

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CORPORATE GOVERNANCE

We intend that this code satisfies the SEC’s requirement to adopt a code that applies to a company’s CEO and senior financial officers. Our Board’s Audit Committee must approve any waivers or exceptions to code provisions for our directors or executive officers. We will post on our website any future amendments to, or waivers from, a provision of the code of ethics that applies to our directors or executive officers (including our Chairman and CEO, CFO, and Controller).

PNC has also adopted, and our Audit Committee has approved, Ethics Guidelines for Directors to supplement the PNC code of ethics.

Orientation and education

All of our new directors undergo a director orientation program. In addition to written materials provided to new directors, in-person orientation sessions are held for each new director. In-person orientation sessions generally include meetings with members of senior management to familiarize new directors with PNC’s strategic plan, its significant financial, accounting and risk management issues, its compliance program, its Code of Business Conduct and Ethics and related policies, and specific matters related to the committees to which a new director has been appointed.

Continuing education is provided to the directors through a combination of in-person sessions held in connection with, or as part of, a meeting of the Board or a committee, and coordination of attendance by directors at outside seminars relevant to the duties of a director. The sessions include training on complex products and services, PNC’s lines of business, significant risks to PNC, and other topics identified by our Board and management.

Board committees

Our Board currently has five standing committees. Four of these committees—Audit, Nominating and Governance, Personnel and Compensation, and Risk—meet on a regular basis. The Executive Committee meets as needed and is composed of our Chairman and CEO, and the chairs of our other four primary standing committees. The Executive Committee may act on behalf of the Board and reports regularly to the full Board. Our Presiding Director chairs the Executive Committee, which met one time in 2014.

Our By-laws authorize the Board to create other committees. Each committee may form and delegate authority to subcommittees of one or more committee members. Our Board created a Special Compliance Committee to assist the Board in its oversight and reporting responsibilities in connection with relevant provisions of consent orders entered into between PNC and banking regulators related to certain residential mortgage and identity theft protection product matters. Our Risk Committee has formed a subcommittee to facilitate Board-level oversight of our enterprise-

wide technology risk (the Special Technology Subcommittee).

Each committee operates under a written charter approved by the Board, or in the case of a sub-committee the applicable standing committee. Each committee and subcommittee annually reviews and reassesses its charter.

Each of the four primary standing committees also performs an annual self-evaluation to determine whether the committee and any of its subcommittees is functioning effectively and fulfilling its charter duties. The Special Compliance Committee performed a self-evaluation in 2014 and will perform an annual evaluation until it is dissolved.

We describe the main responsibilities of the Board’s four primary standing committees below. The descriptions of the committee functions in this proxy statement are qualified by reference to the charters and our relevant By-law provisions. The charters for the four Board committees discussed in this section are all available on our website at www.pnc.com/corporategovernance.

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CORPORATE GOVERNANCE

Audit Committee

Chair	Other members:
Paul W. Chellgren	Richard O. Berndt
Marjorie Rodgers Cheshire
Richard B. Kelson
Donald J. Shepard
George H. Walls, Jr.

The Audit Committee consists entirely of directors who are independent as defined in the NYSE’s corporate governance rules and in the regulations of the Securities and Exchange Commission related to audit committee members. When our Board meets on April 28, 2015, only independent directors will be appointed to the Committee.

Neither Mr. Berndt nor General Walls will stand for re-election to the Board at the annual meeting as they have each reached the mandatory retirement age set in PNC’s corporate governance guidelines and, following the annual meeting, neither will be a member of the Committee.

The Board has determined that each Audit Committee member is financially literate and that at least two members possess accounting or related financial management expertise. The Board made these determinations in its business judgment, based on its interpretation of the NYSE’s requirements for committee members. Acting on the recommendation of the Nominating and Governance Committee, the Board of Directors determined that Mr. Chellgren and Mr. Kelson are each an “audit committee financial expert,” as that term is defined by the SEC.

Our Board most recently approved the charter of the Audit Committee on November 13, 2014, and it is available on our website.

The Audit Committee satisfies the requirements of SEC Rule 10A-3, which includes the following topics:

•	The independence of committee members

•	The responsibility for selecting and overseeing our independent auditors

•	The establishment of procedures for handling complaints regarding our accounting practices

•	The authority of the committee to engage advisors

•

The determination of appropriate funding for payment of the independent auditors and any outside advisors engaged by the committee and for the payment of the committee’s ordinary administrative expenses

The Audit Committee’s primary purposes are to assist the Board by:

•	Monitoring the integrity of our consolidated financial statements

•	Monitoring internal control over financial reporting

•	Monitoring compliance with our code of ethics

•	Evaluating and monitoring the qualifications and independence of our independent auditors

•	Evaluating and monitoring the performance of our internal audit function and our independent auditors

At each in-person meeting of our full Board, the chair of the Committee presents a report of the items discussed and the actions approved at previous meetings.

The Audit Committee’s responsibility is one of oversight. Our management is responsible for preparing our consolidated financial statements, for maintaining internal controls, and for our compliance with laws and regulations, and the independent auditors are responsible for auditing our consolidated financial statements.

The Committee typically reviews and approves the internal and external audit plans. The Committee is directly responsible for the selection, appointment, compensation and oversight of our independent auditors (including the resolution of any disagreements between management and the auditors regarding financial reporting if disagreements occur) for the purpose of preparing or issuing an audit report or related work. We describe the role of the Committee in regard to the independent auditors in more detail on page 79. For work performed by the independent auditors, the Committee must pre-approve all audit engagement fees and terms, as well as all permitted non-audit engagements. The Committee (or delegate) pre-approves all audit services, audit-related services, and permitted non-audit services. The Committee considers whether providing audit services, audit-related services, and permitted non-audit services will impair the auditors’ independence. We describe the Committee’s procedures for the pre-approval of audit services, audit-related services, and permitted non-audit services on page 80. The Committee receives routine reports on finance, reserve adequacy, ethics, and internal and external audit.

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CORPORATE GOVERNANCE

The Committee has the authority to retain independent legal, accounting, economic, or other advisors. The Committee holds executive sessions with our management, the General Auditor, the Chief Ethics Officer, and the independent auditors. The independent auditors report directly to the Committee. The Committee appoints our General Auditor, who leads PNC’s internal audit function and reports directly to the Committee. The Committee reviews the performance and approves the compensation of our General Auditor.

Under our corporate governance guidelines, Audit Committee members may serve on the audit committee of no more than three public companies, including PNC.

The Audit Committee has approved the report on page 81 as required under its charter and in accordance with SEC regulations.

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CORPORATE GOVERNANCE

Nominating and Governance Committee

Chair	Other members:
Thomas J. Usher	Charles E. Bunch
Kay Coles James
Anthony A. Massaro
Donald J. Shepard
Dennis F. Strigl
Helge H. Wehmeier

The Nominating and Governance Committee consists entirely of independent directors. When our Board meets on April 28, 2015, only independent directors will be appointed to the Committee.

Mr. Wehmeier will not stand for re-election to the Board at the annual meeting as he has reached the mandatory retirement age set in PNC’s corporate governance guidelines and, following the annual meeting, he will no longer be a member of the Committee.

Our Board most recently approved the charter of the Nominating and Governance Committee on November 13, 2014, and it is available on our website.

At each in-person meeting of our full Board, the chair of the Committee presents a report of the items discussed and the actions approved at previous meetings. The primary purpose of our Nominating and Governance Committee is to assist our Board in promoting the best interests of PNC and its shareholders through the implementation of sound corporate governance principles and practices. The Committee also assists the Board by identifying individuals qualified to become Board members. The Committee recommends to the Board the director nominees for each annual meeting, and may also recommend the appointment of qualified individuals as directors between annual meetings.

In addition to the annual self-evaluation that all primary standing committees perform, the Nominating and Governance Committee also oversees the annual evaluation of the performance of the Board and committees and reports to the Board on the evaluation results, as necessary or appropriate. The Committee annually reviews and recommends any changes to the Executive Committee charter.

How we evaluate directors and candidates. At least annually, the Committee assesses the skills, qualifications and experience of our directors and recommends a slate of nominees to the Board. From time to time, the Committee also considers whether to change the composition of our Board. In evaluating existing directors or new candidates, the Committee assesses the needs of the Board and the qualifications of the individual. Please see the discussion on pages 12 to 16 for more information on each of our current director nominees.

Our Board and its committees must satisfy SEC, NYSE, and other banking regulatory standards. At least a majority of our directors must be independent under the NYSE standards, however, our corporate governance guidelines require that a substantial majority (at least 2/3) of our directors be independent. We require a sufficient number of independent directors to satisfy the membership needs of committees that also require independence.

Beyond that, the Nominating and Governance Committee expects directors to gain a sound understanding of our strategic vision, our mix of businesses, and our approach to regulatory relations and risk management. The Board must possess a mix of qualities and skills to address the various risks facing PNC. For a discussion of our Board’s oversight of risk, please see the section entitled Risk Committee, on page 27.

The Committee has not adopted any specific, minimum qualifications for director candidates. When evaluating each director, as well as new candidates for nomination, the Committee considers the following Board-approved criteria:

•	A sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable, or non-profit organizations

•	Manifest competence and integrity

•	A strong commitment to the ethical and diligent pursuit of shareholders’ best interest

•

The strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction

•	Our Board’s strong desire to maintain its diversity in terms of race and gender

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CORPORATE GOVERNANCE

•	Personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of our Board

The Committee also considers the diversity, age, skills, experience in the context of the current needs of the Board and its committees, meeting attendance and participation, and the value of a director’s contributions to the effectiveness of our Board and its committees.

Although the Board has not adopted a formal policy on diversity, the Committee considers the diversity of directors in the context of the Board’s overall needs. The Committee evaluates diversity in a broad sense, recognizing the benefits of demographic diversity, but also considering the breadth of diverse backgrounds, skills, and experiences that directors may bring to our Board.

How we identify new directors. The Nominating and Governance Committee may identify potential directors in a number of ways. The Committee may consider recommendations made by current or former directors or members of executive management. The Committee may also identify potential directors through contacts in the business, civic, academic, legal and non-profit communities. When appropriate, the Committee may retain a search firm to identify candidates.

In addition, the Committee will consider director candidates recommended by our shareholders for nomination at next year’s annual meeting. For the Committee to consider a director candidate for nomination, the shareholder must submit the recommendation in writing to the Corporate Secretary at our principal executive office. Each submission must include the information required under “Director nomination process” in Section 3 of our corporate governance guidelines found at www.pnc.com/corporategovernance and must be received by November 18, 2015.

The Committee will evaluate candidates recommended by a shareholder in the same manner as candidates identified by the Committee or recommended by others. The Committee will not consider any candidate with an obvious impediment to serving as one of our directors.

The Committee will meet to consider relevant information regarding a director candidate, in light of the Board approved evaluation criteria and needs of our Board. If the Committee does not recommend a candidate for nomination or appointment, or for more evaluation, no further action is taken. The chair of the Committee will later report this decision to the full Board. For shareholder-recommended candidates, the Corporate Secretary will communicate the decision to the shareholder.

If the Committee decides to recommend a candidate to our Board as a nominee for election at an annual meeting of shareholders or for appointment by our Board, the chair of the Committee will report that decision to the full Board. After allowing for a discussion, the full Board will vote on whether to nominate the candidate for election or appoint the candidate to the Board.

As our corporate governance guidelines describe, invitations to join the Board should come from the Presiding Director and the Chairman, jointly acting on behalf of our Board.

Shareholders who wish to directly nominate a director candidate at an annual meeting must do so in accordance with the procedures contained in our By-laws and should follow the instructions in the section entitled Shareholder proposals for 2016 annual meeting—Advance notice procedures on page 89.

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CORPORATE GOVERNANCE

Personnel and Compensation Committee

Chair	Other members:
Dennis F. Strigl	Charles E. Bunch
Paul W. Chellgren
Andrew T. Feldstein
Richard B. Kelson
Thomas J. Usher

The Personnel and Compensation Committee consists entirely of independent directors. The Committee membership is intended to satisfy the independence standards established by applicable federal income tax and securities laws, as well as NYSE standards. When our Board meets on April 28, 2015, only independent directors will be appointed to the Committee.

Our Board most recently approved the charter of the Committee on November 13, 2014, and it is available on our website.

The Committee’s principal purpose is to discharge our Board’s oversight responsibilities relating to the compensation of our executive officers and other specified responsibilities related to personnel and compensation matters affecting PNC. The Committee may also evaluate and approve, or recommend for approval, benefit, incentive compensation, severance, equity-based or other compensation plans, policies, and programs. The Committee charter provides that approval of the compensation of the General Auditor and the Chief Risk Officer shall be made by the Audit Committee and the Risk Committee, respectively.

The Committee has the authority to retain independent legal, compensation, accounting, or other advisors. The charter provides the Committee with the sole authority to retain and terminate a compensation consultant acting on the Committee’s behalf, and to approve the consultant’s fees and other retention terms. The Committee retained an independent compensation consultant in 2014 and prior years. See Role of compensation consultants below.

The Committee also reviews the Compensation Discussion and Analysis (CD&A) section of the proxy statement with management. See the Compensation Committee Report on page 53. The CD&A begins on page 36. The Committee reviews the aggregate risk impact of our incentive compensation programs and plans. See Compensation and Risk on pages 54 and 55.

The Committee has responsibility for reviewing and evaluating the development of an executive management succession plan and for reviewing our progress on diversity. The Committee reviews a detailed succession planning report at least annually. The materials typically include a discussion of the individual performance of executive officers as well as succession plans and development initiatives for other high potential employees. These materials provide necessary background and context to the Committee, and give each member a familiarity with the employee’s position, duties, responsibilities, and performance.

How the committee makes decisions. The Committee meets at least six times a year. Before each meeting, the chair of the Committee reviews the agenda, materials, and issues with members of our management and the Committee’s independent executive compensation consultant, as appropriate. The Committee may invite legal counsel or other external consultants to advise the Committee during meetings and preparatory sessions.

The Committee regularly meets in executive sessions without management present. At each in-person meeting of our full Board, the chair of the Committee presents a report of the items discussed and the actions approved at previous meetings. The chair provides these reports during an executive session of the Board. The Committee consults with independent directors before approving the CEO’s compensation.

The Committee adopted guidelines for information that will be presented to the Committee. The guidelines contemplate, among other things, that any major changes in policies or programs be considered over the course of two separate Committee meetings, with any vote occurring at the later meeting.

The Committee reviews all of the elements of the compensation programs periodically and adjusts those programs as appropriate. Each year, the Committee makes decisions regarding the amount of annual compensation and equity-based or other longer-term compensation for our executive officers and other designated senior employees. For the most part, these decisions are made in the first quarter of each year, following the evaluation of the prior year’s performance.

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Delegations of authority. In May 2014, the Committee updated the authority delegated to management to make certain decisions or to take certain actions with respect to compensation or benefit plans or arrangements (other than those that are solely or predominantly for the benefit of executive officers).

For employee benefit, bonus, incentive compensation, severance, equity-based and other compensation or incentive plans and arrangements, the Committee delegated to our Chief Human Resources Officer (or her designee) the ability to adopt a new plan or arrangement or amend an existing one if:

•	the decision is not expected to result in a material increase in incremental expense to PNC, defined as an expense that exceeds 5% of the relevant expense for that plan category, or

•	the change is of a technical nature or is otherwise not material.

This delegation also includes authority to take certain actions to implement, administer, interpret, construe or make eligibility determinations under the plans and arrangements.

For grants of equity or equity-based awards, the Committee has delegated to our Chief Executive Officer and our Chief Human Resources Officer (or the designee of either) the responsibility to make decisions with respect to equity grants for individuals who are not designated by the Committee as executives, including the determination of participants and grant sizes, allocation of the pool from which grants will be made, establishment of the terms of such grants, approval of amendments to outstanding grants and exercise of any discretionary authority pursuant to the terms of the grants.

The Committee has also delegated to the Audit Committee (or a qualified subcommittee) and to a qualified subcommittee of the Risk Committee the authority to make equity-based grants and other compensation under applicable plans to the General Auditor and Chief Risk Officer, respectively.

Management’s role in compensation decisions. Our executive officers, including our CEO and our Chief Human Resources Officer, often review information with the Committee during meetings and may present management’s views or recommendations. The Committee evaluates these recommendations, generally in consultation with an independent compensation consultant retained by the Committee, who attends each meeting.

The chair of the Committee typically meets with management and an independent compensation consultant before each Committee meeting to discuss agenda topics, areas of focus, or outstanding issues. The chair schedules other meetings with the Committee’s compensation consultant without management present, as needed. Occasionally, management will schedule meetings with each Committee member to discuss substantive issues. For more complicated issues, these one-on-one meetings provide a dedicated forum for Committee members to ask questions outside of the meeting environment.

During Committee meetings, the CEO often reviews corporate and individual performance as part of the compensation discussions, and other members of executive management may be invited to speak to the Committee about specific performance or risk management. The Committee reviews any compensation decisions for the Chief Human Resources Officer and CEO and chairman in executive session, without either officer present for the discussion of their compensation. Any recommendations for CEO compensation are also discussed with the full Board, with no members of management present for the discussion.

Role of compensation consultants. The Committee has the sole authority to retain and terminate any compensation consultant directly assisting it. The Committee also has the sole authority to approve fees and other engagement terms. The Committee receives comparative compensation data from our management, from proxy statements and other public disclosures, and through surveys and reports prepared by compensation consultants.

The Committee retained Meridian Compensation Partners as its independent compensation consultant for 2014. In this capacity, Meridian reports directly to the Committee. In 2014, one or more representatives attended all of the in-person and telephonic meetings of the Committee, and met regularly with the Committee without members of management present. Meridian also reviewed meeting agendas.

Meridian and members of management assisted the Committee in its review of proposed compensation packages for our executive officers. For the 2014 performance year, Meridian prepared discussion materials for the compensation of the CEO, which were reviewed in executive session without any members of management present. Meridian also prepared other benchmarking reviews and pay for performance analyses for the Committee. PNC did not pay any fees to Meridian in 2014 other than in connection with work for the Committee.

The Committee evaluated whether the work of Meridian raised any conflict of interest. The Committee considered various factors, including six factors mandated by the SEC rules, and determined that no conflict of interest was raised by the work of Meridian described in this proxy statement.

Our management retains other compensation consultants for its own use. In 2014, our management retained McLagan to provide certain market data in the financial services industry. It also uses Towers

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CORPORATE GOVERNANCE

Watson, a global professional services firm, as its principal compensation advisor. Towers Watson provides from time to time various actuarial and management consulting services to us, including:

•	Preparing specific actuarial calculations on values under our retirement plans

•	Preparing surveys of competitive pay practices

•	Analyzing our director compensation packages and providing reports to our management and the Board’s Nominating and Governance Committee

•	Providing guidance on certain aspects of total rewards, talent management and other human resources initiatives

Reports prepared by Towers Watson and McLagan that relate to executive compensation may also be shared with the Committee.

Compensation committee interlocks and insider participation. None of the current members of the Personnel and Compensation Committee are officers or employees or former officers of PNC or any of our subsidiaries. No PNC executive officer served on the compensation committee of another entity that employed an executive officer who also served on our Board. No PNC executive officer served as a director of an entity that employed an executive officer who also served on our Personnel and Compensation Committee.

Certain members of the Personnel and Compensation Committee, their immediate family members, and entities with which they are affiliated, were our customers or had transactions with us (or our subsidiaries) during 2014. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Please see Director and Executive Officer Relationships—Related person transactions policies and procedures—Regulation O policies and procedures, which begins on page 31, for more information.

Risk Committee

Chair	Other members:
Donald J. Shepard	Richard O. Berndt	Anthony A. Massaro
	Marjorie Rodgers Cheshire	Jane G. Pepper
	William S. Demchak	Lorene K. Steffes
	Andrew T. Feldstein	George H. Walls, Jr.
Kay Coles James

The Board performs its risk oversight function primarily through the Risk Committee, which includes both independent and management directors.

Neither Mr. Berndt nor General Walls will stand for re-election to the Board at the annual meeting as they have each reached the mandatory retirement age set in PNC’s corporate governance guidelines and, following the annual meeting, neither will be a member of the Committee.

Our Board most recently approved the charter of the Committee on November 13, 2014, and it is available on our website.

At each in-person meeting of our full Board, the chair of the Committee presents a report of the items discussed and the actions approved at previous meetings. The Committee’s purpose is to provide oversight of our enterprise-wide risk governance framework and activities and the processes established to identify, measure, monitor, and manage direct and indirect risks of PNC. We consider credit risk, market risk (interest rate and price risk), liquidity risk, and operational risk (compliance, legal, fiduciary and investment risk) to be direct risks. Indirect risks include business risk, strategic risk, model risk, insurance risk and reputation risk. PNC’s major financial risk exposures are the responsibility of the Audit Committee. The Risk Committee serves as the primary point of contact between our Board and the management-level committees dealing with risk management. The Committee’s responsibility is one of oversight, and the Committee has no duty to assure compliance with laws and regulations.

The Committee receives regular reports on enterprise-wide risk management, credit risk, market and liquidity risk, operating risk, and capital management.

The Committee may also form subcommittees from time to time. It has formed a subcommittee to assist the Risk Committee in fulfilling its oversight responsibilities with respect to technology risk matters.

The Committee appoints our Chief Risk Officer, who leads PNC’s risk management function. The Committee reviews the performance and approves the compensation of our Chief Risk Officer.

The Risk Committee, along with the Personnel and Compensation Committee, each reviews the risk components of our incentive compensation plans. For a discussion of the relationship between compensation and risk, please see Compensation and Risk, beginning on page 54.

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DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

Board meetings in 2014

The table below shows the names of our directors as of December 31, 2014. The table also shows the number of Board committee meetings held in 2014, and the members and chairs of each committee. We also identify each director who has been designated by our Board as an “audit committee financial expert,” as defined under SEC regulations.

Our Board held 11 meetings in 2014. Each director attended at least 75% of the combined total number of meetings of the Board and all committees on which the director served. Our Board has adopted a policy that strongly encourages each director to attend the annual meeting in person. We remind each director of this policy before the date of the annual meeting. All of our directors then serving attended PNC’s 2014 annual meeting of shareholders.

	Richard O. Berndt	Charles E. Bunch	Paul W. Chellgren	Marjorie Rodgers Cheshire	William S. Demchak	Andrew T. Feldstein	Kay Coles James	Richard B. Kelson	Anthony A. Massaro	Jane G. Pepper	Donald J. Shepard	Lorene K. Steffes	Dennis F. Strigl	Thomas J. Usher	George H. Walls, Jr.	Helge H. Wehmeier	Meetings Held
			(1)		(2)			(1)						(3)

Audit	●			●				●			●				●		13

Nominating and Governance		●					●		●		●		●			●	6

Personnel and Compensation		●	●			●		●						●			6

Risk	●			●	●	●	●		●	●		●			●		11

Chair
(1)	Designated as “audit committee financial expert” under SEC regulations
(2)	Non-independent director
(3)	Presiding director (lead independent director)

DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

This section discusses relationships between PNC and its subsidiaries and our directors, executive officers, immediate family members, or certain of their affiliated entities. These relationships include transactions that we analyzed to determine the independence of our directors.

In this section, we describe the NYSE independence standards for directors, our Board-adopted independence guidelines, and our policies and procedures governing related person transactions.

Director independence

To be independent under NYSE rules, our Board must affirmatively determine that a director does not have a “material relationship” with PNC. A material relationship between a director and PNC could also include a relationship between PNC and an organization affiliated with a director.

NYSE rules describe specific relationships that will always impair independence. The absence of one of these “bright-line” relationships does not mean that a director is automatically independent. The Board must consider all relevant facts and circumstances in determining whether a material relationship exists.

Material relationships that we may consider include commercial, industrial, banking, consulting, legal, accounting, charitable, and family relationships. The ownership of a significant amount of PNC stock, by itself, will not prevent a finding of independence under NYSE rules.

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The NYSE bright-line independence tests. Each of the following relationships will automatically impair a director’s independence under the NYSE’s “bright-line” tests:

•	A director employed by PNC

•	A director whose immediate family member is a PNC executive officer

•	The director’s receipt of more than $120,000 a year in direct compensation from PNC, except for certain permitted payments (such as director fees)

•	Certain relationships with PNC’s external or internal auditors

•	A director (or immediate family member) who has been an executive officer of a company where a PNC executive officer serves or served on that company’s compensation committee

•	Business relationships involving certain companies affiliated with a director or immediate family member of a director that make payments to, or receive payments from, PNC in excess of certain amounts

An employee-director of PNC (or a director with an immediate family member who is a PNC executive officer) will not be independent until three years after the employment relationship ends. The other bright-line tests will impair independence if they existed at any time within the past three years.

For more information about the NYSE’s bright-line director independence tests, including the commentary explaining the application of the tests, please go to the NYSE’s website at www.nyse.com.

Our Board guidance on independence. To help assess whether a material relationship exists, our Board adopted certain guidelines that describe four categories of relationships that will not be considered material. If a relationship meets the criteria outlined in this guidance, it will not be deemed to be a material relationship. This guidance can be found in our corporate governance guidelines on our website at www.pnc.com/corporategovernance. The Board may then affirm a director’s independence without further analysis of this relationship, provided that the director otherwise meets the other relevant independence tests.

The four categories of relationships described in this guidance include:

•

Ordinary course business relationships, such as lending, deposit, banking, or other financial service relationships or other relationships involving the provision of products or services between PNC or its subsidiaries and a director, his or her immediate family members, or an affiliated entity of a director or immediate family member, which meet the criteria defined in the guidelines

•	Contributions made by PNC, its subsidiaries, or a PNC sponsored foundation to a charitable organization in which a director or an immediate family member is an executive officer, director, or trustee

•	Relationships involving a director’s relative who is not an immediate family member
•

Relationships or transactions between PNC or its subsidiaries and a company or charitable organization where a director or an immediate family member serves solely as a non-management board member, or where an immediate family member is employed in a non-officer position

These guidelines also allow investors to assess the quality of a Board’s independence determinations.

In applying this guidance, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

If a director has a relationship that would be not be considered material under our guidelines for independence, but crosses one of the NYSE’s bright-line tests, the NYSE test governs and the director will not be treated as independent.

Our Board’s independence determinations. At a meeting held on February 13, 2015, the Board made an independence determination for each of our 16 directors, including our 13 director nominees.

In making these determinations, our Board relied on the evaluation and recommendations made by the Nominating and Governance Committee. The Board considered relevant facts and circumstances when making these determinations, including an evaluation of the relationships described below.

Our Board based the independence decisions on information known as of February 13, 2015. Each director has been asked to provide updates on changes that could impact the director’s status as an independent director. The Nominating and Governance Committee and Board will consider information throughout the year that may impact independence.

Non-independent directors. Our Board affirmatively determined that Mr. Demchak is the only non-independent director. Mr. Demchak meets the NYSE’s bright-line relationship test as an executive officer of PNC.

Independent directors. Our Board affirmatively determined that each of the directors listed below has no material relationship with PNC under the NYSE corporate governance listing standards. These determinations were based, in part, on an evaluation of the facts and circumstances of relevant relationships in light of PNC’s own independence guidelines. In some cases, the relationships that we analyzed include relationships that a director has as a partner, member, shareholder, officer or employee of an organization that has a relationship with PNC. They may also include relationships where an immediate family member of a director is a partner, member, shareholder or officer of an organization that has a relationship with PNC.

Based on these evaluations, our Board affirmatively determined that each of these directors qualifies as independent under the NYSE’s corporate governance listing standards: Richard O. Berndt, Charles E. Bunch,

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Marjorie Rodgers Cheshire, Paul W. Chellgren, Andrew T. Feldstein, Kay Coles James, Richard B. Kelson, Anthony A. Massaro, Jane G. Pepper, Donald J. Shepard, Lorene K. Steffes, Dennis F. Strigl, Thomas J. Usher, George H. Walls, Jr., and Helge H. Wehmeier. Mr. Berndt, General Walls and Mr. Wehmeier are not nominees for director. Bruce C. Lindsay, who served as a director until April 22, 2014, also qualified as independent until he retired from the Board. James E. Rohr, who served as a director until April 22, 2014, did not qualify as independent as he met the NYSE’s bright-line relationship test as a former executive officer of PNC.

Transactions with directors

This chart reflects banking relationships between PNC and the director, the director’s immediate family members, and a company of which the director is, or was during 2014, a partner, officer, employee, any immediate family member is, or was during 2014, a partner or officer, or in which the director or any immediate family member holds a significant ownership or voting position (an affiliated entity). The chart also reflects relationships where PNC contributed to a charitable organization of which a director or immediate family member was a trustee, director or executive officer. All of these transactions meet our Board guidance on independence.

		Richard O. Berndt	Charles E. Bunch	Paul W. Chellgren	Marjorie Rodgers Cheshire	William S. Demchak	Andrew T. Feldstein	Kay Coles James	Richard B. Kelson	Anthony A. Massaro	Jane G. Pepper	Donald J. Shepard	Lorene K. Steffes	Dennis F. Strigl	Thomas J. Usher	George H. Walls, Jr.	Helge H. Wehmeier
Personal or Family Relationships	Deposit, Wealth Management and Similar Banking Products(1)	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
	Credit Relationships(2)		●	●	●	●		●	●	●	●	●	●		●	●	●
	Charitable Contributions(3)	●			●	●			●		●	●			●		●
Affiliated Entity Relationships	Deposit, Wealth Management and Similar Banking Products(1)	●	●	●	●				●			●			●
	Credit Relationships or Commercial Banking Products(4)	●	●	●	●				●						●
(1)	Includes deposit accounts, trust accounts, certificates of deposit, safe deposit boxes, workplace banking, or wealth management products.

(2)	Includes extensions of credit, including mortgages, commercial loans, home equity loans, credit cards, or similar products, as well as credit and credit-related products.

(3)	Does not include matching gifts provided to charities personally supported by the director because under our Board guidelines matching gifts are not a “material relationship” and are not included in considering the value of contributions against our guidance. Matching gifts are capped at $5,000 and are included as other compensation in the director compensation table.

(4)	Includes extensions of credit, including commercial loans, credit cards, or similar products, as well as credit-related products, and other commercial banking products, including treasury management, purchasing card programs, foreign exchange, and global trading services.

Customer relationships. We provide financial services to most of our directors. We also provide financial services to some of their immediate family members and affiliated entities. We offer these services in the ordinary course of our business. We provide the services on substantially the same terms and conditions, including price, as we provide to other similarly situated customers.

We also extend credit to some of our directors and their immediate family members and affiliated entities. Federal banking law (Regulation O) governs these extensions of credit. We discuss the impact of Regulation O and our process for managing these extensions of credit on pages 31 and 32.

Business relationships. We also enter into other business relationships with entities affiliated with our directors or their immediate family members. These relationships are in the ordinary course of business.

Certain charitable contributions. We make contributions to charitable organizations where our directors serve as directors, trustees or executive officers. We also match charitable contributions made by our directors. We describe this matching gift program on page 34.

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DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

Related person transactions policies and procedures

Code of ethics. Our Code of Business Conduct and Ethics contains several provisions that regulate related person transactions. The Code of Business Conduct and Ethics applies generally to all employees, including our executive officers, and directors.

Doing business with PNC. An employee or an immediate family member may want to engage in a business arrangement, such as the sale or lease of property or the provision of services, with PNC. For these transactions, we require prior approval from a supervisor and our Corporate Ethics Office. If a director desires to engage in a business arrangement with PNC, approval is required from the Corporate Ethics Office and from a Board committee.

Financial services to employees. Our employees and their extended families are encouraged to use PNC for their personal financial services. Any services must be provided on the same terms as are available to the general public, all employees in a market or business, or all similarly situated employees.

Transacting PNC business. We prohibit directors and employees from transacting business on behalf of PNC with a supplier or customer in which the director, employee, or extended family member has a significant personal or financial interest. We also prohibit directors and employees from transacting business on behalf of PNC with respect to their own accounts, extended family member accounts, or accounts for anyone whose close relationship may reasonably be viewed as creating a conflict of interest. Our phrase “extended family member” is similar to the SEC’s definition of “immediate family member” in Item 404(a) of Regulation S-K. We have established procedures in certain of our businesses to permit employees to transact business with family members, subject to appropriate oversight and compliance with applicable laws and regulations, including Regulation O.

Employing relatives. We employ relatives of executive officers and directors, in some cases under circumstances that constitute related person transactions. See Family relationships on page 32. We track the employment and compensation of relatives of executive officers and directors. We have policies that restrict special treatment in the hiring or compensation of a relative of an executive officer or director. Our employment of a director’s relative would be a factor in the determination of the director’s independence under NYSE rules and our own adopted guidelines for director independence. See Director and Executive Officer Relationships—Director independence, which begins on page 28.

Waivers. Under the Code of Business Conduct and Ethics, employees may generally request waivers or exceptions from our Corporate Ethics Office. In the case of directors and executive officers, any proposed waiver or exception must be approved by both the Corporate Ethics Office and the appropriate committee of our Board. In 2014, no directors or executive officers requested an exemption under any of the provisions described above.

Ethics guidelines for directors. The Nominating and Governance Committee adopted Ethics Guidelines for Directors that contain comprehensive guidance regarding the various PNC policies that govern the conduct of our directors, to supplement and assist directors in understanding these policies. These guidelines were most recently amended on August 13, 2014. The guidelines include reference to our policies and procedures applicable to directors, including our Code of Business Conduct and Ethics, described above, and our Related Person Transactions Policy and Regulation O policies and procedures, each described in more detail below, as well as our Director Pre-Clearance of Securities Policy, and our Anti-Corruption Policy.

Related person transactions policy. Our policy for the review and approval of related person transactions was most recently amended on August 14, 2014. A related person transaction is generally any transaction in which PNC or its subsidiaries is or will be a participant, in which the amount involved exceeds $120,000, and a director (or nominee), executive officer, family member, or any beneficial owner of more than 5% of our common stock, has or will have a direct or indirect material interest.

This policy provides guidance on the framework for reviewing potential related person transactions, and approving, or ratifying related person transactions, and establishes our Presiding Director as the individual who decides how transactions should be evaluated. In general, a potential related person transaction that involves a director would be reviewed by our Nominating and Governance Committee, as the transaction could also impact independence. A transaction involving an executive officer would generally be reviewed by the Audit Committee. Under this policy, our full Board receives reports on approved, disapproved and ratified transactions. Under the policy, a permitted related person transaction must be considered in, or not inconsistent with, the best interest of PNC and its shareholders.

Regulation O policies and procedures. We design additional policies and procedures to help ensure our compliance with Regulation O. This regulation imposes various conditions on a bank’s extension of credit to directors and executive officers and related interests. Any extensions of credit must comply with our own Regulation O policies and procedures. This includes a separate review by our designated Regulation O credit officer. A director can only meet our guidelines for independence for extensions of credit if the credit complied with Regulation O at the time PNC extended it.

Our Regulation O policies and procedures require:

•	Extensions of credit to covered individuals or entities be made on substantially the same terms

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DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

(including interest rates and collateral) as those prevailing at the time for comparable transactions with those who are not covered. For credit extensions under a benefit or compensatory program widely available to all employees, we may not give preference to any covered individual.

•

The covered extension of credit be made following credit underwriting procedures no less stringent than those prevailing at the time for comparable transactions with non-covered individuals or entities. The extension of credit may not involve more than the normal risk of repayment or present other unfavorable features.

•	The amount of covered extensions of credit do not exceed individual and aggregate lending limits, depending on the identity of the borrower and the nature of the loan.

Our subsidiary bank, PNC Bank, National Association, designates a Regulation O Credit Officer to review extensions of credit to determine our compliance with these policies. If an extension of credit would result in an aggregate credit extension of more than $500,000, the bank’s Board of Directors must approve it. The bank’s Board of Directors receives a report of all extensions of credit made to executive officers under Regulation O.

All loans to directors, executive officers, and related interests outstanding during 2014:

•	complied with our Regulation O policies and procedures;

•	were made in the ordinary course of business;

•	were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to PNC; and

•	did not involve more than the normal risk of collectability or present other unfavorable features.

Certain related person transactions. Based on information contained in a Schedule 13G filed with the SEC, BlackRock, Inc. (BlackRock), through certain of its subsidiaries, indicated that it beneficially owned more than 5% of our outstanding shares of common stock as of December 31, 2014 (see Security ownership of certain beneficial owners on page 78). BlackRock is the beneficial owner of our common stock as a result of being a parent company or control person of the subsidiaries disclosed in its Schedule 13G, each of which holds less than 5% of the outstanding shares of common stock.

During 2014, PNC paid BlackRock approximately $7 million for use of BlackRock’s enterprise investment system and related services, which include risk analytics, portfolio management, compliance and operational processing. PNC also paid BlackRock approximately $3 million for securities trading related services, and approximately $5 million for investment advisory and administration services provided to certain PNC subsidiaries and separate accounts assets for a fee based on assets under management. These transactions were entered into on an arm’s length basis and contain customary terms and conditions.

During 2014, PNC received approximately $2 million in fees from BlackRock for distribution and shareholder servicing activities. These transactions were entered into on an arm’s length basis and contain customary terms and conditions.

PNC may in the ordinary course of business engage in transactions with BlackRock mutual funds, including using the BlackRock funds as treasury management vehicles for PNC’s corporate clients, selling BlackRock investment products to PNC customers or placing PNC customer funds in BlackRock mutual funds, using BlackRock funds as an investment vehicle for the PNC 401(k) accounts, providing commercial loan servicing to BlackRock funds, or providing shareholder services to PNC clients who are shareholders of BlackRock mutual funds.

PNC may also make loans to BlackRock or the BlackRock funds. These loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to PNC; and do not involve more than the normal risk of collectability.

PNC holds an equity investment of approximately 22% in BlackRock. In connection with this equity investment, PNC has entered into various agreements governing the terms of this relationship. PNC received cash dividends from BlackRock of $285 million during 2014.

Family relationships

No family relationship exists between any of our directors or executive officers and any of our other directors or executive officers. There are family relationships between certain directors and executive officers and some of the approximately 54,000 PNC employees. These employees participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees.

A brother-in law of Gregory Jordan, one of our executive officers, is employed by PNC and had been for many years before Mr. Jordan joined PNC in 2013. He participates in compensation and incentive plans or arrangements on the same basis as similarly situated employees. He does not share a household with Mr. Jordan, is not an executive officer of PNC, and does not report directly to an executive officer of PNC. His compensation paid in 2014 exceeded the $120,000 related person transaction threshold and as a result was reviewed by the Audit Committee.

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A son of Michael Hannon, one of our executive officers, is employed by PNC. He participates in compensation and incentive plans or arrangements on the same basis as similarly situated employees. He does not share a household with Mr. Hannon, is not an executive officer of PNC, and does not report directly to an executive officer of PNC. His compensation paid in 2014 exceeded the $120,000 related person transaction threshold and as a result was reviewed by the Audit Committee.

The daughter of Charles E. Bunch, one of our non-management directors, has been employed by PNC for several years. She participates in compensation and incentive plans or arrangements on the same basis as similarly situated employees. She does not share a household with Mr. Bunch, is not an executive officer of PNC, and does not report directly to an executive officer of PNC. Her compensation paid in 2014 exceeded the $120,000 related person transaction threshold. Her compensation was reviewed by the Nominating and Governance Committee.

Indemnification and advancement of costs

We indemnify directors, officers and, in some cases, employees and agents, against certain liabilities. The covered person may have incurred a liability as a result of service on our behalf or at our request. On behalf of a covered person, we may also advance the costs of certain claims or proceedings. If we advance costs, the person agrees to repay us if it is determined that the person was not entitled to indemnification. The insurance policies we maintain for our directors and executive officers also provide coverage against certain liabilities.

The indemnification provisions, the advancement of costs, and our insurance coverage may provide benefits to our directors and executive officers. During 2014, we advanced costs with respect to pending litigation against us on behalf of certain former and current directors and officers, including our CEO, who were also named as defendants.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act of 1934 requires persons who own more than ten percent of a registered class of our equity securities (currently, none) and our directors and executive officers to file with the SEC initial reports of ownership and reports in changes in ownership of any PNC equity securities. To the best of our knowledge all forms were filed on a timely basis during 2014 except for the following. One of our former directors, James E. Rohr, had a late Form 4 filing related to a distribution from a PNC deferred compensation plan on January 2, 2014. The information was not processed on a timely basis. The Form 4 was filed on January 17, 2014. Additionally, on March 8, 2014 we withheld shares to satisfy the tax liability in connection with the vesting of restricted stock for Gregory H. Kozich, an executive officer, but did not file the Form 4 until April 23, 2014. In making this statement, we have relied in part on the written representations of our directors and executive officers and on copies of the reports provided to us.

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DIRECTOR COMPENSATION

Our Board’s Nominating and Governance Committee reviews all elements of non-employee director compensation, explained below, and makes an annual compensation recommendation to the Board. In addition to annual compensation, the Committee may approve special compensation to a director for extraordinary service. The primary objectives of the Committee’s annual review are to confirm continued alignment with business and shareholder interests, evaluate the competitiveness of our director compensation program relative to the peer group, and identify and respond to continued changes in director compensation in light of the competitive environment. The Nominating and Governance Committee conducted its annual compensation review for 2014 on April 22, 2014.

Mr. Demchak receives no additional compensation for serving as a PNC director.

The following table describes the components of director compensation in 2014:

Annual Retainer
Each Director	$60,000
Presiding Director	$25,000
Additional retainer for Chairs of Audit, Risk, and Personnel and Compensation Committees	$20,000
Additional retainer for Chair of Nominating and Governance Committee	$15,000
Additional retainer for Chair of Executive Committee	$10,000
Meeting Fees (Board)
Each meeting (except for quarterly scheduled telephonic meetings)	$1,500
Each quarterly scheduled telephonic meeting	$750
Meeting Fees (Committee/Subcommittee)
First six meetings	$1,500
All other meetings	$2,000
Equity-Based Grants
Value of 1,535 deferred stock units awarded as of April 22, 2014	$129,953

Deferred compensation plans. Our non-management directors may choose to defer the compensation they receive from meeting fees and retainers under our Directors Deferred Compensation Plan. Our Outside Directors Deferred Stock Unit Plan provides for automatic deferrals of any stock units that we may award from time to time. For compensation deferred under these plans:

•

The deferred compensation account tracks the price of PNC common stock (the Directors Deferred Compensation Plan allows a director to track an interest rate option instead). Additionally, the accounts are credited with a number of units (including fractional shares) that could have been purchased with the equivalent of PNC common stock cash dividends. We do not pay above-market or preferential earnings on any director compensation that is deferred.

•	The director may choose the payout date and beneficiary (the stock unit plan does not allow a payout date until retirement or age 72).

•	The payouts will be made in cash.

Other director benefits. We generally limit the benefits that we provide to our directors, but we regularly provide the following:

•

Charitable matching gifts. We will match a director’s personal gifts to qualifying charities up to a limit of $5,000 a year. Mr. Demchak is only eligible to participate in our employee matching gift program ($2,500 annual limit).

•	Insurance policies. We pay for various insurance policies that protect directors and their families from personal loss connected with Board service.
•	Benefits related to Board service. We pay for expenses connected with our directors’ Board service, including travel on corporate, private or commercial aircraft, lodging, meals, and incidentals.

We may also provide other incidental benefits to our directors from time to time, including tickets to cultural, social, sporting or other events and small gifts for holidays, birthdays, or special occasions. We may also provide travel for directors on corporate aircraft for personal purposes in limited circumstances, such as a family emergency or when a seat is available on a previously scheduled flight. We determine the value of these benefits based on the incremental cost to PNC, as described on pages 50 and 51 and we include the amount in the “All Other Compensation” column below.

Director stock ownership requirement. Our Board has adopted a common stock purchase guideline for our non-management directors. Under this guideline, each director must own at least 5,000 shares of PNC common stock (including phantom stock units). Until a director meets this ownership level, he or she must purchase or acquire common stock or stock units that equal at least 25% of the annual retainer for that year. A director may satisfy this requirement through open market purchases, or by deferring compensation into stock units under the Directors Deferred Compensation Plan. As of December 31, 2014, the minimum ownership threshold for directors was valued at $456,150, and all of our directors, other than Marjorie Rodgers Cheshire who was appointed in October 2014, satisfied the ownership guideline.

34    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

DIRECTOR COMPENSATION

Director compensation in 2014

For the fiscal year 2014, we provided the following compensation to our non-employee directors:

Director Name*	Fees Earned(a)	Stock Awards(b)	All Other Compensation(c)	Total
Richard O. Berndt	$144,500	$129,953	$32,462	$306,915
Charles E. Bunch	$91,500	$129,953	$42,462	$263,915
Paul W. Chellgren	$128,500	$129,953	$114,246	$372,699
Marjorie Rodgers Cheshire**	$24,000	$-	$-	$24,000
Andrew T. Feldstein	$107,500	$129,953	$8,473	$245,926
Kay Coles James	$97,000	$129,953	$36,346	$263,299
Richard B. Kelson	$113,000	$129,953	$51,842	$294,795
Bruce C. Lindsay***	$30,674	$-	$48,000	$78,674
Anthony A. Massaro	$116,500	$129,953	$42,045	$288,498
Jane G. Pepper	$119,500	$129,953	$57,118	$306,571
Donald J. Shepard	$154,000	$129,953	$57,078	$341,031
Lorene K. Steffes	$107,500	$129,953	$55,024	$292,477
Dennis F. Strigl	$113,000	$129,953	$80,154	$323,107
Thomas J. Usher	$143,000	$129,953	$99,107	$372,060
George H. Walls, Jr.	$140,500	$129,953	$60,577	$331,030
Helge H. Wehmeier	$82,500	$129,953	$73,125	$285,578
*	James E. Rohr served as an employee director through April 22, 2014. He did not receive any compensation for his services as a director.

**	Ms. Cheshire was appointed as a director on October 2, 2014.

***	Mr. Lindsay served as a director through April 22, 2014.

(a)	This column includes the annual retainers, additional retainers for chairs of standing committees and meeting fees earned for 2014. The amounts in this column also include the fees voluntarily deferred by the following directors under our Directors Deferred Compensation Plan, a non-qualified defined contribution plan: Paul W. Chellgren ($128,500); Andrew T. Feldstein ($107,500); Kay Coles James ($24,250); Anthony A. Massaro ($116,500); Jane G. Pepper ($29,875); Donald J. Shepard ($154,000); Lorene K. Steffes ($32,250); Dennis F. Strigl ($113,000); and George H. Walls, Jr. ($140,500).

(b)	The dollar values in this column include the grant date fair value, under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, of 1,535 deferred stock units awarded to each director’s account under our Outside Directors Deferred Stock Unit Plan as of April 22, 2014, the date of grant. The closing stock price of PNC on the date of grant was $84.66 a share. See Note 14 in our Annual Report on Form 10-K for the year ended December 31, 2014 for more information.

As of December 31, 2014, the non-employee directors listed in the table below had outstanding stock units and stock options in the following amounts:

Director Name	Stock Units	Stock Options
Richard O. Berndt	15,568	-
Charles E. Bunch	15,568	-
Paul W. Chellgren	59,356	-
Andrew T. Feldstein	3,080	-
Kay Coles James	20,464	-
Richard B. Kelson	26,021	-
Anthony A. Massaro	22,640	-
Jane G. Pepper	28,992	2,000
Donald J. Shepard	31,592	-
Lorene K. Steffes	27,215	1,000
Dennis F. Strigl	27,755	-
Thomas J. Usher	51,514	-
George H. Walls, Jr.	28,626	-
Helge H. Wehmeier	37,500	-
No stock options have been granted to any non-employee director since 2005. None of our non-employee directors had any unvested stock awards as of December 31, 2014.

(c)	This column includes income under the Directors Deferred Compensation Plan, the Outside Directors Deferred Stock Unit Plan, and the Mercantile Bankshares Corporation Deferred Compensation Plan (for Mr. Shepard only) as follows: Richard O. Berndt ($27,462); Charles E. Bunch ($27,462); Paul W. Chellgren ($109,246); Andrew T. Feldstein ($3,473); Kay Coles James ($36,346); Richard B. Kelson ($46,842); Bruce C. Lindsay ($43,000); Anthony A. Massaro ($42,045); Jane G. Pepper ($52,118); Donald J. Shepard ($57,078); Lorene K. Steffes ($53,624); Dennis F. Strigl ($80,154); Thomas J. Usher ($94,107); George H. Walls, Jr. ($55,577); and Helge H. Wehmeier ($68,125). This column also includes the dollar amount of matching gifts made by us in 2014 to charitable organizations. No director received any incidental benefits. For one director the 2014 matching gift amount included above exceeds $5,000 because the director’s 2012, 2013 and 2014 donations were matched in 2014. No non-employee director had incremental cost to PNC for personal use of our corporate aircraft in 2014.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    35

COMPENSATION DISCUSSION AND ANALYSIS

This section (CD&A) explains our executive compensation philosophy, describes our compensation programs and reviews compensation decisions for the following named executive officers (NEOs):

Name	Title
William S. Demchak	Chairman, President and Chief Executive Officer
Robert Q. Reilly	Executive Vice President and Chief Financial Officer
Michael P. Lyons	Executive Vice President and Head of Corporate and Institutional Banking
E. William Parsley, III	Executive Vice President, Chief Investment Officer and Treasurer
Joseph C. Guyaux*	Senior Vice Chairman and Chief Risk Officer

*	Effective January 31, 2015, Mr. Guyaux became the Senior Vice Chairman and CEO and President of PNC Mortgage.

2014 key compensation decisions

Awarded incentive compensation to NEOs based on 2014 performance – with at least 50% of total compensation being equity-based (60% for our CEO and another NEO) and all equity-based awards being 100% at risk, and tied to future performance and risk adjustments

Beginning with the February 2015 equity grants to our NEOs and other senior executives, we no longer provide for automatic acceleration of vesting upon a change in control (“single trigger”) – accelerated vesting will now require a change in control as well as a qualifying termination of employment (“double trigger”)

We adopted a policy that prohibits our directors, NEOs and certain other employees from pledging PNC securities

We amended our executive stock ownership guidelines so that the base ownership threshold includes only 50% of unvested equity awards (not 100%) and excludes any restricted stock units paid in cash

36    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2014 PNC performance

We delivered a successful year in 2014, reporting net income of $4.2 billion (8.7% over budget) and $7.30 diluted earnings per share (7.4% over budget)

Our annual total shareholder return was 20.32%, second highest in our peer group

We strengthened our capital throughout the year and returned capital to our shareholders through both a dividend increase and share repurchases

KEY PERFORMANCE METRICS	2014 actual(1)	2013 actual(1)	2014 vs. 2013 actual	2014 budget(2)	2014 actual vs. budget
Net interest income (in millions)	$8,525	$9,147	(6.8%)	$8,796	(3.1%)
Noninterest income (in millions)	$6,850	$6,865	(0.2%)	$6,684	2.5%
Diluted earnings per common share	$7.30	$7.43	(1.7%)	$6.80	7.4%
Return on common equity (without goodwill)	12.84%	14.52%	(168 bps)	11.97%	87 bps
Return on assets	1.28%	1.39%	(11 bps)	1.20%	8 bps
Efficiency ratio	61.71%	60.10%	(161 bps)	61.20%	(51 bps)

			2014 actual(1)	2013 actual(1)	2014 vs. 2013 actual
Tangible book value per share			$59.88	$54.57	9.7%
Estimated Tier 1 risk-based capital ratio			12.70%	12.40%	30 bps
Return on economic capital vs. cost of capital			5.02%	13.76%	(874 bps)
Annual total shareholder return			20.32%	36.50%	(1618 bps)

These tables include non-GAAP financial measures. See Annex A for additional information.

(1)	To the extent permitted, the amounts have been adjusted to omit, among other things, the effect of extraordinary items (as such term is used under generally accepted accounting principles), discontinued operations, and merger integration and acquisition costs. The results also include adjustments for select categories of events and transactions that are viewed as being outside our ongoing management of the business, some categories of which are provided in footnote (b) on page 58 with respect to incentive performance units. When comparing performance metrics to our peers, we adjust their results comparably. 2013 actual includes adjustments of $57 million or $0.07 per share related to the redemption of trust preferred securities (TRUPs). Expense, earnings and return metrics for 2013 other than return on common equity (without goodwill) and return on economic capital vs. cost of capital have also been updated to reflect first quarter 2014 adoption of Accounting Standards Update 2014-01 related to investments in low income housing tax credits.
(2)	2014 budget results were lower than 2013 actual results for several reasons, including, without limitation, the continued impact of the challenging economic environment on business results and the runoff of purchase accounting accretion, the recognition that 2013 actual results benefited from a release of reserves for residential mortgage repurchase obligations, and our intent to avoid more balance sheet risk by adding assets that do not fit within our enterprise risk appetite.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    37

COMPENSATION DISCUSSION AND ANALYSIS

PERFORMANCE AGAINST STRATEGIC OBJECTIVES
Drive growth in newly acquired and underpenetrated markets	Continued growth across all lines of business in the Southeast, including increases in key metrics such as average referral sales (Asset Management Group segment), new primary clients (Corporate & Institutional Banking segment) and increases in average loan volume (Retail Banking segment)
Increased revenue year over year in the Chicago market in both the Corporate & Institutional Banking and Asset Management group segments
Increased assets under administration and assets under management year over year
Capture more investable assets	Increased noninterest income within the Asset Management Group segment
Increased retail brokerage fees and brokerage account client assets
Redefine the retail banking business	Increased the percentage of consumers using non-teller channels for the majority of their transactions
Converted 156 branches to universal branches and closed or consolidated 48 other branches
Build a stronger mortgage banking business	Loan origination and purchase volume down year over year but better than the overall market
Launched and consolidated all home lending content within one online experience to help improve the customer experience
Bolster critical infrastructure and streamline core processes	Completed significant accomplishments against our multi-year infrastructure enhancement plan
Implemented an extensive array of tools and methodologies to improve efficiencies and foster continuous improvement across our Technology and Operations function

Stakeholder engagement and impact of 2014 say-on-pay vote

In 2014, our shareholders voiced substantial support for the compensation of our NEOs, with approximately 88% of the votes cast approving the “say-on-pay” advisory vote on executive compensation. Our shareholders previously recommended that we hold a “say-on-pay” vote annually.

For the past several years, we have initiated specific outreach efforts with certain institutional investors. At least once a year, we have met in person, or telephonically, with the governance representatives at these investors, and discussed our governance and compensation programs and philosophies. Typically, these meetings have taken place with the participation of our Head of Investor Relations and our Corporate Secretary. In light of the decrease in last year’s say-on-pay vote, when compared to our five-year average (92%) and based on publicly disclosed votes, we reached out to specific investors to determine whether they had concerns with our compensation philosophy, program or decisions. Based on these discussions and in light of overall investor support in 2014, the Committee did not believe that any significant changes to the compensation program were needed to address shareholder concerns. The Committee considered the results of this vote as one factor in its compensation decisions, among the other factors discussed in this CD&A.

38    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation philosophy and principles

A well-designed compensation program provides incentives to achieve desired results, helps to retain and attract talent, and discourages excessive risk-taking. This section talks about how we view compensation, and why we make the decisions that we do. Our Committee relies on several key principles to help guide its compensation decisions:

COMPENSATION PRINCIPLES
1. Pay for performance
2. Align executive compensation with long-term shareholder value creation
3. Provide competitive compensation opportunities to attract, retain, and motivate executives
4. Encourage the focus on the long-term success of PNC and discourage excessive risk-taking

The Committee believes that the successful application of these principles requires a thoughtful program design, which includes a balanced evaluation of performance metrics. The Committee believes that discretion, flexibility, and judgment are critical to its ability to deliver incentive compensation that reflects near-term performance results and progress toward longer-term objectives that enhance PNC’s ability to continue to create value for our shareholders.

WHAT WE DO
Pay for performance. Most executive pay is at risk and not guaranteed. Our standard long-term equity incentive award is 100% performance-based.
Discourage excessive risk taking. Multiple performance measures and deferral periods, along with robust stock ownership and retention policies, clawback and forfeiture provisions help discourage excessive risk taking.
Engage with shareholders. We actively engage with our shareholders on governance and compensation issues.
Require strong ownership and retention of equity. We have adopted strong stock ownership guidelines, and all of our NEOs currently comply with those guidelines. Executives are subject to additional retention requirements as equity grants vest.
Clawback. Our clawback policy permits recapture of prior incentive compensation awarded based on materially inaccurate performance metrics and cancels all or a portion of long-term incentive awards based on performance against risk metrics, risk-related actions or detrimental conduct. The amount of any clawback applied will be publicly disclosed as appropriate.
Limit perquisites. We believe that perquisites should promote modest business-related benefits and we limit them to a modest amount. Executives are asked to reimburse the value of perquisites over that amount, if legally permissible.
Provide reasonable post-employment benefits. We have closed legacy supplemental defined benefit plans to new entrants and we require shareholder approval on change in control benefits above a certain level.
Retain an independent compensation consultant. The Personnel and Compensation Committee retains an independent compensation consultant that provides no other services to PNC.

WHAT WE DON’T DO
✗	No tax gross-ups. Since 2009, we have not entered into any new agreements that permit excise tax gross-ups upon a change in control. We also do not provide tax gross-ups on our perquisites.
✗	No “single trigger” acceleration of equity. Beginning with 2015 grants, equity for our senior executives will require a “double trigger” to vest upon a change in control – the change in control must occur and there must be a qualifying termination of employment.
✗	No change in control agreements without shareholder approval. We will not enter into new change in control arrangements with our executives that would pay more than 2.99 times base and bonus in the year of termination unless we get shareholder approval.
✗	No repricing of options. Our equity plan does not permit us to reprice stock options that are out-of-the-money, without shareholder approval.
✗	No employment agreements for NEOs. Our named executives do not have individual employment agreements. They serve at the will of the Board, which enables us to set the terms of any termination of employment, preserving the Committee’s flexibility to consider the facts and circumstances of any particular situation.
✗	No hedging, pledging, or short sales. We do not permit any of our employees or directors to hedge or pledge PNC securities, or sell PNC securities short.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    39

COMPENSATION DISCUSSION AND ANALYSIS

Compensation program summary

The Committee reviews and approves the compensation to be paid to our CEO and a group of senior leaders that includes all of our NEOs. Our compensation program strives to balance multiple objectives and address the concerns of a variety of stakeholders.

As a financial institution, we must also comply with various regulatory requirements. The Board of Governors of the Federal Reserve (Federal Reserve) regulates PNC as a bank holding company and has provided guidance and set expectations with respect to our current compensation program. We expect that the Federal Reserve, the Office of the Comptroller of the Currency and other banking regulatory entities, will remain involved in compensation matters.

We strive for clarity and transparency in our compensation structure, utilizing features to design a balanced program. While we try to reflect the expectations of shareholders and regulators, we want our compensation program to achieve multiple objectives, consistent with our compensation principles.

Taken as a whole, our program provides incentives for performance over the short and long-term, rewards achievement against measurable goals and qualitative objectives, considers market data and discretion, and uses cash today as well as equity deferred into the future. The Committee evaluates multiple performance metrics, both on an absolute basis and as measured against our peers. The Committee reviews the operation of our compensation program to help ensure that our objectives continue to be met.

Total compensation targets

We set total compensation targets for our executives in the first quarter of the year, or when an executive assumes a new role with PNC. In establishing targets, the Committee reviews, on an annual basis, available market data for total compensation. Total compensation targets for our executives, however, are not formulaically set at a particular percentile. Instead, the Committee uses a variety of factors to determine a total compensation target including but not limited to, the appropriateness of the job match and market data, responsibilities of the position at PNC and the executive’s experience. For our CEO, our total compensation target generally falls near the median compensation for peers, as adjusted for PNC’s size. For our other NEOs, our total compensation targets generally fall near the unadjusted median compensation for peers.

The total compensation target for each NEO generally consists of the following components:

We calculate the amounts of cash and equity in the total compensation target using a predetermined mix, with at least 50% allocated to long-term equity awards. The Committee retains discretion in determining the allocation of cash target compensation between a base salary and an annual incentive award. In addition to approving target compensation amounts that are at least 50% equity-based, the Committee believes that the cash provided to NEOs should include a substantial performance-based component that varies from year to year. This is why we include an annual incentive award payable in cash in addition to a base salary. The Committee believes that these components collectively provide an appropriate balance between fixed and variable amounts, short-term and long-term duration of payouts, and cash and equity-based awards.

40    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

For 2014, the Committee set the following compensation targets for our NEOs:

	William S. Demchak(1)	Robert Q. Reilly	Michael P. Lyons	E. William Parsley, III(2)	Joseph C. Guyaux
Base salary	$1,100,000	$500,000	$700,000	$500,000	$620,000

Incentive compensation target	$8,400,000	$3,000,000	$4,800,000	$5,000,000	$2,480,000
Annual cash incentive portion	$2,700,000	$1,250,000	$1,500,000	$750,000	$930,000
Long-term incentive portion	$5,700,000	$1,750,000	$3,300,000	$4,250,000	$1,550,000

Total compensation target	$9,500,000	$3,500,000	$5,500,000	$5,500,000	$3,100,000
(1)	Mr. Demchak’s total compensation target for 2014 included an annualized base salary of $1,100,000. His actual base salary for 2014 was $1,089,615.
(2)	Mr. Parsley’s long-term incentive target includes two anticipated grants – the grant of equity-based awards that all other NEOs would otherwise receive (valued at $1,250,000) and a separate grant of incentive performance units related to the management of our Asset & Liability Management (ALM) unit, valued at $3,000,000. Please see page 61 for a discussion of Mr. Parsley’s ALM units.

For the 2015 performance year, the Committee approved total compensation target increases for two NEOs. The Committee approved an increase in Mr. Demchak’s annualized incentive compensation target from $8,400,000 to $9,900,000 and an increase in Mr. Parsley’s annualized incentive compensation target from $5,000,000 to $5,500,000. The Committee approved these increases based on the skills and experience of each NEO, as well as changes in market information for similar executives at other financial institutions.

Other compensation and benefits

In addition to the components included in the total compensation target outlined above, our executive compensation program also includes the following components:

Perquisites	• Provide modest business-related benefits
• Limited to $10,000, unless approved by the Committee, with reimbursement by the executive for any excess amounts
• No tax gross-ups permitted
Change in Control Arrangements	• Allow for continuity of management in anticipation of and through a change in control
• Provide compensation when an executive officer is involuntarily terminated following a change in control
• Described in more detail on pages 71 to 76
Health and Retirement Plans	• Promote health and wellness
• Help employees achieve financial security after retirement

Compensation program decisions

As described previously in this CD&A, we delivered very good performance in 2014, with solid net income, a well-positioned balance sheet, strong shareholder returns, and substantial execution against our main strategic objectives. We also performed well against our peers. In determining actual compensation, the Committee does not rely on a specific formula. This allows the Committee to use its judgment in considering performance, without providing a particular weight to any one measure.

Evaluating performance

After undertaking a comprehensive review of our corporate performance, the Committee evaluated the performance of each NEO. To help the Committee understand the market, management provided current benchmarked compensation data for each NEO. The CEO reviewed his assessment of the performance of executives, including the NEOs, with the Committee.

The Committee approved the compensation amounts for each of our NEOs. For our CEO, the

Committee approved the compensation amounts in an executive session, with no members of management present. Meridian, the Committee’s independent compensation consultant for 2014, participated in this discussion with the Committee during the executive session.

The Committee also reviewed its decisions for our CEO in an executive session of the independent directors of PNC, with no members of management present. In that executive session, the Committee allowed time for the independent directors to provide comments or questions before finalizing the decisions for the CEO.

The Committee evaluates several metrics when making compensation decisions. These metrics are designed to align with how management, long-term shareholders and banking regulators assess our performance. The metrics represent achievement against both objective and subjective goals, and the Committee does not necessarily favor one metric over another. Instead, the Committee uses these metrics to gain a comprehensive understanding of our overall performance.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    41

COMPENSATION DISCUSSION AND ANALYSIS

The following chart describes some of the key metrics that the Committee evaluates, and a brief explanation of why we use them.

Category	Metric	Why we use it
Capital and risk	Economic capital	Economic capital represents the amount of resources that we should hold to guard against unexpected losses. Economic capital serves as a “common currency” of risk that allows us to compare different risks on a similar basis across our company.
	Return on economic capital (ROEC) vs. cost of capital	ROEC is our annualized net income divided by our economic capital. Comparing our profits to how much capital we are holding against potential losses helps to provide a risk-based evaluation of profitability. When we compare ROEC to our cost of capital – that is, a minimum rate of return on the overall capital that we hold – it provides a good measure of the excess value that we provide to shareholders.
	Tier 1 risk-based capital ratio	The Tier 1 risk-based capital ratio is used by banking regulators to assess the capital adequacy and financial strength of a bank. This capital ratio must exceed 6% for PNC to be considered well-capitalized by our regulators.
Expenses	Efficiency ratio	The efficiency ratio helps us evaluate how efficiently we operate our business. The ratio divides our noninterest expense (such as compensation and benefits, occupancy costs, equipment, and marketing) by our revenue. In general, a smaller ratio is better.
Profitability	Earnings per share (EPS)	EPS is a common metric used by investors to evaluate the profitability of a company. It shows the earnings (net income) we make on each outstanding share of our stock.
	EPS growth	While EPS represents a specific dollar amount, EPS growth represents the percentage growth of EPS since last year. EPS growth helps us to compare our annual earnings strength to our peers.
	Return on assets (ROA)	Investors often evaluate banks by their asset size, with loans and investment securities generally making up the largest components of assets. ROA is our annualized net income divided by our average assets and represents how efficiently we use assets to generate profit.
	Return on common equity	Return on common equity is our annualized net income attributable to our common shareholders divided by average common shareholders’ equity. It shows how efficiently we use our investor funds (common equity) to generate profit.
Revenue	Net interest income	Net interest income measures the revenue generated from lending and other activities minus all interest expenses (such as interest paid on deposits and borrowing). It is a good indicator of performance for banks given the importance of interest earning assets and interest bearing sources of funds.
	Noninterest income	Noninterest income measures the fees and other revenue we derive from our businesses (other than interest income). A healthy mix of net interest income and noninterest income provides diverse earnings streams and lessens a bank’s reliance on the interest rate environment.
Valuation	Tangible book value per share	This measure takes our total tangible common shareholders’ equity (intangible assets, such as goodwill, are excluded) and divides that by the number of shares outstanding. This provides investors with an objective valuation method and allows them to compare relative values of similar companies.
	Total shareholder return (TSR)	TSR is a common metric used to show the total returns for an investor in our common stock. Annual TSR takes into account the change in stock price from the beginning to the end of the year, as well as the reinvestment of any dividends issued throughout the year.

42    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In awarding compensation to each NEO, the Committee considered PNC’s overall performance for the year, as well as performance for the lines of business or functions managed by the NEO, and the individual performance of the NEO. The table below reflects, for each NEO, the incentive compensation target for 2014 and the actual annual cash incentive and long-term equity-based incentives awarded in 2015 for 2014 performance. These amounts differ, in part, from the amounts reflected in the Summary compensation table on page 56- that table shows the long-term equity-based incentives awarded in 2014 (for 2013 performance), in accordance with SEC regulations.

	William S. Demchak	Robert Q. Reilly	Michael P. Lyons	E. William Parsley, III(1)	Joseph C. Guyaux
Incentive compensation target	$8,400,000	$3,000,000	$4,800,000	$5,000,000	$2,480,000

Incentive compensation awarded	$10,500,000	$3,250,000	$6,000,000	$5,600,000	$3,380,000
Annual incentive portion	$3,540,000	$1,375,000	$1,980,000	$1,050,000	$1,380,000
Long-term incentive portion	$6,960,000	$1,875,000	$4,020,000	$4,550,000	$2,000,000
(1)	Mr. Parsley’s incentive compensation target and award includes two anticipated grants – the grant of equity-based awards that all other NEOs would otherwise receive (valued at $1,250,000) and a separate grant of incentive performance units related to the management of our Asset & Liability Management (ALM) unit, valued at $3,000,000. Please see page 61 for a discussion of Mr. Parsley’s ALM units.

The charts below show the base salary for 2014 for each NEO, and the annual cash incentive and long-term incentive awarded in 2015 for 2014 performance. The bar surrounding each circle shows the amount of total compensation that is variable and at-risk. These amounts differ, in part, from the amounts reflected in the Summary compensation table on page 56- that table shows the long-term equity-based incentives awarded in 2014 (for 2013 performance), in accordance with SEC regulations.

WILLIAM S. DEMCHAK: CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mr. Demchak was appointed CEO in April 2013 and Chairman in April 2014.

WILLIAM S. DEMCHAK – PAY-FOR-PERFORMANCE
2014 KEY ACHIEVEMENTS

• Delivered outstanding performance as CEO, with strong net income and shareholder returns, a well-positioned balance sheet, and reduced expenses.

• Performed well against our peers, ranking 2nd in our peer group with an annual total shareholder return (TSR) of 20.3%.

• Maintained a well-positioned and core funded balance sheet with a loans to deposits ratio of 88%.

• Strengthened capital by growing key capital ratios and improving our CCAR process while returning capital to shareholders through a dividend increase and repurchases of shares.

• Made significant strides in executing on our key strategic objectives.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    43

COMPENSATION DISCUSSION AND ANALYSIS

ROBERT Q. REILLY: EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Mr. Reilly was appointed Chief Financial Officer in August 2013.

ROBERT Q. REILLY – PAY-FOR-PERFORMANCE
2014 KEY ACHIEVEMENTS

• As Chief Financial Officer, provided effective supervision of major internal financial and accounting functions and continued to play an integral part in our achievement of financial priorities, including exceeding our continuous improvement goal of $500 million in cost savings and decreasing our overall expenses year over year.

• Increased collaboration between the finance function and our lines of business, and improved employee engagement within finance.

• Served as primary spokesperson with investors, the media and the investment community and continued to support our reputation with those stakeholders.

• Maintained strong financial control and discipline, collaborating with our business leaders to drive business performance, growth, efficiency and returns.

MICHAEL P. LYONS: EXECUTIVE VICE PRESIDENT AND HEAD OF CORPORATE AND INSTITUTIONAL BANKING

Mr. Lyons has been an Executive Vice President since November 2011 and is head of Corporate and Institutional Banking.

MICHAEL P. LYONS – PAY-FOR-PERFORMANCE
2014 KEY ACHIEVEMENTS

• Managed a major business that contributed approximately 36% of our revenue and 50% of our profits in 2014.

• Delivered solid financial results, growing adjusted pre-provision net revenue over the prior year, with notable outperformance in our asset-based lending group and Harris Williams.

• Achieved loan and deposit growth while maintaining our desired risk appetite and credit quality.

• Successfully focused on cross-selling opportunities and new revenue initiatives while managing expenses.

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COMPENSATION DISCUSSION AND ANALYSIS

E. WILLIAM PARSLEY, III: EXECUTIVE VICE PRESIDENT, CHIEF INVESTMENT OFFICER AND TREASURER

Mr. Parsley has served as Treasurer and Chief Investment Officer since January 2004. He was appointed Executive Vice President of PNC in February 2009.

E. WILLIAM PARSLEY, III – PAY-FOR-PERFORMANCE
2014 KEY ACHIEVEMENTS

• Delivered outstanding performance on our core investment portfolio while continuing to improve the credit quality of the portfolio.

• Enhanced the firm’s liquidity and capital profile, increasing our liquidity coverage and improving our long-term capital plan.

• Partnered successfully with the Risk and Finance functions to improve the evaluation and reporting of risks across the entire balance sheet.

• Made several improvements to the Comprehensive Capital Analysis and Review (CCAR) process.

JOSEPH C. GUYAUX: SENIOR VICE CHAIRMAN AND CHIEF RISK OFFICER

Mr. Guyaux was appointed Senior Vice Chairman and Chief Risk Officer in February 2012. Effective January 31, 2015, he was appointed as Senior Vice Chairman and CEO and President of PNC Mortgage.

JOSEPH C. GUYAUX – PAY-FOR-PERFORMANCE
2014 KEY ACHIEVEMENTS

• Completed a comprehensive risk appetite reassessment to enhance the process for assessing PNC’s aggregate risk.

• Created a new Enterprise Risk Appetite Statement with supporting risk principles; linked our risk appetite to capital planning and the stress testing process.

• Strengthened the model validation and model development functions, and helped to support the validation of models for the CCAR process.

• Improved our enterprise data governance strategy and leadership.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    45

COMPENSATION DISCUSSION AND ANALYSIS

The amount of incentive compensation that we award to our NEOs – both annual and long-term – is based on corporate, business and individual performance for the year. For our NEOs, a significant portion of the total compensation target - at least 50% - consists of a long-term, equity-based award. For our CEO and another NEO, this percentage is 60%.

Annual incentive awards (cash). We pay annual incentive awards in cash. To preserve the tax deductibility of these awards, the Committee previously approved the eligibility of Mr. Demchak and the next three highest-paid NEOs (other than the CFO), to receive annual incentive awards under our 1996 Executive Incentive Award Plan, a shareholder-approved plan that allows PNC to receive a tax deduction for certain compensation.

For more information on this plan and the process for establishing maximum amounts, please see footnote (a) of the Grants of plan-based awards in 2014 table on page 58, and Consideration of tax deductibility on page 52.

Long-term incentive awards (equity-based). Under our current programs, each NEO generally receives his long-term incentive award in two primary forms - the incentive performance unit, which measures PNC performance over a three-year period, and the performance-based restricted share unit (RSU), which vests in equal annual installments over a four-year period. In addition to the regular incentive performance unit, Mr. Parsley received an incentive performance unit tied to the performance of our Asset & Liability Management (ALM) function, which he manages.

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COMPENSATION DISCUSSION AND ANALYSIS

All of these equity-based awards are made under PNC’s shareholder-approved 2006 Incentive Award Plan. The table below summarizes the material terms and conditions of these awards. The significant differences between grants made in 2014 and grants made in 2015 are that the 2015 grants include a revised peer group (see page 48) and include a “double trigger” acceleration of vesting provision upon a change in control (see page 72).

	Incentive performance units				Performance-based RSUs		ALM incentive performance units
Who receives an award?	All NEOs				All NEOs		Mr. Parsley
How do we measure performance?

•  2015-2017 (three years)

•  Vesting occurs at the end of the period

•  Performance based on absolute and relative metrics

-   50% based on our return on common equity without goodwill (ROCE) compared to our cost of common equity (COCE)

-   50% based on our EPS growth rank against our peers

•  0-125% of target award

•  Units payable in PNC common stock up to target (0-100%) and payable in cash above target (100-125%)

•  2015-2018 (four years)

•  Vesting occurs in annual installments

•  Vested amount adjusted based on PNC’s annual total shareholder return (TSR)

•  Aligns executives’ interests directly with the interests of shareholders, and has a considerably stronger tie to performance than time-based restricted shares while also supporting retention

							• 2015-2017 (three years) • Vesting occurs at the end of the period • PNC’s ALM performance compared to a benchmark performance index • 0-200% of target award • Units payable in cash
					• 75-125% of target award • Units payable in PNC common stock
What is the payout?

•  The payout percentage grid ranges are listed below. Actual payout percentages will take into account how close the performance metric or peer group rank is to the metric or rank above and below. For example, if EPS Growth Rank is closer to 5th than 6th, the actual payout percentage will be closer to 115% than 105%. If ROCE as a % of COCE is between 105% and 110%, the payout percentage will be between 100% and 125%.

	ROCE as % of COCE	Payout %	EPS Growth Rank	Payout %	Annual TSR	Payout %	ALM vs. index	Payout %
	>= 110%	125%	1	125%	>= +25%	125%	>= +40 basis points	200%
	105%	100%	2	125%	0%	100%	+20 basis points	150%
	100%	75%	3	125%	<= -25%	75%	0 to -25 basis points	100%
	75%	50%	4	120%			-35 basis points	40%
	<= 50%	0%	5	115%			<= -40 basis points	0%
			6	105%
			7	95%
			8	80%
			9	60%
			10	40%
			11	0%
			12	0%
How do we adjust for risk?

•  If PNC does not meet or exceed the required Tier 1 risk-based capital ratio for “well-capitalized” institutions in a specific year, the award will not vest.

•  If our return on economic capital does not exceed our cost of capital for the year, the Committee may reduce or eliminate the award.

What are other significant provisions?	• No voting rights • Dividends will accrue until vesting and be paid out in cash, adjusted for actual performance						• No voting rights • No accrued dividends

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation policies and practices

The Committee adopts policies and procedures to assist in the fulfillment of its duties, and reviews these from time to time. We describe some of the significant policies and procedures in this section.

In addition to formal policies and procedures, the Committee has several practices that it follows in the fulfillment of its duties and responsibilities. Some of these practices are described below.

Compensation and risk

The Committee evaluates the risks inherent in the incentive compensation program. For a detailed discussion of how the Committee evaluates risk, please see Compensation and Risk, which begins on page 54.

Independent compensation consultant

The Committee retains Meridian Compensation Partners, LLC as its independent compensation consultant. For a discussion of this relationship and the considerations that the Committee takes into account when determining independence, please see pages 26 and 27.

Peer group

The Committee selects a peer group each year. We use this group to measure relative performance and to determine our incentive performance unit payouts. We also use this group for general compensation comparisons.

In approving a peer group, the Committee analyzes several factors, including the mix and complexity of businesses, the markets being served, market capitalization, asset size, and changes resulting from mergers or shifts in strategic direction. We also look at the companies with whom we compete for talent.

The Committee annually reviews the composition of the peer group with management and its independent consultant. The following peer group for 2014 remained unchanged from the prior year and included 12 companies in addition to PNC, with assets, revenues and market capitalization for each company measured as of December 31, 2014:

Peer Group Company	Ticker Symbol	Peer	Assets (in millions)	Peer	Revenue (in millions)	Peer	Market Capitalization (in millions)
Bank of America Corporation	BAC	JPM	$2,573,126	JPM	$94,205	WFC	$283,439
BB&T Corporation	BBT	BAC	$2,104,534	WFC	$84,347	JPM	$232,472
Capital One Financial Corporation	COF	WFC	$1,687,155	BAC	$84,247	BAC	$188,141
Comerica Incorporated	CMA	USB	$402,529	COF	$22,314	USB	$80,281
Fifth Third Bancorp	FITB	PNC	$345,072	USB	$19,939	PNC	$47,713
JPMorgan Chase & Co.	JPM	COF	$308,854	PNC	$15,375	COF	$45,683
KeyCorp	KEY	STI	$190,328	BB&T	$9,158	BB&T	$28,028
M&T Bank Corporation	MTB	BB&T	$186,814	STI	$8,163	STI	$21,978
Regions Financial Corporation	RF	FITB	$138,706	FITB	$6,052	FITB	$16,790
SunTrust Banks, Inc.	STI	RF	$119,679	RF	$5,100	MTB	$16,626
U.S. Bancorp	USB	MTB	$96,686	MTB	$4,456	RF	$14,298
Wells Fargo & Company	WFC	KEY	$93,821	KEY	$4,090	KEY	$11,946
		CMA	$69,190	CMA	$2,523	CMA	$8,385

For 2014, the Committee believed that this peer group provided a balanced mix of institutions in light of our size, mix and scope of businesses, products and services, and sources of executive talent. PNC is larger than a majority of the peers, positioned between the median and the 75th percentile of the peer group, based on total assets, revenue, and market capitalization. For 2015, the Committee decided, after a review of the peer group companies, to remove Comerica Incorporated from the peer group. The Committee approved the removal of Comerica based on its relatively smaller size, business mix and geographic footprint as compared to PNC.

Executive stock ownership and retention

Our executive officers historically have held a significant portion of their personal wealth in the form of our common stock (or other equity that reflects the performance of our common stock). The Committee believes it is important to require our executive officers, to meet minimum stock ownership guidelines, denominated in shares.

Each executive officer and other key employees is subject to additional ownership requirements, even after the original ownership target is met. The ownership requirements increase the number of

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COMPENSATION DISCUSSION AND ANALYSIS

PNC shares that an individual needs to own over time. As new awards vest, designated employees need to retain more shares of stock, which they must then hold until they retire or leave PNC. This ownership policy reflects compensation awards over an executive’s career, and also ties an executive’s personal wealth closely to the performance of PNC and the interests of our long-term shareholders.

Equity interests that count toward satisfaction of the ownership guidelines include shares owned outright by the officer, or his or her spouse and dependent children, restricted shares (subject to vesting requirements), certain equity awards and shares or stock units held in a benefit plan. We count 50% of any unvested equity-based award toward satisfaction of the ownership guidelines. The guidelines are as follows:

Officer/Category	Share ownership (base requirement)	Base requirement (value as of 12/31/2014)(1)	Ongoing retention requirement
President and Chief Executive Officer	125,000	$11,403,750	33%
Management Executive Committee and Other Corporate Executive Group (CEG) Members	15,000 - 25,000	$1,368,450 - $2,280,750	25%
Executive Officers (non-CEG Members)	5,000	$456,150	10%
(1)	Value based on PNC closing price of $91.23 as of December 31, 2014.

Newly hired or promoted employees who become subject to these guidelines will have up to six years to satisfy the guidelines. The Committee monitors compliance with these stock ownership guidelines and has determined that our current NEOs satisfy the guidelines. All other employees subject to the guidelines either satisfy the guidelines or are within the compliance period.

Clawback and forfeiture

We have a “clawback” policy that applies to all of our NEOs and other executive officers, as well as other senior employees and those employees receiving equity-based compensation. This policy applies to all incentive compensation provided on or after January 1, 2013, although some elements of the policy were in effect previously.

A summary of PNC’s clawback and incentive compensation adjustment policy is included in the table below.

Provision	Explanation	Eligible Compensation Elements	Applicable Employee Population
Clawback – Inaccurate Metrics	Applies to incentive compensation awarded as the result of materially inaccurate performance metrics (see below for additional details)	All incentive compensation – vested or unvested	NEOs and other senior leaders
Negative Adjustments – Risk Metrics Performance	May apply when there is less than desired performance against corporate or business unit risk metrics, as applicable	All unvested long-term incentive compensation
Clawback – Detrimental Conduct

Applies in the following instances:

•  when an individual engages in competitive activity without prior consent – either as an employee of PNC or for one year after employment

•  when an individual commits fraud, misappropriation or embezzlement

•  when an individual is convicted of a felony

		All unvested long-term incentive compensation	All equity recipients
Negative Adjustments – Risk-Related Actions	May apply when an individual’s actions, or the failure to act, either as an individual or a supervisor, demonstrates a failure to provide appropriate consideration of risk (see below for additional details)

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COMPENSATION DISCUSSION AND ANALYSIS

For purposes of the clawback for materially inaccurate performance metrics, performance metrics include any metric, including corporate financial results, used directly or indirectly to determine whether or not incentive compensation is to be provided to an executive (or group of executives) or to determine the amount of any such compensation. The portion of the incentive compensation that represents the excess over what would have been provided if there had been no material inaccuracy in the performance metric will be subject to clawback. The Committee retains discretion, to the extent legally permissible, to determine that it would not be in PNC’s best interests to seek to enforce the clawback.

For purposes of the negative adjustment resulting from risk related actions, the Committee may reduce or cancel unvested long-term incentive compensation granted to an employee who takes risk-related actions (or fails to take action) that result in or are reasonably expected to result in a material adverse impact to PNC or a business unit, such as:

•	Not following applicable risk management policies or procedures,

•	Disregarding the significant risks associated with a course of action for which the employee is responsible,

•	Violating, or permitting or enabling PNC to violate, statutory or regulatory requirements, or

•	Not escalating risk concerns to appropriate individuals, committees or other governing bodies.

This applies both to individual employees who took risk-related actions (or failed to take action) and their supervisors. The types of adverse impacts could include matters such as impacts to PNC’s or a business segment’s or corporate function’s financial performance, capital or liquidity positions, reputation or business prospects.

The negative adjustment resulting from risk related actions allows PNC to recoup unvested equity awards from recipients whose inappropriate risk-taking activities have resulted in or are expected to result in a material adverse impact to PNC in the future. By doing so, PNC is able to add further risk-balancing to our incentive arrangements by accounting for both forward- and backward-looking risk adjustments.

In February 2014, the Committee adopted amendments to the policy to provide that if PNC applies the policy to recoup or clawback incentive compensation or negatively adjust incentive compensation as a result of risk-related actions and the underlying factual circumstances are otherwise publicly reported by PNC (1) in a filing with the SEC or (2) in disclosure that would otherwise meet the requirements for public disclosure by PNC under the SEC’s Regulation FD or (3) are disclosed by a third party in a publicly available court or administrative filing, then PNC will disclose in its annual shareholder meeting proxy statement, a current report on Form 8-K or other public filing made by it with the SEC or a posting in a clearly identifiable location in the Investor Relations section of its corporate website:

•

a general description of the circumstances giving rise to the incentive compensation recovery or adjustment, including items such as number of employees, seniority of employees, and line of business impacted, and

•	the aggregate amount of incentive compensation recovered or adjusted.

PNC may limit such disclosure if it would be likely to result in, or exacerbate, any existing or threatened, employee, shareholder or other litigation, arbitration or proceeding against PNC.

Shareholder approval of severance agreements

We have a Board-approved policy regarding the shareholder approval of future severance arrangements. This policy applies to future severance arrangements with executive officers. Under this policy, PNC will not enter into an arrangement with an executive officer that provides for additional severance benefits in an amount exceeding 2.99 times the sum of the executive officer’s annual base salary and target bonus for the year of termination, unless the future severance arrangement is approved by the affirmative vote of a majority of votes cast by shareholders on the matter.

The policy applies only to future severance arrangements. Future severance arrangements do not include existing severance agreements or agreements to which PNC becomes obligated in connection with an acquisition, unless in each case the severance agreement is modified to materially increase benefits that would be considered additional severance benefits. Our Board retains the right to amend, terminate or waive the policy and will promptly disclose any such change. We have made this policy available at www.pnc.com/corporategovernance.

Since 2009, no new change in control agreement has included an excise tax gross-up. For a more detailed discussion on change in control arrangements, please see Change in control agreements on page 71.

Limiting perquisites

The Committee believes in limiting the amount of perquisites provided to our executives. During 2014, each executive officer received a $10,000 allowance for perquisites. If the executive exceeded this allowance, the executive was asked to reimburse PNC for the excess, if legally permissible.

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COMPENSATION DISCUSSION AND ANALYSIS

We consider a benefit to be a perquisite or personal benefit unless its purpose is clearly and exclusively business related. We value perquisites based on their incremental cost to us. Executive officers do not receive tax “gross-ups” on any perquisites.

The principal perquisites that we may provide to our executive officers include financial consulting and tax preparation services and limited personal use of corporate aircraft, as approved by our CEO. One of our executive officers also receives the reimbursement of costs related to home security services. We may provide additional perquisites to an executive officer from time to time.

William S. Demchak also has access to our corporate aircraft for personal flights. During 2014, Mr. Demchak was required to pay PNC for the cost of all such flights, as determined under the terms of lease (“time-sharing”) agreements between PNC and Mr. Demchak. Mr Reilly and Mr. Guyaux also have time-sharing agreements. During 2014, Mr. Guyaux paid for most of his personal usage of the corporate aircraft under the terms of his time-sharing agreement. During 2014, the Committee chair approved personal costs for use of the corporate aircraft in excess of $10,000 for Mr. Reilly that were not reimbursed under his time-sharing agreement. The Committee has approved the time-sharing agreements in order to comply with Federal Aviation Administration (FAA) rules and regulations that would otherwise prohibit executives from reimbursing PNC for the incremental cost of personal flights.

Due to certain operational restrictions and administrative efficiencies, we operate our corporate aircraft under FAA rules and regulations that limit our ability to accept reimbursement for personal aircraft usage unless an individual has a time-sharing agreement. The time-sharing agreements provide a mechanism to obtain reimbursement from the executive. The costs paid by our executive officers under the terms of the agreements include incremental costs, as well as a federal excise tax and other fees. For flights subject to these time-sharing agreements, the officer is required to pay us for the following costs:

•	fuel, oil, lubricants, and other additives;

•	travel expenses of crew, including food, lodging, and ground transportation;

•	hangar and tie-down costs away from the aircraft’s base of operation;

•	insurance obtained for the specific flight;

•	landing fees, airport taxes, and similar assessments;

•	custom, foreign permit, and similar fees directly related to the flight;

•	in-flight food and beverages; and

•	passenger ground transportation.

During 2014, the Committee approved amendments to the policy governing the use of company aircraft.

To supplement the policy, the Committee also adopted written procedures to document and refine the principles to be applied in determining the classification of a flight as business or personal and the calculation of aggregate incremental cost for perquisite purposes, including definitions of personal use and enhanced methods for allocating costs between business and personal in complex situations and an approach for capturing deadhead flights where appropriate in the calculation of incremental costs for personal aircraft use. The Committee also approved the use of an amended form of time-sharing agreement to bring amounts to be billed into alignment with the new procedures (subject to FAA maximum billing limitations). As permitted by the FAA rules, the new form of agreement provides for the billing of an additional charge equal to 100% of the costs of fuel, oil and lubricants listed above to facilitate the alignment of incremental cost as currently calculated and amounts billed.

Beginning with the 2015 performance year, the Committee approved some changes to the policy on perquisites. The Committee continues to believe in limiting perquisites for executives, and most of our NEOs receive only two perquisites – financial preparation and tax consulting services and occasional personal use of the corporate aircraft. We ask our NEOs to reimburse PNC for the incremental cost of perquisites over a threshold amount, which has been $10,000. FAA regulations impose restrictions on the ability of NEOs to reimburse PNC for personal aircraft use. As a result, minimal aircraft use often results in perquisites that exceed the threshold. Personal flights often include trips that the Committee believes are reasonable, such as attending funerals or asking an executive to return early to headquarters from vacation.

The Committee approved a new annual perquisites limit of $20,000 for each NEO, other than the CEO, consisting of a $10,000 general limit and a $10,000 limit for personal aircraft use. This would allow each NEO to continue to receive financial consulting and tax preparation services and also allow for an occasional personal flight on the corporate aircraft (usually no more than 2-4 hours of flight time a year).

We continue to provide Mr. Demchak a $10,000 general perquisite limit. In addition, as the Committee has previously recommended that Mr. Demchak take all flights (personal or business) on the corporate aircraft, the Committee approved an allowance, not to exceed $100,000, for personal flights taken on the aircraft. Mr. Demchak will continue to pay for the cost of any flights that exceed this allowance under the terms of his existing time-sharing agreement. Mr. Reilly and Mr. Guyaux will pay for any personal flights in excess of their $10,000 allowance pursuant to the terms of their time-sharing agreements.

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COMPENSATION DISCUSSION AND ANALYSIS

Guidelines on the use of discretion

The Committee has adopted guidelines regarding the use of discretion in incentive compensation plans. Under these guidelines, the use of discretion will be exercised so that incentive compensation awards are reasonably aligned with risk-adjusted performance. The guidance provides, among other things, that discretionary increases in compensation should be based on behaviors, actions, or results that are deemed to be extraordinary, exceed expectations, or provide meaningful direct or indirect benefits to PNC or our businesses. At the same time, discretionary reductions in compensation should be based on behaviors, actions, or results that fail to meet expectations or negatively impact our performance, reputation, or work environment. The guidelines specifically address the need to evaluate both inappropriate risk-taking behaviors during the performance year, as well as the outcome of prior inappropriate risk-taking behaviors, when making discretionary incentive compensation decisions. In addition, managers are generally required to document how discretion was applied in considering risk-taking behaviors and outcomes in employees’ performance evaluations or incentive compensation recommendations, particularly for our most senior level employees.

Restrictions on trading, hedging and pledging

We have a policy that prohibits certain employees, including all executive officers, from purchasing or selling our securities beginning the 16th day of the last month of each calendar quarter until the second business day after we release our earnings for that quarter. We may also impose additional trading restrictions on our employees, including our executive officers, due to the availability of material, non-public information regarding PNC or our securities. In addition, we require certain employees, including all executive officers, to pre-clear personal investments (other than in specified types of securities) made by the individual or any immediate family members.

Our Code of Business Conduct and Ethics and related policies, which apply to all of our employees, have for many years included anti-hedging provisions that prohibit all employees from day trading or short selling PNC securities and prohibit all employees from engaging in transactions in any derivative of PNC securities (other than securities issued under a PNC compensation plan), including buying and writing options.

Additionally, the Restricted Employee Investment Transaction Rules, which covers executive officers, senior executives, and other employees who by the nature of their role must comply with additional restrictions and procedures that govern their personal investment transactions, was amended in June 2014 to prohibit pledging PNC securities. This policy prohibits employees and directors from pledging PNC securities owned by them for loans or obligations on the margin or otherwise.

Consideration of tax deductibility

Section 162(m) of the Internal Revenue Code does not generally allow a company to deduct compensation over $1 million paid to certain executive officers. Under the tax rules, the executive officers whose compensation is subject to Section 162(m) includes the CEO and the next three highest-compensated executive officers (other than the CEO and the CFO).

One exception to this disallowance applies to performance-based compensation paid under shareholder-approved plans. Awards made under our shareholder-approved plans—the 1996 Executive Incentive Award Plan (annual incentive awards) and the 2006 Incentive Award Plan (other equity-based awards)—are intended to be eligible for the performance-based exception and therefore, deductible by PNC for federal income tax purposes.

Although the Committee considers the desirability of limiting PNC’s non-deductible expenses when it makes compensation decisions, the Committee believes in maintaining the flexibility and competitive effectiveness of the executive compensation program. Tax deductibility, while an important consideration, is analyzed as one component of the overall program.

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COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with PNC’s management, and based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Personnel and Compensation Committee of the Board of Directors of The PNC Financial Services Group, Inc.

Dennis F. Strigl, Chairman

Charles E. Bunch

Paul W. Chellgren

Andrew T. Feldstein

Richard B. Kelson

Thomas J. Usher

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COMPENSATION AND RISK

This section explains how we consider risk at PNC, and the relationship between risk management, performance, and compensation. We also discuss the risk reviews presented to our Board’s Personnel and Compensation Committee, and the methodology we use to assess the potential risks in our incentive compensation plans.

Risk management at PNC

We encounter risk as part of the normal course of operating our business. The successful execution of our strategy requires effective management of the risks we decide to take.

We want our decisions to reflect our desired risk appetite. It is our responsibility to establish an enterprise risk management framework that facilitates risk management for the benefit of our shareholders.

Enterprise risk appetite statement

We manage our risk appetite to optimize long-term shareholder value while supporting our employees, customers, and communities. In doing so, we:

1.	Achieve our business objectives and protect our brand by accepting risks that are understood, quantifiable, and analyzed through all phases of the economic cycle

2.	Earn trust and loyalty from all stakeholders including employees, customers, communities, and shareholders

3.	Reward individual and team performance by taking into account risk discipline and performance measurement

4.	Practice disciplined capital and liquidity management so that the firm can operate effectively through all economic cycles

We strive to embed a culture of risk management throughout PNC. With each of our employees, we reinforce the importance of managing risks in executing on our strategic objectives and in support of our desired risk appetite.

We approve our Enterprise Risk Management Framework and key risk policies at the Board level. We discuss our risk management approach in the Risk Management section of Item 7 of this year’s Annual Report on Form 10-K.

We reflect our desired enterprise risk appetite by helping to ensure that our performance management and compensation arrangements for all employees are balanced in ways that do not create incentives for imprudent or excessive risk-taking and best reflect our strategic objectives, business model, and management structure.

Compensation and risk

Our compensation philosophy supports and reflects PNC’s risk appetite and risk management culture. Our risk policies and procedures guide our management decisions, including how we pay employees. By setting and communicating our risk appetite in advance, we seek to manage and control the risks that employees can take or influence, consistent with their roles and responsibilities.

All employees have performance goals tied to business and individual performance, but each employee, no matter their role at PNC, also has risk management goals. We evaluate employee performance against these goals, including the risk management goals, in addition to considering risk outcomes from actions taken in prior years. We incorporate this comprehensive evaluation of employee risk management into our incentive compensation decisions. In addition, all employees are encouraged to collaborate across groups to identify and mitigate risks and elevate issues as required.

Our compensation program is designed to encourage management of risk within our appetite and discourage inappropriate risk-taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that is expected to reward desired behavior over time. Specifically, we balance our portfolio of awards between fixed and variable compensation; cash and equity-based compensation; and annual and long-term compensation. We base awards on the Committee’s assessment of a variety of quantitative and qualitative performance measurements, both on

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COMPENSATION AND RISK

an absolute and a relative basis. Compensation decisions also rely on discretion to consider other factors, such as effective risk management, compliance with controls and ethical duties, competition for top talent, market-based pay levels, and the need to attract, develop, grow, and retain the leadership team.

As discussed in our CD&A, the long-term incentive program includes grants to our NEOs and certain other executives that include robust risk-based performance metrics. Payouts under these grants could be reduced or eliminated if we do not meet specific risk criteria over the vesting period.

We maintain an equity program for approximately 130 senior leaders below the executive levels to help ensure that their incentive compensation awards reflect risk-adjusted performance outcomes that would pay out, if at all, over a four-year period. These senior leaders receive a portion of their incentive compensation in an equity-based award that is subject to a risk-based review trigger. We maintain separate risk-based review triggers for senior leaders in business segments versus those in administrative or control functions. If a risk-based review is triggered, the applicable review committee will determine whether a downward adjustment is warranted, up to a complete cancellation of the share units in that year’s tranche.

Risk review of compensation plans

Our Chief Risk Officer (CRO) reports at least quarterly to our Board’s Personnel and Compensation Committee to discuss risk management and review the connection between effective risk management and incentive compensation. Our CRO also presents the Committee with a risk assessment for each of our principal business units as well as a collective assessment of staff functions including finance, human resources, legal, operations and technology. In addition, we have at least one director who was a member of both the Personnel and Compensation and Risk Committees during 2014.

We also have systematically identified individuals — or groups of employees — who could potentially expose us to material financial loss, either individually or as a collective group. As with our incentive compensation plan assessment, we also established a cross-functional team that continues to identify and monitor these individuals or groups.

We have developed a governance framework for our incentive compensation plans to help monitor and validate these plans. We want our plans to achieve an appropriate balance of compensation and risk-adjusted performance — this framework helps to ensure that we have the appropriate procedures, controls and reviews in place to do so. We will continue to assess and modify our incentive compensation plans as part of this framework to appropriately reflect risk considerations and the duration of the risks and to enhance the documentation of existing risk-balancing strategies. Examples of incentive plan modifications include:

•	Adding or increasing the visibility of risk metrics to plans based on the structure of the plan and the nature of the business and the roles of participants

•	Adding or formalizing language around delaying award payments or recapture of payments. Delayed payments (“hold backs”) are used in instances where quality metrics are critical to help mitigate risk

•	Enhancing documentation of the plan design and use of discretion in non-formulaic plans at the pool funding, business allocation, or individual award level

Based on our approach to risk management, our comprehensive incentive plan governance framework, our risk assessments for significant businesses and staff functions, and the addition of risk-based metrics to long-term incentive compensation programs, we believe that the risks arising from our compensation plans, policies, and practices are not reasonably likely to have a material adverse effect on PNC.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    55

COMPENSATION TABLES

Summary compensation table

Name & Principal Position	Year	Salary ($)(a)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
William S. Demchak	2014	$1,089,615	$5,999,978	$3,540,000	$650,626	$57,685	$11,337,904
Chairman, President	2013	922,115	3,863,752	3,083,333	53,668	59,235	7,982,103
& CEO	2012	750,000	4,416,686	1,825,840	473,720	58,894	7,525,140
Robert Q. Reilly	2014	500,000	1,549,936	1,375,000	316,836	60,922	3,802,694
Executive V.P. &	2013	475,000	1,189,642	1,075,000	35,169	35,327	2,810,138
Chief Financial Officer
Michael P. Lyons	2014	700,000	4,079,882	1,980,000	21,677	6,577	6,788,136
Executive V.P. & Head of Corporate	2013	700,000	4,555,912	2,020,000	21,411	2,154	7,299,477
& Institutional Banking	2012	700,000	5,982,880	–	11,448	336,352	7,030,680
E. William Parsley, III	2014	500,000	4,574,917	1,050,000	164,669	10,200	6,299,786
Executive V.P., Chief	2013	500,000	4,194,598	1,075,000	–	5,577	5,775,175
Investment Officer	2012	484,615	4,380,190	694,700	148,751	12,762	5,721,018
& Treasurer
Joseph C. Guyaux*	2014	620,000	1,874,984	1,380,000	725,352	22,235	4,622,571
Senior Vice Chairman	2013	620,000	1,605,308	1,255,000	435,506	34,253	3,950,067
& Chief Risk Officer	2012	620,000	3,610,221	985,400	706,775	21,438	5,943,834
*	Effective January 31, 2015, Mr. Guyaux became the Senior Vice Chairman and CEO and President of PNC Mortgage.

(a)	The “Salary” column includes any salary amounts deferred by an NEO under qualified (ISP) or non-qualified (DCIP) benefit plans. We describe these PNC plans on page 67. Please also see the Non-qualified deferred compensation in fiscal 2014 table on page 68 for the aggregate deferrals during 2014.

(b)	The amounts in the “Stock Awards” column reflect the grant date fair value of long-term incentive awards. The grant date fair values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 14 in our Annual Report on Form 10-K for the year ended December 31, 2014 for more information. In 2014, stock awards were granted on February 13, 2014 consisting of long-term incentive performance units and performance-based restricted share units, and for Mr. Parsley, a grant of ALM incentive performance units. The grant date fair value of the incentive performance units, performance-based restricted share units and the ALM incentive performance units is calculated using the target number of units underlying the award and a per share value based on the NYSE closing price of our common stock on February 13, 2014 of $81.14. If PNC’s performance during the applicable measurement period results in the maximum number of units vesting, our executives would each be entitled to receive a maximum award with a grant date fair value of the maximum award as follows:

	Grant Date Fair Value of Maximum Award
NEO	Incentive Performance Units	Performance-Based Restricted Share Units
William S. Demchak	$3,749,987	$3,749,987
Robert Q. Reilly	$968,710	$968,710
Michael P. Lyons	$2,549,926	$2,549,926
E. William Parsley, III*	$984,330	$984,330
Joseph C. Guyaux	$1,171,864	$1,171,864
*	The grant date fair value of Mr. Parsley’s ALM grant at the maximum value is $5,999,978.

See the Grants of plan-based awards in 2014 table on pages 58 and 59 for more information regarding the grants we made in 2014, the Outstanding equity awards at 2014 fiscal year-end table on pages 62 to 63 for more information regarding options and other awards outstanding at December 31, 2014, and the Option exercises and stock vested in fiscal 2014 table on page 64 for more information regarding stock vesting during 2014.

(c)	Our NEOs received an annual incentive award paid in cash early in 2015 which is reflected in this column for the 2014 performance year.

(d)	The dollar amounts in this column include the increase in the actuarial value of our Qualified Pension Plan, ERISA Excess Pension Plan and Supplemental Executive Retirement Plan. We describe these plans on page 65. The amounts include both (1) the change in value due to an additional year of service, compensation changes and plan amendments (if any) and (2) the change in value attributable to other assumptions, most significantly discount rate.

We do not pay above-market or preferential earnings on any compensation that is deferred on a basis that is not tax-qualified, including such earnings on non-qualified defined contribution plans. For an additional explanation on how we calculate the earnings on our deferred compensation plans, see the 2014 rates of return chart in the Non-qualified deferred compensation in fiscal 2014 table on page 70.

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SUMMARY COMPENSATION TABLE

(e)	The amounts in this column include, for all NEOs, net of any reimbursements to PNC: (1) the dollar value of matching contributions made by us to the ISP; (2) the net insurance premiums paid by us in connection with our Key Executive Equity Program; (3) the executive long-term disability premiums paid by us; (4) perquisites and other personal benefits; and (5) matching gifts made by us to charitable organizations under our employee charitable matching gift program.

None of our NEOs received perquisites in 2014 with a value that exceeded $10,000, after giving effect to any reimbursements made by executives in accordance with our policy, except for Mr. Reilly whose only perquisite included incremental personal costs in connection with his use of the PNC aircraft. Our Personnel and Compensation Committee prohibits reimbursements for taxes in connection with perquisites and personal benefits.

All other compensation for 2014 consisted of the following:

NEO	Perquisites and Other Personal Benefits*	Registrant ISP Contributions	Insurance Premiums**	Other***	Total to Summary Compensation Table
William S. Demchak	–	$10,400	$47,285	–	$57,685
Robert Q. Reilly	$26,995	$10,400	$23,377	$150	$60,922
Michael P. Lyons	–	$6,577	–	–	$6,577
E. William Parsley, III	–	$10,200	–	–	$10,200
Joseph C. Guyaux	–	$10,400	$9,335	$2,500	$22,235
*	The dollar amount of the perquisite represents the incremental cost of providing the benefit. For 2014, the incremental cost to PNC of the personal aircraft use is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (including costs related to fuel, maintenance expenses related to operation of the plane during the year and landing and parking fees) per flight hour for the particular aircraft for the year plus crew expenses attributable to the personal use. Since the aircraft are used primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries and other maintenance and inspection and capital improvement costs intended to cover a multiple-year period.

**	We pay premiums for certain of the NEOs in connection with our Key Executive Equity Program, which is a split-dollar insurance arrangement. However, new participants have not been permitted in this program since 2007. In addition, we pay long-term disability premiums on behalf of certain of our NEOs. The dollar amounts under the “Insurance Premiums” column include the 2014 net premiums we paid in connection with our Key Executive Equity Program on behalf of Mr. Demchak ($40,534) and Mr. Reilly ($16,732). These net premiums represent the full dollar amounts we paid for both the term and non-term portions of this plan, after any officer contributions. The amounts under this column also include the long-term disability premiums we paid on behalf of Mr. Demchak ($6,751), Mr. Reilly ($6,645) and Mr. Guyaux ($9,335).

***	This column reflects the dollar amount of matching gifts made by us to charitable organizations under our employee charitable matching gift program.

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GRANTS OF PLAN-BASED AWARDS IN 2014

Grants of plan-based awards in 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)		Estimated Future Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(c)
Award Type	Grant Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold ($)	Target (#)	Maximum (#)
William S. Demchak
Annual Incentive Award	February 12, 2014	–	$2,700,000	$10,412,000
Incentive Performance Units	February 13, 2014				–	36,973	46,216		$2,999,989
Performance-Based Restricted Share Units	February 13, 2014				–	36,973	46,216		$2,999,989
Robert Q. Reilly
Annual Incentive Award	February 12, 2014	–	$1,250,000	–
Incentive Performance Units	February 13, 2014				–	9,551	11,938		$774,968
Performance-Based Restricted Share Units	February 13, 2014				–	9,551	11,938		$774,968
Michael P. Lyons
Annual Incentive Award	February 12, 2014	–	$1,500,000	$10,412,000
Incentive Performance Units	February 13, 2014				–	25,141	31,426		$2,039,941
Performance-Based Restricted Share Units	February 13, 2014				–	25,141	31,426		$2,039,941
E. William Parsley, III
Annual Incentive Award	February 12, 2014	–	$750,000	$10,412,000
Incentive Performance Units	February 13, 2014				–	9,705	12,131		$787,464
Performance-Based Restricted Share Units	February 13, 2014				–	9,705	12,131		$787,464
ALM Incentive Performance Units	February 13, 2014				–	36,973	73,946		$2,999,989
Joseph C. Guyaux
Annual Incentive Award	February 12, 2014	–	$930,000	$10,412,000
Incentive Performance Units	February 13, 2014				–	11,554	14,442		$937,492
Performance-Based Restricted Share Units	February 13, 2014				–	11,554	14,442		$937,492
(a)	The amounts listed in the “Target” column relate to the target annual incentive award for the 2014 performance year. Annual incentive awards for 2014 were paid in 2015. All incentive awards–cash and equity-based–are payable based on performance, and the targets help the Personnel and Compensation Committee to determine the appropriate amount of incentive compensation for target performance. The amount listed in the “Target” column shows the target annual incentive award included in the total compensation target approved by the Committee for each NEO as of the date listed. The amount listed in the “Maximum” column shows the amount that the Committee approves each year in order to preserve tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. The “Maximum” amount is not intended to be tied to performance – rather, it is a formulaic determination made under IRS regulations that provides PNC with the flexibility to receive tax deductions for performance-based compensation. The Committee looks to the performance for the year and the “target” annual incentive amount when making incentive compensation decisions, and exercises negative discretion to provide an award that is significantly smaller than the “Maximum” amount. For NEOs who are covered employees under §162(m) of the Internal Revenue Code of 1986, as amended, the calculation of the “Maximum” amount was approved by the Personnel and Compensation Committee on February 27, 2014, based on 0.2% of our “Incentive Income,” an adjusted net income metric that is defined in the 1996 Executive Incentive Award Plan. At the time the “Maximum” amount is set, the Committee uses a budgeted amount for 2014, which is included as $10,412,000 in the “Maximum” column. Under our current approach, there is no maximum bonus amount for Mr. Reilly.

(b)	The amounts listed in these columns include the incentive performance unit grants and the performance-based restricted share unit grants, as further described on pages 46 and 47. As there is no guaranteed minimum payout for these awards and, in the case of the incentive performance unit grants, the Personnel and Compensation Committee has discretion to decrease any award otherwise payable, we have not included a “Threshold” amount in this column. The “Target” amount represents 100% of the grant and the “Maximum” amount represents 125% of the grant (rounded down to whole shares). For the incentive performance unit grants, the performance period began on January 1, 2014 and will end on December 31, 2016. For the performance-based restricted share unit grants, the performance period began on January 1, 2014 and will end on December 31, 2017, with vesting opportunities for a portion of the grant on each of the four applicable grant date anniversaries.

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GRANTS OF PLAN-BASED AWARDS IN 2014

In addition, for Mr. Parsley the amounts also include an ALM incentive performance unit grant as described in footnote (b) to the Summary compensation table on page 56. For a discussion of the terms, conditions and performance goals related to this incentive performance unit grant, see page 47. As there is no guaranteed minimum payout for Mr. Parsley’s award, and the Personnel and Compensation Committee has the discretion to decrease any award otherwise payable, we have not included a “Threshold” amount in this column for this award. The “Target” amount represents 100% of the grant and the “Maximum” amount represents 200% of the grant. For this grant, the performance period began on January 1, 2014 and will end on December 31, 2016.

In determining the payout for regular grants of incentive performance units made in 2014, adjustments will be made on an after-tax basis for the impact of:
•	extraordinary items or discontinued operations (as such terms are used under GAAP)
•	items resulting from a change in tax law
•	acquisition costs and merger integration costs
•	any costs or expense arising from specified Visa litigation and any other gains recognized on redemption or sale of Visa shares, as applicable
•	in PNC’s case, the net impact on PNC of significant gains or losses related to certain BlackRock transactions
•	acceleration of the accretion of any remaining issuance discount in connection with the redemption of any preferred stock
•	any other charges or benefits related to the redemption of trust preferred or other preferred securities

(c)	The grant date fair values for incentive performance units and performance-based restricted share units are all calculated in accordance with FASB ASC Topic 718. See Note 14 in our Annual Report on Form 10-K for the year ended December 31, 2014 for more information. The grant date fair values for incentive performance units, performance-based restricted share units and ALM incentive performance units represent the closing price for our common stock on February 13, 2014 of $81.14. The grant date fair values for incentive performance units and performance-based restricted share units represent the target amount of units in the grant.

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OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

Outstanding equity awards at 2014 fiscal year-end

The following tables show, for each NEO, the outstanding equity awards as of December 31, 2014. These awards include the following:

•	Stock options exercisable over time

•	Restricted stock or restricted share units that have not vested

•	Incentive performance units, specifically:

–

Regular units granted in 2012, 2013 and 2014 that may pay out if PNC achieves specific performance and risk-based criteria. 2012 awards measure our earnings per share growth (EPS growth) and return on common equity excluding goodwill (ROCE) against our peers. 2013 and 2014 awards measure our EPS growth against our peers and our ROCE compared to our cost of common equity. The awards are also subject to annual risk-based requirements and adjustments, which include meeting or exceeding the required Tier 1 risk-based capital ratio for “well-capitalized” institutions (2013 and 2014 awards) and return on economic capital

(ROEC) meeting or exceeding our cost of capital (2012, 2013 and 2014 awards).

–

In recognition of Mr. Parsley’s management responsibilities regarding the ALM function at PNC during 2012, 2013 and 2014, units granted to Mr. Parsley in 2012, 2013 and 2014 will pay out if our ALM unit outperforms a benchmark index during the 2012 to 2014, 2013 to 2015 or 2014 to 2016 performance period, respectively.

•	Performance-based restricted share units, specifically:

–

Annual long-term incentive awards, each granted in 2011, 2012, 2013 and 2014 and a special achievement award granted in 2011, that will each pay out if PNC meets the minimum well-capitalized Tier 1 capital ratio established by our primary regulator; payout may be adjusted by 25% up or down based on TSR in each year. The 2013 and 2014 awards also have an ROEC related risk metric that functions as a trigger to determine whether or not a risk review is required by the Committee. The Committee can decide to reduce, but not increase, payout amounts.

With respect to the following three forms of equity-based awards included in the table, the Committee made performance-based or risk-based determinations in the first quarter of 2015, as described in more detail below:

Performance-based restricted share units

The performance-based restricted share units that vest based on 2014 performance are included in the following table as of December 31, 2014. At a meeting held on January 28, 2015, our Board’s Personnel and Compensation Committee certified the levels of performance achieved for the 2014 tranche of each of the 2011 regular and special achievement grants, the 2012 grants, the 2013 grants and the 2014 grants and determined the payout level. The Committee certified that the required Tier 1 risk-based capital ratio of 6% established by our primary regulator had been achieved. The Committee then determined the size of the payout, which could range from 75% to 125% of the target number of units based on 2014 TSR. The Committee approved a payout at 120.32% for the applicable tranche of each of the 2011, 2012, 2013 and 2014 grants. As noted above, 2013 and 2014 awards also have an ROEC related risk metric that could trigger an additional review or adjustment. No additional review or adjustment was required as ROEC exceeded the Committee approved hurdle.

Metric	Status
Estimated Tier 1 risk-based capital ratio at least 6%	12.7% (exceeded)
Total shareholder return (TSR)	120.32% (Target + actual TSR 20.32% for 2014)

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OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

Incentive performance units

The incentive performance units granted in 2012 are included in the following table as of December 31, 2014. At a meeting held on January 28, 2015, our Board’s Personnel and Compensation Committee certified the levels of performance achieved for the January 1, 2012 to December 31, 2014 performance period and determined the payout level. The units provided an opportunity for the executive to receive a payout after the end of the performance period based on our earnings per share growth (EPS growth) and return on average common shareholders’ equity (ROCE) performance, each adjusted as defined in the grants, relative to our peers. These awards were also subject to the same ROEC related risk metric as noted above which could have reduced the payout; however, no reduction was required as ROEC exceeded the hurdle, and the Committee approved a payout at 88.88% for these awards.

	Payout % (PNC Ranking out of 13 Companies)						Overall Payout Percentage
Metric	2012		2013		2014
EPS Growth	47	% (10)	175	% (2)	34	% (10)	88.88%
ROCE	57	% (9)	117	% (6)	103	% (7)

ALM incentive performance units

The ALM-based incentive performance units granted in 2012 to Mr. Parsley were outstanding as of December 31, 2014 and are included in the following table. At a meeting on January 28, 2015, our Board’s Personnel and Compensation Committee certified the levels of performance achieved under Mr. Parsley’s ALM-based grant and determined the final award. The maximum potential payout percentage was 200%.

The maximum permitted payout for these units is generated by applying the performance factor to the number of target share units of 49,423. The Committee approved payout at the maximum payout permitted for the performance achieved, resulting in 97,328.71 units. In accordance with the terms of this award, the ALM-based units awarded to Mr. Parsley paid out entirely in cash share equivalents.

	Payout Percentage
Metric	2012	2013	2014	Overall
Performance of ALM unit against benchmark index	200%	200%	190.78%	196.93%

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OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

Option Awards					Stock Awards
Grant Date or Performance Period(a)	No. of Securities Underlying Unexercised Options (#) Exercisable(b)	No. of Securities Underlying Unexercised Options (#) Unexercisable(b)	Option Exercise Price ($)	Option Expiration Date	Grant Date or Performance Period(a)	No. of Shares or Units of Stock That Have Not Vested (#)(c)	Market Value of Shares or Units of Stock That Have Not Vested ($)(d)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)(e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
William S. Demchak
Options					Performance-Based Restricted Share Units
January 25, 2007	82,500		$72.65	January 25, 2017	Jan. 1, 2011–Dec. 31, 2014	9,271	$845,793
January 22, 2008	93,500		$57.21	January 22, 2018	Jan. 1, 2011–Dec. 31, 2014	8,199	$747,995
July 21, 2008	138,000		$63.69	July 21, 2018	Jan. 1, 2012–Dec. 31, 2015	10,703	$976,435	8,896	$811,582
February 12, 2009	112,200		$31.07	February 12, 2019	Jan. 1, 2013–Dec. 31, 2016	9,098	$830,011	15,124	$1,379,763
February 12, 2009	180,000		$31.07	February 12, 2019	Jan. 1, 2014–Dec. 31, 2017	11,121	$1,014,569	27,730	$2,529,808
April 26, 2010	75,000		$66.77	April 26, 2020	Incentive Performance Units
					Jan. 1, 2012–Dec. 31, 2014	33,803	$3,083,848
					Jan. 1, 2013–Dec. 31, 2015			37,808	$3,449,224
					Jan. 1, 2014–Dec. 31, 2016			36,973	$3,373,047
Robert Q. Reilly
Options					Performance-Based Restricted Share Units
January 25, 2007	22,000		$72.65	January 25, 2017	Jan. 1, 2011–Dec. 31, 2014	1,512	$137,940
January 22, 2008	33,000		$57.21	January 22, 2018	Jan. 1, 2011–Dec. 31, 2014	2,343	$213,752
July 21, 2008	65,000		$63.69	July 21, 2018	Jan. 1, 2012–Dec. 31, 2015	2,180	$198,881	1,812	$165,309
February 12, 2009	50,000		$31.07	February 12, 2019	Jan. 1, 2013–Dec. 31, 2016	2,801	$255,535	4,657	$424,858
February 12, 2009	19,800		$31.07	February 12, 2019	Jan. 1, 2014–Dec. 31, 2017	2,872	$262,013	7,164	$653,572
April 26, 2010	25,000		$66.77	April 26, 2020	Incentive Performance Units
					Jan. 1, 2012–Dec. 31, 2014	6,885	$628,119
					Jan. 1, 2013–Dec. 31, 2015			11,641	$1,062,008
					Jan. 1, 2014–Dec. 31, 2016			9,551	$871,338
Michael P. Lyons
					Restricted Stock Award
					January 20, 2012	14,586	$1,330,681
					Performance-Based Restricted Share Units
					Jan. 1, 2012–Dec. 31, 2015	8,176	$745,896	6,796	$619,999
					Jan. 1, 2013–Dec. 31, 2016	7,426	$677,474	12,344	$1,126,143
					Jan. 1, 2014–Dec. 31, 2017	7,562	$689,881	18,856	$1,720,233
					Incentive Performance Units
					Jan. 1, 2012–Dec. 31, 2014	25,821	$2,355,650
					Jan. 1, 2013–Dec. 31, 2015			30,858	$2,815,175
					Jan. 1, 2014–Dec. 31, 2016			25,141	$2,293,613
E. William Parsley, III
Options					Performance-Based Restricted Share Units
July 21, 2008	25,000		$63.69	July 21, 2018	Jan. 1, 2011–Dec. 31, 2014	4,740	$432,430
February 12, 2009	50,000		$31.07	February 12, 2019	Jan. 1, 2011–Dec. 31, 2014	2,928	$267,121
					Jan. 1, 2012–Dec. 31, 2015	3,344	$305,073	2,780	$253,619
					Jan. 1, 2013–Dec. 31, 2016	2,813	$256,630	4,676	$426,591
					Jan. 1, 2014–Dec. 31, 2017	2,918	$266,209	7,279	$664,063
					Incentive Performance Units
					Jan. 1, 2012–Dec. 31, 2014	10,563	$963,662
					Jan. 1, 2012–Dec. 31, 2014(f)	97,328	$8,879,233
					Jan. 1, 2013–Dec. 31, 2015(f)			93,940	$8,570,146
					Jan. 1, 2013–Dec. 31, 2015			11,690	$1,066,479
					Jan. 1, 2014–Dec. 31, 2016(f)			73,946	$6,746,094
					Jan. 1, 2014–Dec. 31, 2016			9,705	$885,387

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OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

Option Awards					Stock Awards
Grant Date or Performance Period(a)	No. of Securities Underlying Unexercised Options (#) Exercisable(b)	No. of Securities Underlying Unexercised Options (#) Unexercisable(b)	Option Exercise Price ($)	Option Expiration Date	Grant Date or Performance Period(a)	No. of Shares or Units of Stock That Have Not Vested (#)(c)	Market Value of Shares or Units of Stock That Have Not Vested ($)(d)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)(e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Joseph C. Guyaux
Options					Restricted Stock Award
July 21, 2008	70,000		$63.69	July 21, 2018	February 15, 2012	6,039	$550,938
February 12, 2009	180,000		$31.07	February 12, 2019	Performance-Based Restricted Share Units
April 26, 2010	75,000		$66.77	April 26, 2020	Jan. 1, 2011–Dec. 31, 2014	4,433	$404,423
					Jan. 1, 2011–Dec. 31, 2014	3,631	$331,256
					Jan. 1, 2012–Dec. 31, 2015	3,901	$355,888	3,244	$295,950
					Jan. 1, 2013–Dec. 31, 2016	3,780	$344,849	6,284	$573,289
					Jan. 1, 2014–Dec. 31, 2017	3,474	$316,933	8,666	$790,599
					Incentive Performance Units
					Jan. 1, 2012–Dec. 31, 2014	12,323	$1,124,227
					Jan. 1, 2013–Dec. 31, 2015			15,708	$1,433,041
					Jan. 1, 2014–Dec. 31, 2016			11,554	$1,054,071
(a)	This column shows the grant dates of stock options and restricted stock and the performance period for the regular and ALM incentive performance units and the performance-based restricted share units.

(b)	All outstanding stock options are vested in their entirety.

(c)	This column reflects the remaining tranche of restricted stock granted to Mr. Lyons and Mr. Guyaux. Mr. Lyons’ and Mr. Guyaux’s awards vested 1/3 each year on the anniversary of the grant date. This column also reflects 120.32% of the target amounts for the 2014 tranche of the performance based restricted share units granted in each of 2011, 2012, 2013 and 2014 and 88.88% of the target amounts for the 2012-2014 incentive performance units for all NEOs. The incentive performance grants include deemed dividends accrued as units through the end of 2014. This column also reflects 196.93% of the target amounts for the 2012-2014 ALM incentive performance units for Mr. Parsley. The performance conditions of the 2014 tranches of performance based restricted share units, the 2012-2014 incentive performance units and the 2012-2014 ALM incentive performance units were satisfied as of December 31, 2014 but remained subject to approval of payout by the Personnel and Compensation Committee of the Board, which took place on January 28, 2015. Awards are included at actual payout percentages.

(d)	The market value of these awards is calculated using our common stock closing price of $91.23 a share on December 31, 2014.

(e)	This column reflects the incentive performance units granted in 2013 and 2014 and the remaining tranches of performance-based restricted share units granted in 2012, 2013 and 2014. This column also includes the ALM incentive performance units granted to Mr. Parsley in 2013 and 2014.

For the performance-based restricted share units granted in 2012, 2013 and 2014, this column reflects the target amounts for the 2015 tranche for the 2012 grants, the 2015 through 2016 tranches for the 2013 grants and the 2015 through 2017 tranches for the 2014 grants. For performance-based restricted share unit grants, dividend equivalents without reinvestment or interest accrue for each tranche and are paid out in cash, performance adjusted, when the tranche vests and settles.

For the regular incentive performance units, this column reflects the maximum amounts that could be paid under the 2013 grants and target for the 2014 grants. Beginning with 2013 incentive grants, deemed dividends will be paid in cash, performance adjusted, when the awards vests and settles. Actual payouts, if any, for the 2013 grants will not be determined until early 2016, and until early 2017 for 2014 grants and could differ from the amounts listed.

For Mr. Parsley, this column reflects the maximum amount that could be paid under the 2013 and 2014 ALM incentive performance unit grants. These grants do not provide for any deemed dividends to be accrued and reinvested. The actual payout for Mr. Parsley’s 2013 ALM incentive performance unit grant will not be determined until early 2016 and until early 2017 for the 2014 grant, and could differ from the amount listed.

(f)	These ALM incentive performance unit grants were awarded to Mr. Parsley in 2012, 2013 and 2014 and are described in footnotes (c) and (e) above.

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OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014

Option exercises and stock vested in fiscal 2014

	Option Awards		Stock Awards(b)
NEO	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(a) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William S. Demchak	110,000	$2,449,700	68,682	$5,543,807
Robert Q. Reilly	42,500	$1,093,713	14,058	$1,134,775
Michael P. Lyons	-	$-	30,790	$2,523,151
E. William Parsley, III	75,000	$2,349,152	68,623	$5,556,414
Joseph C. Guyaux	201,000	$3,315,295	47,053	$3,767,392
(a)	The dollar amount in this column includes the value realized upon the exercise of various options throughout 2014. This amount was computed by determining the difference between the average of the high and low sales prices of our common stock on the date of exercise (as reported in The Wall Street Journal), less the exercise price.

(b)	These columns include the vesting of shares of restricted stock granted previously, as well as the total units approved for payout in connection with previously granted incentive performance units and performance based restricted share unit opportunities. The value realized on vesting for stock awards includes cash paid for fractional shares as follows: Mr. Demchak ($123), Mr. Reilly ($169), Mr. Lyons ($121), Mr. Parsley ($97) and Mr. Guyaux ($148).

For Mr. Parsley, the columns also include 38,934 ALM incentive performance units granted in 2011 that were paid out in cash of $3,159,105 in 2014 at 200% of target.

The columns also include shares that vested but were withheld for tax purposes.

64    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

PENSION BENEFITS AT 2014 FISCAL YEAR-END

Pension benefits at 2014 fiscal year-end

The principal elements of our post-employment compensation are a qualified defined benefit cash balance pension plan, a non-qualified excess cash balance pension plan and a non-qualified supplemental executive retirement plan, as well as a qualified defined contribution savings plan, and a non-qualified deferred compensation and incentive plan.

Cash balance pension plan. We maintain a pension plan for most of our full-time employees. The pension plan is a defined benefit cash balance pension plan under the Employee Retirement Income Security Act of 1974, as amended (ERISA), and is intended to be qualified under Section 401(a) of the Internal Revenue Code. Each calendar quarter, eligible participants receive “earnings credits” based on a percentage of eligible compensation in accordance with a schedule based on the participant’s age and years of credited service. Earnings credit percentages for plan participants on December 31, 2009 are frozen at their level earned to that point. Earnings credits for all employees who become participants on or after January 1, 2010 are a flat 3% of eligible compensation.

The plan defines eligible “compensation” as regular earnings plus eligible variable compensation, such as paid annual incentives. Eligible “compensation” does not include deferred payments of annual incentives; these are instead taken into account under our excess pension plan described below. We generally limit eligible variable compensation for a plan year to a total of 100% of the first $25,000 plus 50% of the next $225,000.

For participants who had accrued benefits prior to 1999 under the pension plan formula then in effect, an initial cash balance “account” was established based on the present value of the accrued benefits at the time of the conversion to the current program. Employees who were at least age 40 and had at least 10 years of credited service as of January 1, 1999 were awarded additional “Transitional Earnings Credits” under the plan for up to 10 years.

Employees already participants at December 31, 2009 generally receive quarterly “interest credits” at a rate of one-fourth of the annual interest rate on 30-year Treasury securities, with a minimum interest credit. New participants on or after January 1, 2010 are not subject to this minimum interest credit.

At the end of 2008, the cash balance pension plan previously sponsored by National City Corporation was merged into this plan. Earnings and interest credits for National City participants are generally as noted above.

We contribute to the plan an actuarially determined amount necessary to fund the total benefits payable to participants. Actuaries calculate total contributions instead of contributions for each individual participant.

Excess pension plan. We maintain an ERISA excess pension plan, which is a supplemental non-qualified pension plan. The excess benefits under this plan equal the difference, if any, between a participant’s benefit under the qualified pension plan computed without regard to applicable Internal Revenue Code limits and taking into account bonus amounts deferred under the non-qualified deferred compensation and incentive plan, and the participant’s actual benefit under the qualified pension plan.

Supplemental executive retirement plan. We maintain a supplemental executive retirement plan for certain executive officers. As part of its ongoing review of compensation practices, the Committee decided in 2007 to eliminate future plan participation for new executive officers. This plan provides earnings credits based on a percentage of annual incentives awarded under eligible executive bonus plans in accordance with a schedule based on the participant’s age and years of credited service. This plan also provides quarterly interest credits that mirror the interest credits under the qualified pension plan.

Executive officers who participated in the supplemental executive retirement plan on December 31, 1998 and who were at least age 50 with five or more years of credited service receive grandfathered benefits based on the pension formula in effect prior to 1999. For executive officers at or above a certain organizational level who participated on December 31, 1998, but who did not meet the requirements for grandfathered benefits, we doubled the earnings credit percentages in order to mitigate the effect of the transition to the cash balance pension formula.

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PENSION BENEFITS AT 2014 FISCAL YEAR-END

NEO	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments during last fiscal year
William S. Demchak	Qualified Pension Plan	12	$176,910	$–
	ERISA Excess Pension Plan	12	$1,069,229	$–
	Supplemental Executive Retirement Plan	12	$1,529,933	$–
	Total		$2,776,072	$–
Robert Q. Reilly	Qualified Pension Plan	27	$321,121	$–
	ERISA Excess Pension Plan	27	$383,045	$–
	Supplemental Executive Retirement Plan	27	$523,880	$–
	Total		$1,228,046	$–
Michael P. Lyons	Qualified Pension Plan	3	$18,814	$–
	ERISA Excess Pension Plan	3	$35,722	$–
	Supplemental Executive Retirement Plan	NA	$–	$–
	Total		$54,536	$–
E. William Parsley, III	Qualified Pension Plan	11	$151,705	$–
	ERISA Excess Pension Plan	11	$648,509	$–
	Supplemental Executive Retirement Plan	NA	$–	$–
	Total		$800,214	$–
Joseph C. Guyaux	Qualified Pension Plan	42	$1,221,289	$–
	ERISA Excess Pension Plan	42	$2,485,989	$–
	Supplemental Executive Retirement Plan	42	$5,480,639	$–
	Total		$9,187,917	$–
(a)	To compute the number of years of service, we use the same plan measurement date that we use for our 2014 audited consolidated financial statements. Credited service, where applicable, is generally equal to actual full years of service, however, for purposes of determining the level of benefits earned in the Qualified Pension Plan and ERISA Excess Pension Plan, credited service has been frozen as of December 31, 2009. As of that date, the NEOs had the following years of credited service: Mr. Guyaux 37, Mr. Reilly 22, Mr. Demchak 7, and Mr. Parsley 6. Mr. Lyons was hired after service accruals ceased to be applicable for purposes of calculating the amount of Qualified Pension Plan and ERISA Excess Pension Plan benefits.

(b)	We compute the present values shown here as of December 31, 2014 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715, Compensation—Retirement Benefits (FASB ASC Topic 715), as specified in the SEC regulations. The amounts do not necessarily reflect the amounts to which the executive officers would be entitled under the terms of these plans as of December 31, 2014.

We calculate the present values for the plans by projecting the December 31, 2014 account balances to an assumed retirement age of 65, using an interest crediting rate of (i) 4.40% for Mr. Demchak, Mr. Reilly, Mr. Parsley, and Mr. Guyaux and (ii) 2.7% for Mr. Lyons who is not eligible for the guaranteed minimum annual interest crediting rate since he became a plan participant after January 1, 2010. We then apply a discount rate of 3.95% for the Qualified Pension Plan and 3.65% for other plans to discount the balances back to December 31, 2014.

See Note 13 in our Annual Report on Form 10-K for the year ended December 31, 2014 for more information on the discount rates and other material assumptions.

66    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2014

Non-qualified deferred compensation in fiscal 2014

Supplemental incentive savings plan (SISP). Prior to 2012, we offered a non-qualified supplemental incentive savings plan for certain designated employees who exceeded a compensation threshold. Effective January 1, 2012, the SISP was frozen to new participants and to the deferral of amounts earned on and after January 1, 2012. Participants with existing account balances can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions.

The SISP was a supplement to the incentive savings plan (ISP) in which most of our employees can participate after they meet any applicable service requirements. The ISP is a defined contribution 401(k) plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code. During 2014, Participants could elect to contribute between 1% and 75% of eligible compensation to the plan each year as pre-tax elective deferrals, subject to Internal Revenue Code limits. Participants who are age 50 or older may contribute additional pre-tax amounts called “catch-up contributions” each year. For 2014, we made employer matching contributions on behalf of eligible participants equal to 100% of elective deferrals up to 4% of eligible compensation. Matching contributions were made in cash. Participants direct the investment of their accounts among the investment options offered under the plan and their account balances are adjusted for gains or losses resulting from those investment directions.

ISP and SISP participants have the same investment options. The employee directs investment of contributions under either plan. Investment options include several collective funds and mutual funds

(including BlackRock mutual funds), a proprietary PNC investment fund, and a PNC common stock fund. We no longer permit new funds to be contributed or transferred into the PNC common stock fund. SISP investments are invested on a phantom basis and are considered “deemed” investments.

Deferred compensation plan (DCP) and deferred compensation and incentive plan (DCIP). We maintain a non-qualified deferred compensation and incentive plan (DCIP) for designated employees who exceed a compensation threshold. Participants can elect to defer up to 20% of base salary and/or up to 75% of eligible short-term incentive pay earned with respect to a plan year. The DCIP’s plan year is the calendar year and the DCIP’s first plan year began January 1, 2012. Prior to 2012, we offered a non-qualified deferred compensation plan (DCP) for designated employees who exceeded a compensation threshold. Effective January 1, 2012, the DCP was frozen to new participants and to the deferral of amounts earned on and after January 1, 2012. Distributions from this plan are paid in cash in accordance with the participant’s election. Participants with existing account balances can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions.

DCP and DCIP participants currently have many of the same investment options available to ISP and SISP participants. DCP and DCIP participants also have additional investment options, including additional BlackRock mutual funds. DCP and DCIP investments are invested on a phantom basis and are considered “deemed” investments.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    67

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2014

		Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
NEO	Name of Plan	(a)		(b)		(c)
William S. Demchak	Supplemental Incentive Savings Plan	–	–	$136,143	–	$1,038,076
	Deferred Compensation & Incentive Plan	$385,417	–	$114,079	$(379,075)	$1,169,926
	Deferred Compensation Plan	–	–	$125,731	$(1,202,598)	$2,835,463
	Total	$385,417	–	$375,953	$(1,581,673)	$5,043,465
Robert Q. Reilly	Supplemental Incentive Savings Plan	–	–	$52,601	–	$646,744
	Deferred Compensation & Incentive Plan	–	–	–	–	–
	Deferred Compensation Plan	–	–	$140,480	–	$2,298,561
	Total	–	–	$193,081	–	$2,945,305
Michael P. Lyons	Supplemental Incentive Savings Plan	–	–	–	–	–
	Deferred Compensation & Incentive Plan	–	–	–	–	–
	Deferred Compensation Plan	–	–	–	–	–
	Total	–	–	–	–	–
E. William Parsley, III	Supplemental Incentive Savings Plan	–	–	$99,148	–	$1,796,242
	Deferred Compensation & Incentive Plan	–	–	–	–	–
	Deferred Compensation Plan	–	–	$79,294	$(576,685)	$2,402,386
	Total	–	–	$178,442	$(576,685)	$4,198,628
Joseph C. Guyaux	Supplemental Incentive Savings Plan	–	–	$198,361	–	$1,870,983
	Deferred Compensation & Incentive Plan	–	–	–	–	–
	Deferred Compensation Plan	–	–	$37,929	–	$2,775,536
	Total	–	–	$236,290	–	$4,646,519
(a)	Amounts in this column have been reported in the Summary compensation table on page 56.

(b)	No amounts in this column have been reported in the Summary compensation table on page 56 as none of our NEOs received above-market preferential earnings.

(c)	We calculate the dollar amounts in this column by taking the aggregate balance at the end of fiscal year 2013 and then adding the totals in the other columns to that balance. The aggregate balance at the end of fiscal year 2014 includes any unrealized gains and losses on investments.

Please see page 69 for the amounts reported in the aggregate balance at last fiscal year end that were disclosed as compensation in previous Summary compensation tables.

68    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2014

The amounts for each year reflect the contributions that were reported in previous summary compensation tables (since 2006). The total represents the portion of the aggregate balance, without giving effect to earnings or distributions, that were reported in previous summary compensation tables.

NEO	Plan	2006	2007	2008	2009	2010	2011	2012	2013	2014	Total*
William S. Demchak	SISP	$77,102	$97,100	$75,200	$63,620	-	-	-	-	-	$313,022
	DCIP	–	–	–	–	–	–	$150,000	$684,690	$385,417	$1,220,107
	DCP	$1,278,907	$1,625,000	$1,125,603	–	–	–	$745,500	–	–	$4,775,010
Robert Q. Reilly	SISP	–	–	–	–	–	–	–	–	–	–
	DCIP	–	–	–	–	–	–	–	–	–	–
	DCP	–	–	–	–	–	–	–	–	–	–
Michael P. Lyons	SISP	–	–	–	–	–	–	–	–	–	–
	DCIP	–	–	–	–	–	–	–	–	–	–
	DCP	–	–	–	–	–	–	–	–	–	–
E. William Parsley, III	SISP	–	–	–	–	$665,038	–	–	–	–	$665,038
	DCIP	–	–	–	–	–	–	–	–	–	–
	DCP	–	–	–	–	–	–	–	–	–	–
Joseph C. Guyaux	SISP	$61,944	$21,000	$17,625	$15,864	$4,127	–	–	–	–	$120,560
	DCIP	–	–	–	–	–	–	–	–	–	–
	DCP	–	–	–	–	–	–	–	–	–	–
*	The total amounts may exceed the aggregate balance at year-end due to the impact of plan withdrawals by the individual.

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NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2014

The following table shows the 2014 investment options for the ISP, SISP, DCP and DCIP, along with annual rates of return. See page 67 for an explanation of our ISP, SISP, DCP and DCIP. Ticker symbols are listed for investment options available to the general public.

Benchmark Performance	Ticker Symbol	DCP	DCIP	ISP/SISP	2014 Annual Rate of Return
Am Beacon Sm Cp Value Inst	AVFIX	X	X		4.72%
Am EuroPacific Growth R5	RERFX	X	X		-2.35%
BlackRock Asset Allocation Instl.	PBAIX	X			2.34%
BlackRock Core Bond Fund1	BFMCX	X			6.64%
BlackRock Core Fixed Income Index			X		6.22%
BlackRock High Yield BR	BRHYX	X	X	X	3.29%
BlackRock Intermediate Government Instl.	PNIGX	X			5.63%
BlackRock Inflation Protected Bond Instl.	BPRIX	X			2.63%
BlackRock International Bond Instl.*	CINSX	X			3.64%
BlackRock International Index			X		-5.32%
BlackRock International Opportunities Instl.	BISIX	X			-11.15%
BlackRock US Opportunities Instl.	BMCIX	X	X		12.75%
BlackRock Large Cap Core Instl.	MALRX	X			11.89%
BlackRock Large Cap Index Fund			X		13.74%
BlackRock LifePath 2015 Fund**			X	X	5.42%
BlackRock LifePath 2020 Fund			X	X	5.58%
BlackRock LifePath 2025 Fund			X	X	5.74%
BlackRock LifePath 2030 Fund			X	X	5.88%
BlackRock LifePath 2035 Fund			X	X	5.98%
BlackRock LifePath 2040 Fund			X	X	6.08%
BlackRock LifePath 2045 Fund			X	X	6.19%
BlackRock LifePath 2050 Fund			X	X	6.24%
BlackRock LifePath Retirement Fund			X	X	5.35%
BlackRock Liquidity Temp Fund	TMPXX	X	X	X	0.04%
BlackRock Small Cap Growth Instl	PSGIX	X			2.11%
BlackRock Small/Mid Index Fund			X		7.62%
BlackRock TIPS			X	X	3.53%
Brandywine Intern’l Opp Fixed Inc Fund*	LMOTX	X			4.52%
CRM Mid Cap Value Instl	CRIMX	X	X		5.98%
Dodge & Cox Stock Fund	DODGX	X	X		10.40%
Eagle Small Cap Growth Fund	HSIIX		X		5.43%
Fidelity Spartan International Index Inv.	FSIIX	X			-5.45%
Harbor Capital Appreciation	HACAX	X	X		9.93%
Munder Mid Cap Core Growth Y	MGOYX	X			10.17%
PNC Common Stock Fund	PNC	X		X	20.32%
PNC Stable Value Fund***		X	X	X	1.45%
Vanguard Instl. Index Fund Plus	VIIIX	X			13.68%
Vanguard Small Cap Index Inv.	NAESX	X			7.37%
Vanguard Total Bond Mkt. Index Inv.	VBMFX	X			5.76%
Wells Fargo Adv. Total Return I	MBFIX		X		6.17%
SSgA S&P 500 Index Fund				X	13.66%
SSgaA U.S. Extended Market Index Fund				X	7.66%
SSgA Global Equity ex U.S. Index Fund				X	-4.39%
SSgA Real Return ex Nat. Res. Index Fund				X	3.58%
SSgA U.S. Bond Index Fund				X	5.96%
SSgA Internation Equity Index Fund****				X	-6.45%
SSgA Emerging Markets Equity Index Fund****				X	-2.85%
*	Fund removed from the DCP effective 3/31/2014, then fund liquidated and was replaced with the Brandywine Int’l. Opportunistic FI Fund as of 6/1/2014.

**	Fund removed from ISP, SISP, DCIP line up effective 11/14/14 due to maturity.

***	Name change effective September 1, 2014.

****	Funds added effective 4/1/2014 to the ISP & SISP—Rates represent inception to date returns.

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Benefits upon termination of employment

Our NEOs, may receive various forms of compensation or benefits in connection with a termination of employment. These benefits result from:

•	change in control agreements,

•	the terms of our equity-based grants, and

•	other existing plans and arrangements in which our NEOs participate.

We do not have a separate severance plan or program for the NEOs, although the Committee has discretion to provide severance benefits, subject to the parameters of the policy we adopted in February 2011 and described on page 50 of our CD&A.

The benefits will depend on whether PNC or the executive terminated employment and, if PNC terminated employment, whether it was for cause; whether the termination resulted from death or disability; whether the termination followed a change in control and whether the executive is retirement-eligible. If a retirement-eligible employee resigns or is terminated without cause, we consider it a retirement. For these purposes, a “retirement-eligible” employee is someone who is at least 55 years old and has at least five years of service with us. As of December 31, 2014, Mr. Guyaux was retirement-eligible, while Mr. Demchak, Mr. Reilly, Mr. Lyons, and Mr. Parsley were not.

Change in control agreements

As of December 31, 2014 we have entered into separate change in control agreements with each of our NEOs and similar agreements with a limited group of other senior officers. These agreements have been a valuable component of our executive compensation program for several years. We believe that these arrangements mitigate concerns arising from a change in control, and help to ensure the continued dedicated service of our key employees. Cash payments received under these agreements require a “double trigger”—that is, the occurrence of both a change in control and a qualifying termination of employment. A qualifying termination would occur if the executive resigned for “good reason” or the surviving company terminated the executive without “cause” (each as defined in the change in control agreement). The treatment of equity awards upon a change in control is handled in the equity awards agreements themselves, described below, not in these agreements.

These agreements would pay cash to our executives, calculated based on various compensation components. These components include base salary and an annual incentive award (bonus). The cash severance payment related to base salary for Mr. Demchak, Mr. Reilly and Mr. Guyaux is based on three times, and for Mr. Lyons two times, the base salary (the highest monthly base salary rate for the twelve months preceding the change in control multiplied by twelve). The cash severance payment related to the bonus is three times for Mr. Demchak, Mr. Reilly and Mr. Guyaux, and two times for Mr. Lyons, the applicable average bonus percent multiplied by the applicable base salary. For Mr. Parsley, the multiple for the base salary component is two and the multiple for the bonus component is one. The agreements also provide for continued benefits under (or compute cash payments by reference to) some of our retirement and health and welfare benefit plans.

Our historical agreements require a payment to the NEO to reimburse the executive for any excise taxes on severance or other benefits that are considered “excess parachute payments” under the Internal Revenue Code as long as severance and other benefits are at least 105% of the maximum that can be paid without incurring the excise tax. Since 2009, we have eliminated the excise tax “gross-up” provision from new change in control agreements. Mr. Parsley’s and Mr. Lyons’ agreements do not contain an excise tax gross-up provision. Our Board adopted a policy in February 2011 that requires shareholder approval of certain future severance arrangements if the arrangement provides for additional severance benefits in an amount exceeding 2.99 times the sum of the executive’s annual base salary and target bonus.

The change in control agreements prohibit the executive from using or disclosing any of our confidential business or technical information or trade secrets. The executive may also not employ or solicit any of our officers during the one-year period following termination.

While the benefits to be received under a change in control agreement may be significant to an individual, they first require the occurrence of a significant transaction. As a result, the benefits are

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

highly speculative, and contingent on a variety of facts and circumstances. In recognition of this, our Personnel and Compensation Committee does not consider the amount of potential change in control payments when it makes annual compensation decisions for NEOs. Change in control protections, although meaningful, also become relatively less significant to PNC as we increase in size.

Equity-based grants

If an NEO resigns or is terminated with or without cause, any unvested equity-based compensation is generally forfeited. If a retirement-eligible employee resigns or is terminated without cause, we consider it a retirement. The tables and narrative that follow describe the impact of a change in control, or the retirement or disability of an NEO, on unvested equity-based compensation granted prior to 2015 and outstanding at December 31, 2014.

Beginning in 2015, grants to our executive officers have a “double-trigger” rather than a “single trigger” in the event of a change of control of PNC. In general, this means that payout is not accelerated on a change of control of PNC (although the potential payout amount would still be calculated and fixed at that time, generally in the same manner as for prior year awards), and that the change of control does not itself end the required service period, although after a change of control, the service requirement would also be satisfied if the executive’s employment were to be terminated without cause or if the executive were to leave for good reason.

GRANTS THAT VEST OR BECOME EXERCISABLE OVER TIME OR OPTIONS WHERE PERFORMANCE CRITERIA HAS BEEN MET

Change in Control	Retirement	Disability

Securities vest or, if not already exercisable, become exercisable, regardless of whether employment is terminated.

Following a termination without cause, or a resignation for good reason, the employee will have three years to exercise stock options. The three-year period cannot extend beyond the original option termination date.

For stock options where the performance criteria has already been met or for other options granted at least one year before retirement, there will be no change. These options will continue in accordance with their original terms. No options have been granted to NEOs since 2010 and thus any outstanding options would meet the one year of service pre-retirement threshold.

For restricted stock and restricted share units that have not already satisfied the service requirements, the Committee may approve vesting. For certain awards, if the Committee does not take action within a certain time of the scheduled vesting date, then the stock does not vest. For certain restricted stock awards, the Committee may accelerate vesting. For certain awards, retirement or retirement a specified period after grant will satisfy the service requirement. Certain awards do not include a service requirement.

All stock options that were not already exercisable become exercisable and the employee has three years to exercise them. The three-year period cannot extend beyond the original option termination date, however.

For restricted stock and restricted share units that have not already satisfied the applicable service requirement, the Committee may approve vesting or, in the case of certain restricted share units, the service requirement is satisfied. For certain awards, if the Committee does not take action within a certain time of the scheduled vesting date, then the award does not vest. For certain restricted stock awards, the Committee may accelerate vesting. Certain awards do not include a service requirement.

GRANTS THAT VEST UPON THE ACHIEVEMENT OF ADDITIONAL PERFORMANCE CRITERIA

Performance-Based Restricted Stock Units

Change in Control	Retirement	Disability
Any unvested performance RSUs will vest and pay out at 100% if we meet the Tier 1 capital ratio risk factor as of the last-completed quarter-end, provided that for 2013 and 2014 grants, the payout percentage will be subject to risk-based adjustments based on the most recent annual factor used prior to that time for the other risk factor. If we do not meet the required performance for the capital ratio risk factor, the units are cancelled.	Performance RSUs continue in effect in accordance with their terms.	Performance RSUs continue in effect in accordance with their terms.

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

GRANTS THAT VEST UPON THE ACHIEVEMENT OF ADDITIONAL PERFORMANCE CRITERIA (CONTINUED)

Incentive Performance Units

Change in Control	Retirement	Disability

For both regular and ALM incentive performance units, if the performance period has not yet ended before the date of a change in control, the employee would receive a two-part award. Each part of the award would be prorated based on a portion of the original multi-year performance period.

The first part of the award relates to the part of the performance period that had already elapsed before the change in control. The second part of the award relates to the part of the performance period that had not been completed due to the change in control.

In each part, the award would be calculated by multiplying a performance factor by the target number of units originally granted and then applying the applicable proration factor. (For 2012 regular grants, the target number of units would be adjusted for deemed dividends up to the change in control date. For 2013 and 2014 regular grants, the related dividend equivalents, which receive the same performance adjustment as their related units, cease to accrue at the change in control date. The ALM units do not have deemed dividends or equivalents. The 2011 and earlier grants of incentive performance units are no longer outstanding.)

The performance factor used to calculate the first part would be the higher of 100% and the payout percentage achieved, based on actual applicable corporate performance prior to the date of the change in control. The corporate performance factor used to calculate the second part would be a flat 100%. For the regular grants, the performance factors used to calculate the awards would also be subject to additional, risk-based adjustments, with both parts of the award subject to risk-based adjustment in certain circumstances.

For the first part of the award, the performance-adjusted amount of units would then be prorated based on the portion of the overall performance period (measured in quarters) that had elapsed before the date of the change in control. For the second part, the proration would be based on the remainder of the originally scheduled performance period not completed due to the change in control.

For grants of regular or ALM units made in 2012, 2013 and 2014, in the case of either retirement or disability, the grantee remains eligible for consideration for a full award equal to the same award the grantee could have received had the grantee remained employed for the full performance period. The 2011 and earlier grants of incentive performance units are no longer outstanding.

For all grants, regardless of the year that they were made, the Committee retains downward discretion to adjust or eliminate the payout. Any payout would occur after the performance period ends.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    73

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

The retirement and disability benefits summarized above are generally subject to termination by PNC if it is determined that an employee has engaged in certain competitive activities during employment or the first year post-employment, or that the employee has engaged in other detrimental conduct. Clawback provisions are generally limited after a change of control.

If the executive officer dies, generally stock options remain exercisable until the original option termination date, restricted stock and restricted share units vest, performance RSUs vest and pay out at 100% (provided, for 2013 and 2014 grants, if death occurs after the close of a performance year but before that year’s tranche has paid out, payout of that tranche is the same as if still an employee and otherwise at 100%), and a portion of the outstanding incentive performance units (or all of such units for 2014 grants) may be paid out, subject to the discretion of our Board’s Personnel and Compensation Committee, up to a maximum based on actual corporate and risk performance through the calendar year of the executive officer’s death (and, for 2014 grants, at 100% thereafter).

Existing plans and arrangements

As of December 31, 2014, our NEOs could participate in our qualified cash balance pension plan, our ERISA excess pension plan, our ISP, and our DCIP. In addition, our NEOs, other than Mr. Lyons, participate in our SISP and our DCP (although they may no longer make contributions to these plans) and our NEOs, other than Mr. Lyons and Mr. Parsley, participate in our supplemental executive retirement plan. The officers earn these benefits for services provided to us while employed, and many of these plans are also available on a broader basis to other employees. For the most part, an officer’s entitlement to these benefits does not depend on how employment terminates.

Estimated benefits upon termination

The following table shows the estimated benefits payable to our NEOs as of December 31, 2014 as a result of termination of employment in a variety of situations. These estimated amounts have been calculated as if employment was terminated on December 31, 2014. For change in control benefits, we assumed a change in control of PNC and a termination of employment by the surviving company without cause (or a resignation of the officer for good reason) on that date. To the extent relevant, the amounts assume a PNC stock price of

$91.23 the closing price for our stock on December 31, 2014. If we calculated these amounts using a different price, the amounts could be significantly different. The benefits below do not include the balances under our qualified cash balance pension plan, our ERISA excess pension plan, our supplemental executive retirement plan, our ISP, our SISP, our DCP and our DCIP unless the NEO receives an enhanced benefit under the termination scenario.

EMPLOYEES WHO ARE NOT ELIGIBLE FOR RETIREMENT

William S. Demchak	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	–	–	–	$12,780,037	–	–
Base Salary	–	–	–	$3,300,000	–	–
Bonus	–	–	–	$9,480,037	–	–
Enhanced Benefits	–	–	–	$1,036,136	–	–
Defined Benefit Plans	–	–	–	$970,803	–	–
Defined Contribution Plans	–	–	–	$31,200	–	–
General Health & Welfare	–	–	–	$34,133	–	–
Acceleration of Unvested Equity	–	–	–	$18,296,157	$18,934,314	$17,179,043
Restricted Stock/Units	–	–	–	–	–	–
Performance-based RSUs	–	–	–	$8,691,874	$9,494,975	$8,691,874
Incentive Performance Units	–	–	–	$9,604,283	$9,439,339	$8,487,169
Excise Tax and Gross-Up	–	–	–	–	–	–
TOTAL	$0	$0	$0	$32,112,330	$18,934,314	$17,179,043

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Robert Q. Reilly	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	–	–	–	$4,768,704	–	–
Base Salary	–	–	–	$1,500,000	–	–
Bonus	–	–	–	$3,268,704	–	–
Enhanced Benefits	–	–	–	$519,319	–	–
Defined Benefit Plans	–	–	–	$449,556	–	–
Defined Contribution Plans	–	–	–	$31,200	–	–
General Health & Welfare	–	–	–	$38,563	–	–
Acceleration of Unvested Equity	–	–	–	$4,670,874	$4,818,326	$4,331,363
Restricted Stock/Units	–	–	–	–	–	–
Performance-based RSUs	–	–	–	$2,204,961	$2,398,752	$2,204,961
Incentive Performance Units	–	–	–	$2,465,913	$2,419,574	$2,126,402
Excise Tax and Gross-Up	–	–	–	$3,716,874	–	–
TOTAL	$0	$0	$0	$13,675,771	$4,818,326	$4,331,363

Michael P. Lyons	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	–	–	–	$6,600,756	–	–
Base Salary	–	–	–	–	–	–
Bonus	–	–	–	$6,600,756	–	–
Enhanced Benefits	–	–	–	–	–	–
Defined Benefit Plans	–	–	–	–	–	–
Defined Contribution Plans	–	–	–	–	–	–
General Health & Welfare	–	–	–	–	–	–
Acceleration of Unvested Equity	–	–	–	$13,925,103	$14,182,982	$13,025,558
Restricted Stock/Units	–	–	–	$1,330,681	$1,330,681	$1,330,681
Performance-based RSUs	–	–	–	$5,383,522	$5,763,804	$5,383,522
Incentive Performance Units	–	–	–	$7,210,900	$7,088,497	$6,311,355
Excise Tax and Gross-Up	–	–	–	N/A	–	–
TOTAL	$0	$0	$0	$20,525,859	$14,182,982	$13,025,558

E. William Parsley, III	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	–	–	–	$1,993,085	-	-
Base Salary	–	–	–	$1,000,000	–	–
Bonus	–	–	–	$993,085	–	–
Enhanced Benefits	–	–	–	$147,153	–	–
Defined Benefit Plans	–	–	–	$99,654	–	–
Defined Contribution Plans	–	–	–	$20,800	–	–
General Health & Welfare	–	–	–	$26,699	–	–
Acceleration of Unvested Equity	–	–	–	$25,819,575	$26,051,408	$24,049,939
Restricted Stock/Units	–	–	–	–	–	–
Performance-based RSUs	–	–	–	$2,716,640	$2,995,352	$2,716,640
Incentive Performance Units	–	–	–	$2,819,786	$2,772,907	$2,478,507
Phantom Units	–	–	–	$20,283,149	$20,283,149	$18,854,792
Excise Tax and Gross-Up	–	–	–	N/A	–	–
TOTAL	$0	$0	$0	$27,959,813	$26,051,408	$24,049,939

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

EMPLOYEES WHO ARE ELIGIBLE FOR RETIREMENT

Joseph C. Guyaux	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	–	–	–	$5,055,400	–	–
Base Salary	–	–	–	$1,860,000	–	–
Bonus	–	–	–	$3,195,400	–	–
Enhanced Benefits	–	–	–	$843,504	–	–
Defined Benefit Plans	–	–	–	$787,878	–	–
Defined Contribution Plans	–	–	–	$31,200	–	–
General Health & Welfare	–	–	–	$24,426	–	–
Acceleration of Unvested Equity	–	–	$7,528,419	$7,268,270	$7,528,419	$6,813,396
Restricted Stock/Units	–	–	$550,938	$550,938	$550,938	$550,938
Performance-based RSUs	–	–	$3,556,242	$3,236,826	$3,556,242	$3,236,826
Incentive Performance Units	–	–	$3,421,239	$3,480,506	$3,421,239	$3,025,632
Excise Tax and Gross-Up	–	–	–	–	–	–
TOTAL	$0	$0	$7,528,419	$13,167,174	$7,528,419	$6,813,396
(a)	If a retirement-eligible employee resigns or is terminated without cause, we consider it a retirement.

(b)	The benefits shown under “Acceleration of Unvested Equity” are received upon the change in control itself and do not require termination of employment while the other benefits require qualifying termination.

76    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Security ownership of directors and executive officers

The table below sets forth information regarding common stock ownership by our directors and executive officers. We include beneficial ownership of common stock as of January 30, 2015 for each director (including all nominees for director), each executive officer named in the Summary compensation table on page 56, and all directors and executive officers as a group. Unless we otherwise note, each person exercises sole voting and investment power over these shares of common stock.

We determine the number of shares in the Common Stock Ownership column as beneficially owned by each director and executive officer pursuant to SEC regulations. This information does not necessarily indicate beneficial ownership for any other purpose. Beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power. We also include any shares of common stock that the individual has the right to acquire within 60 days of January 30, 2015 through the exercise of any option, warrant or right and any restricted stock units payable in common stock that vest within 60 days of January 30, 2015. The table also shows, as of January 30, 2015, the number of common stock units credited to the accounts of our directors and executive officers under various benefit plans. Each of our directors standing for election owns shares of our common stock.

Name	Common Stock Ownership*		Options and Restricted Share Units**	Total Number of Shares Beneficially Owned	Common Stock Unit Ownership***	Total Shares Beneficially Owned Plus Common Stock Units
Non-Employee Directors:
Richard O. Berndt	8,298		—	8,298	15,567	23,865
Charles E. Bunch	781		—	781	15,567	16,348
Paul W. Chellgren	24,096	(1)	—	24,096	59,645	83,741
Marjorie Rodgers Cheshire	100		—	100	59	159
Andrew T. Feldstein	38,000	(2)	—	38,000	3,407	41,407
Kay Coles James	315		—	315	20,496	20,811
Richard B. Kelson	119		—	119	26,019	26,138
Anthony A. Massaro	3,143	(1)(3)	—	3,143	22,726	25,869
Jane G. Pepper	2,840		2,000	4,840	29,083	33,923
Donald J. Shepard	8,967	(2)	—	8,967	31,989	40,956
Lorene K. Steffes	2,041	(3)	1,000	3,041	27,301	30,342
Dennis F. Strigl	10,714	(3)	—	10,714	27,754	38,468
Thomas J. Usher	7,139	(3)	—	7,139	51,513	58,652
George H. Walls, Jr.	392		—	392	28,953	29,345
Helge H. Wehmeier	24,761		—	24,761	37,499	62,260
NEOs:
William S. Demchak	301,371	(3)(4)	729,592	1,030,963	5,928	1,036,891
Robert Q. Reilly	65,517	(3)(4)	226,508	292,025	2,106	294,131
Michael P. Lyons	65,240		23,164	88,404	—	88,404
E. William Parsley, III	72,363		91,743	164,106	—	164,106
Joseph C. Guyaux	60,258	(3)(4)	344,219	404,477	1,744	406,221
Ten remaining executive officers	149,668	(2)(3)(4)	269,555	419,223	11,741	430,964
Directors and executive officers as a group (30 persons):	846,123		1,687,781	2,533,904	419,097	2,953,001

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SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

*	As of January 30, 2015, there were 521,540,186 shares of PNC common stock issued and outstanding. The number of shares of common stock beneficially owned by each individual is less than 1% of the outstanding shares of common stock; the total number of shares of common stock beneficially owned by the group is approximately .5% of the class. If stock options were exercisable or units payable in common stock vest within 60 days of January 30, 2015, we added those numbers to the total number of shares issued and outstanding. As of January 30, 2015, the number of shares of common stock and units held by the group was .6%. No director or executive officer beneficially owns shares of PNC preferred stock.

**	Includes options exercisable within 60 days of January 30, 2015 and performance-based restricted share units payable in common stock that are expected to vest within 60 days of January 30, 2015.

***	For non-employee directors, includes common stock units credited to their accounts pursuant to deferrals made under the Directors Deferred Compensation Plan and predecessor plans and common stock units granted under the Outside Directors Deferred Stock Unit Plan, which will be paid in cash. For executive officers, includes common stock units credited under our DCP and SISP, which are payable in cash. These units are not considered beneficially owned under SEC rules.

(1)	Includes shares owned by spouse.

(2)	Includes shares held in a trust.

(3)	Includes shares held jointly with spouse.

(4)	Includes shares held in our incentive savings plan (ISP).

Security ownership of certain beneficial owners

Based on a review, as of February 17, 2015, of Schedules 13D and 13G filed with the SEC, the following entities beneficially own more than five percent of our common stock. The numbers shown on the table below represent holdings as of December 31, 2014 provided in the Schedule 13G filed with the SEC and should be interpreted in light of the related footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.	26,456,111(1)	5.0%
55 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc.	28,793,701(2)	5.5%
100 Vanguard Blvd.
Malvern, PA 19355
Wellington Management Company, LLP	39,739,295(3)	7.6%
280 Congress Street
Boston, MA 02210
(1)	According to the Schedule 13G filed by BlackRock, Inc. with the SEC on February 3, 2015, BlackRock, Inc. and its subsidiaries have beneficial ownership of 26,456,111 shares of our common stock. BlackRock, Inc. reported (1) sole dispositive power with respect to 26,455,611 shares, (2) shared dispositive power with respect to 500 shares, (3) sole voting power with respect to 22,107,494 shares and (4) shared voting power with respect to 500 shares. BlackRock, Inc. is the beneficial owner of our common stock as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares of common stock: BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management North Asia Limited; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Fund Managers Ltd; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; BlackRock Japan Co Ltd; and BlackRock Life Limited.

(2)	According to the Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 11, 2015, The Vanguard Group, Inc. has beneficial ownership of 28,793,701 shares of our common stock. The Vanguard Group, Inc. reported (1) sole dispositive power with respect to 27,936,299 shares, (2) shared dispositive power with respect to 857,402 shares and (3) sole voting power with respect to 908,389 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 711,762 shares or .13% of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 342,267 shares or .06% of our common stock as a result of its serving as investment manager of Australian investment offerings.

(3)	According to the Schedule 13G filed by Wellington Management Group LLP with the SEC on February 12, 2015, Wellington Management Group LLP, formerly known as Wellington Management Company, LLP, has beneficial ownership of 39,739,295 shares of our common stock which are held of record by clients of one or more investment advisors directly or indirectly owned by Wellington Management Group LLP. Wellington Management Group LLP shares dispositive power with respect to 39,739,295 shares of our common stock and shares voting power with respect to 18,843,440 shares of our common stock.

78    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)

Under the Audit Committee’s charter, the Audit Committee is responsible for the selection, appointment, compensation, retention and oversight of PNC’s independent auditors. In connection with this responsibility, the Audit Committee evaluates and monitors the auditors’ qualifications, performance and independence. This responsibility includes a review and evaluation of the lead audit partner. The Audit Committee approves all audit engagement fees and terms associated with the retention of the independent auditors. The Audit Committee has selected PricewaterhouseCoopers LLP (PwC) as PNC’s independent auditors for 2015. PwC has been PNC’s independent auditors since 2007. The Audit Committee carefully considered the selection of PwC as our independent auditors. In connection with this selection, the Audit Committee considered whether there should be a rotation of the independent audit firm. The Audit Committee charter requires the Audit Committee to consider, not less frequently than when the lead audit partner is rotated, whether PNC should adopt a policy of regular rotation of the independent audit firm. In addition to assuring the required rotation of the lead audit partner, the Audit Committee oversees the selection of the new lead audit partner and the Audit Committee chair participates directly in the selection of the new lead audit partner.

On February 13, 2015, the Audit Committee presented its conclusions regarding the selection and appointment of PwC as the independent auditors to our Board of Directors, including a determination that the selection of PwC as our independent auditors is in the best interests of PNC. Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of PwC as PNC’s independent registered public accounting firm for 2015. The Audit Committee and the Board of Directors believe that the continued retention of PwC as PNC’s independent auditors is in the best interests of PNC.

The Audit Committee and Board of Directors have adopted a policy that if a majority of the votes cast at the annual meeting is against ratification, the Audit Committee will reconsider its selection of PwC. The Audit Committee will be under no obligation, however, to select new independent auditors. If the Audit Committee does select new independent auditors for 2015, we will not seek shareholder ratification of the new selection.

We expect representatives of PwC to be available at the annual meeting. They will have an opportunity to make a statement and respond to appropriate questions.

You can learn more about the Audit Committee’s responsibilities with respect to the independent auditors in the Committee’s charter, which is posted on the corporate governance section of our corporate website at www.pnc.com/corporategovernance.

Audit, audit-related and permitted non-audit fees

In considering the nature of the services provided by our independent auditors, the Audit Committee determined that the services are compatible with the provision of independent audit services. The Committee discussed these services with the independent auditors and our management to determine that they are permitted under the SEC rules and regulations concerning auditor independence.

The following table summarizes the total fees for professional services rendered by PwC to PNC for 2014 and 2013:

Category	2014 (in millions)	2013 (in millions)
Audit fees	$19.1	$17.8
Audit-related fees*	$1.9	$1.9
Tax fees	$0.3	$0.2
All other fees	$0.5	$0.9
TOTAL FEES BILLED	$21.8	$20.8
*	Excludes fees of $0.4 million in 2014 and $0.8 million in 2013 for financial due diligence services related to potential private equity investments. In those instances the fees were paid by the company issuing the equity.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    79

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)

Audit fees. These fees consisted primarily of the audit of PNC’s annual consolidated financial statements, reviews of PNC’s quarterly consolidated financial statements included in Form 10-Q filings, comfort letter procedures, other services related to SEC matters and required attestation services.

Audit-related fees. These fees consisted primarily of SSAE 16 and compliance and internal control reviews.

Tax fees. These fees were attributable to federal and state tax compliance services and tax planning services.

All other fees. These fees primarily consisted of consulting services related to various regulatory matters.

Procedures for pre-approving audit services, audit-related services and permitted non-audit services

The Audit Committee is responsible for pre-approving audit services, audit-related services and permitted non-audit services (such as tax) to be provided to us by our independent auditors. The Committee is given this responsibility to confirm that providing services will not impair our auditors’ independence. The Committee performs this function for us and our subsidiaries.

The Committee’s responsibility also includes pre-approval of the fees for such services (although SEC regulations do not require the pre-approval of fees) and the other terms of the engagement. The Committee may either pre-approve specific fees, or a methodology for determining fees. Any proposed increase in fees that exceed the pre-approved amounts require the Committee’s approval.

Pre-approval may be general (categories of services) or specific (individual services). If the Committee pre-approves a general category of services, it will review the scope of services related to such general pre-approval at least annually. The Committee is responsible for approving any fee or other compensation arrangements for services covered by a pre-approval of a general category of services.

The full Committee may exercise pre-approval authority, or the Chairman of the Committee may exercise the authority as required between meetings. The Committee may also delegate this authority, in whole or in part, to one or more Committee members. Any person exercising delegated authority reports on the pre-approvals at the next scheduled meeting of the Committee, which will be reflected in the meeting minutes. The Audit Committee may not delegate its pre-approval authority to any other person, including any member of our management or other PNC employee or agent.

The written request for pre-approval includes, at a minimum, a description of the nature of the engagement, the proposed fee for the services, and a statement by the independent auditor that the provision of the services is consistent with SEC and other applicable rules on auditor independence. All requests for pre-approval of services are reviewed by management to ensure the services are permitted under SEC regulations and the Audit Committee charter and include a recommendation of the proposal by the Chief Financial Officer or the Controller and the General Auditor. In reviewing a pre-approval request, the Committee or Chairman may request members of our management to provide their views on auditor independence questions.

The Controller or designee reports to the Audit Committee at least quarterly as to the status of services that had been pre-approved and the related fees.

All audit services, audit-related services and permitted non-audit services and related fees disclosed above were pre-approved by the Audit Committee. The Audit Committee may amend these procedures from time to time.

80    THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s job is one of oversight, as set forth in its charter. It is not the duty of the Audit Committee to prepare PNC’s consolidated financial statements, to plan or conduct audits, or to determine that PNC’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. PNC’s management is responsible for preparing PNC’s consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. PNC’s management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent auditors are responsible for the audit of PNC’s consolidated financial statements and the audit of the effectiveness of PNC’s internal control over financial reporting. In addition, the independent auditors are responsible for the audit of management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014.

The Audit Committee has reviewed and discussed PNC’s audited consolidated financial statements with management and with PricewaterhouseCoopers LLP (PwC), PNC’s Independent Registered Public Accounting Firm for 2014. The Audit Committee has selected PwC as PNC’s independent auditors for 2015 subject to shareholder ratification. A portion of the Audit Committee’s review and discussion of PNC’s audited consolidated financial statements with PwC occurred in private sessions, without PNC management present.

The Audit Committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed PwC’s independence with representatives of PwC.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in PNC’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors of The PNC Financial Services Group, Inc.

Paul W. Chellgren, Chairman

Richard O. Berndt

Marjorie Rodgers Cheshire

Richard B. Kelson

Donald J. Shepard

George H. Walls, Jr.

In accordance with SEC regulations, the Report of the Audit Committee is not incorporated by reference into any of our future filings made under the Securities Exchange Act of 1934 or the Securities Act of 1933. The report is not deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2015.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2015 Proxy Statement    81

“SAY-ON-PAY”: ADVISORY VOTE

ON EXECUTIVE COMPENSATION (ITEM 3)

What is the purpose of this item?

We describe this item as an advisory vote on executive compensation, but it is more commonly known as “say-on-pay.” We provide this vote under the federal securities laws (Section 14A of the Securities Exchange Act of 1934) and in recognition of our shareholders’ vote in 2011 recommending that we hold an advisory vote on executive compensation each year. After our shareholders voted in 2011, the Board affirmed that recommendation and elected to hold future “say-on-pay” advisory votes on an annual basis, until the next shareholder vote on “say-on-pay” frequency. We expect to conduct our next shareholder vote on “say-on-pay” frequency at our 2017 annual meeting of shareholders.

With this item, shareholders may submit an advisory vote on the compensation of our CEO and the other four executive officers named in the Summary compensation table on page 56. That table provides an annual snapshot of the compensation paid or granted to our NEOs.

What does it mean to have a “say-on-pay” advisory vote?

As an advisory vote, the outcome will not bind PNC or our Board. We will disclose how many shareholders voted “For” or “Against” the resolution, and how many shareholders abstained from voting.

We believe in soliciting input from our investors throughout the year on a variety of issues, and this advisory vote fits within our broader shareholder engagement efforts. We first provided a “say-on-pay” vote in 2009, voluntarily provided the vote again in 2010, provided the vote as required by the federal securities laws in 2011 and as recommended by our shareholders annually since then. We have averaged 92% support for say-on-pay over the past five years.

While this vote is non-binding, our Board values the opinions of shareholders and will carefully consider the results when making future compensation decisions. In considering an overall executive compensation program, “say-on-pay” cannot convey a shareholder’s view on a discrete element of our compensation program or a specific decision made by our Board’s Personnel and Compensation Committee. From 2009 through 2014, the Committee received reports on the outcome of the “say-on-pay” vote, how PNC compared to its peer group and other large public companies, and whether any changes to the compensation program were being considered in light of the results. The Committee expects to undertake a similar evaluation this year.

Where can I find more information on executive compensation?

We describe our executive compensation program and the compensation awarded under that program in the CD&A, the Compensation Tables, and the related disclosure contained in this proxy statement. See pages 36 to 76.

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“SAY-ON-PAY”: ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 3)

What are some of the performance and compensation program highlights for 2014?

Please review our CD&A, which begins on page 36, as well as the accompanying compensation tables and the related disclosure beginning on page 56. Performance and compensation program highlights, which are also included in our CD&A, should be read in connection with the full CD&A, the Compensation Tables and the related disclosure contained in this proxy statement.

The Board of Directors recommends a vote FOR the following advisory resolution:

“RESOLVED, that the holders of the common stock and the voting preferred stock of The PNC Financial Services Group, Inc. (the “Company”), voting together as a single class, approve the compensation of the Company’s five executive officers named in the Summary compensation table of the Company’s proxy statement for the 2015 Annual Meeting of Shareholders (the “2015 Proxy Statement”), as described in the Compensation Discussion and Analysis, the Compensation Tables and the related disclosure contained in the 2015 Proxy Statement.”

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GENERAL INFORMATION

PNC will hold its annual meeting of shareholders on Tuesday, April 28, 2015.

This proxy statement includes information about PNC, describes the proposals to be considered at the meeting, and explains the voting process. We encourage you to read it carefully.

This section of the proxy statement reviews important technical points, such as how to attend the meeting, how to access our proxy materials, how to vote, how a proposal gets approved and how shareholder proposals can be brought before a meeting.

In this section we sometimes discuss differences between “registered” and “street name” shareholders. For purposes of reviewing the proxy materials and voting shares, this distinction is important. We refer to those owning PNC shares in their own name as “registered” holders or “shareholders of record.” We refer to those who own PNC shares through an account at an intermediary—such as a brokerage firm or bank—as holding our shares in “street name” or as “beneficial owners.”

Attending the annual meeting

Our annual meeting of shareholders will be held on Tuesday, April 28, 2015 at One PNC Plaza, 15th Floor, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222. The meeting will begin at 11:00 a.m., Eastern time. Directions to the meeting are available at www.pnc.com/annualmeeting.

General requirements

You must be a shareholder on the record date of January 30, 2015 to attend the annual meeting in person, or hold a valid legal proxy. Each shareholder may bring one guest.

All shareholders, guests of shareholders and persons holding legal proxies must present a valid form of photo identification, such as a driver’s license, to be admitted to the annual meeting.

Additional requirements

In addition to presenting a valid form of photo identification, please follow these instructions to be admitted to the meeting:

Registered shareholder. Present one of the following: (i) proxy card admission ticket, (ii) Notice of Availability of Proxy Materials or (iii) admission ticket that you printed if you voted electronically.

Street name shareholder. Present one of the following: (i) brokerage statement or letter from your bank or broker demonstrating PNC share ownership as of our record date of January 30, 2015, (ii) voting instruction form or copy, (iii) Notice of Availability of Proxy Materials or (iv) a written legal proxy issued by your broker or bank.

Proxy for registered shareholder. Present a written legal proxy to you signed by the registered shareholder and one of the following: (i) proxy card admission ticket, (ii) Notice of Availability of Proxy Materials or (iii) printed admission ticket if the registered shareholder voted electronically.

Proxy for street name shareholder. Present a written legal proxy from a broker or bank that is assignable and signed by the street name holder with an indication by the street name holder that you are the person authorized to seek admission, and one of the following: (i) a brokerage statement or letter from the street name holder’s bank or broker demonstrating PNC share ownership as of our record date of January 30, 2015, (ii) voting instruction form or copy or (iii) Notice of Availability of Proxy Materials.

A shareholder representative (for example, a person representing an entity that is a shareholder) must present satisfactory documentation evidencing his or her authority with respect to the shares in addition to complying with the general and additional requirements.

We will decide in our sole discretion whether the documentation presented for admission meets the above requirements.

Everyone attending the annual meeting agrees to abide by the regulations for conduct for the meeting. These regulations for conduct are included in Annex B to this proxy statement and will also be printed on the meeting agenda and distributed and reviewed at the meeting.

No cameras, mobile phones, laptops, tablets, or recording equipment are permitted in the meeting room. In addition, large bags, backpacks, briefcases, and similar items are not permitted in the meeting room.

If you cannot attend the annual meeting in person, you can listen to the meeting by using the webcast or conference call options that are described on the Notice of Annual Meeting of Shareholders on page 10. However, those using the webcast or dial-in numbers will not be able to vote or ask questions. Please visit the website www.pnc.com/investorevents or www.pnc.com/annualmeeting ahead of time to register and download any necessary software and to view or print related materials.

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GENERAL INFORMATION

Reviewing proxy materials

Mailing date. We provided access to our proxy materials beginning on Tuesday, March 17, 2015. On that day, we mailed the Notice of Availability of Proxy Materials, began mailing paper copies of our 2014 Annual Report, this proxy statement and proxy card to registered shareholders, and delivered proxy materials electronically to registered shareholders who previously consented to that type of delivery. Please note that our 2014 Annual Report is not considered part of our proxy solicitation materials.

Accessing proxy materials. The SEC allows us to deliver proxy materials to shareholders over the Internet. We believe that this offers a convenient way for shareholders to review our information. It also reduces printing expenses and lessens the environmental impact of paper copies.

Any shareholder may access our proxy materials electronically. Upon request, we will continue to provide email or paper copies of proxy materials to shareholders for the current meeting or for future meetings.

If you hold PNC shares in street name, we generally cannot mail our materials to you directly. Your broker or bank must provide you with the Notice of Availability of Proxy Materials or the proxy statement and voting instruction form, and must also explain the voting process to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2015: This Notice of Annual Meeting and Proxy Statement and the 2014 Annual Report are available at:

www.envisionreports.com/PNC

Have you received more than one set of proxy materials? If two or more PNC shareholders live in your household, or you maintain more than one shareholder account on the books of our transfer agent, you may have received more than one set of our proxy materials.

In order to reduce duplicate packages and lower expenses, we rely on Securities and Exchange Commission rules allowing delivery of one set of proxy materials to multiple shareholders sharing the same address and last name who consent in a manner provided by these rules. This is referred to as “householding.” Even if you consent to householding, we will always deliver a separate proxy card or Notice of Availability of Proxy Materials for each account. Householding will not affect your right to vote.

If you would like to opt out of or into householding in the future, or would like to receive a separate copy of the proxy materials, please write or call Computershare Trust Company, N.A., our stock transfer agent, at the address or phone number below:

Computershare Trust Company, N.A.

P.O. Box 43078

Providence, RI 02940-3078

800-982-7652

You may also receive more than one set of our proxy materials if you have more than one brokerage account. Our householding process does not include accounts that you maintain at a brokerage firm or bank. Some brokerage firms and banks now offer householding—please contact your broker directly if you are interested.

Voting your shares

We want our shareholders, as the owners of PNC, to consider the important matters before them and exercise their right to vote. Our Board of Directors is asking for, or soliciting, a proxy from our shareholders. This section describes the different aspects of the voting process and how proxy voting works.

Who can vote? You are entitled to vote if you were a shareholder as of the record date of January 30, 2015.

What is a proxy? For shareholders unable to attend and vote at the annual meeting in person, you can tell us exactly how you want to vote and then allow an officer to vote on your behalf. That is called giving us a “proxy.” By allowing a proxy to carry out your wishes, you can ensure that your vote counts.

Soliciting your proxy. Our Board of Directors is soliciting your proxy to make sure that your vote is properly submitted and received on time, and to improve the efficiency of the annual meeting. We may ask for, or solicit, proxies using several methods.

We may solicit proxies by mail, personal interviews, telephone or fax. We may use the Internet to solicit proxies. PNC officers or employees may solicit proxies, but will not receive any special compensation for doing so.

We will ask brokerage houses, banks and other custodians of PNC stock to forward proxy materials to their clients who hold PNC stock. We will pay for their expenses to do so.

We hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, a proxy soliciting firm, to help us with the solicitation of proxies for the 2015 annual meeting. We will pay Morrow $15,000, plus its out-of-pocket expenses, to provide information

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GENERAL INFORMATION

to our shareholders and to assist with distributing proxy materials.

Revoking your proxy. What if you change your mind after you give us your proxy to vote? You can amend your voting decisions in several ways. We call this “revoking” your proxy.

To revoke your current proxy and replace it with a new proxy, we must receive the newly executed proxy before the deadline. If you revoke by mail, we must receive the new proxy card before the annual meeting begins. Please make sure you have provided enough time for the replacement proxy to reach us. If you revoke by using the telephone or Internet voting options, we must receive your revocation by 1:00 a.m. Eastern time on April 28, 2015.

After the above deadlines have passed, you can only revoke your proxy in person. You cannot use the webcast or conference call to revoke your proxy. Once the polls close at the annual meeting, the right to revoke ends. If you have not properly revoked your proxy, we will vote your shares in accordance with your most recent valid proxy.

If you hold PNC shares in street name, follow the instructions provided by your broker to revoke your voting instructions or otherwise change your vote.

How to vote. If your shares are registered in your name, you may vote in person by submitting a ballot at the annual meeting. We will distribute ballots at the meeting. To make it convenient and simple for you, we offer a number of other ways to vote your shares. We include voting instructions in the Notice of Availability of Proxy Materials and the proxy card.

For registered holders, we offer the following methods to vote your shares and give us your proxy:

Internet	Go to www.envisionreports.com/PNC and follow the instructions. This voting system has been designed to provide security for the voting process and to confirm that your vote has been recorded accurately.
Telephone	Follow the instructions on the proxy card.
Mail	Complete, sign and date the proxy card and return it in the envelope provided if you requested or were sent copies of the proxy materials. The envelope requires no postage if mailed in the United States.

If you hold PNC shares in street name, you will receive information on how to give voting instructions to your brokerage firm or bank. Note that if you hold PNC shares in street name and plan to vote at the annual meeting, you must present a written legal proxy from your broker or bank authorizing you to vote the shares it holds for you in its name.

PNC is incorporated in Pennsylvania. Pennsylvania law allows properly authenticated proxies to be transmitted by telephone or the Internet. Pennsylvania law also permits a shareholder of record, such as a brokerage firm or bank, to communicate a vote by telephone or Internet for a beneficial owner.

Brokers voting your shares. If you hold PNC shares in street name, you must give instructions to your broker on how you would like your shares to be voted. If you do not provide any instructions, your broker can vote your shares on “routine” items. New York Stock Exchange (NYSE) rules define which items are “routine” or “non-routine.” We discuss below under Votes required for approval whether the items to be acted upon at the annual meeting are “routine” or “non-routine.”

A broker “non-vote” occurs when the shareholder provides no instructions and the item is non-routine. In determining whether a vote was cast for a proposal, we will not count broker non-votes.

Our voting recommendations. If you sign, date and return your proxy card but do not give voting instructions, or if you use Internet or telephone voting and do not provide voting instructions for each proposal, we will vote your shares as follows:

•	FOR each of the Board’s 13 nominees for director

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2015

•	FOR the advisory resolution on executive compensation

Confidential voting. We keep votes confidential and do not disclose them to our directors, officers or employees, except:

•	As necessary to meet legal requirements or to pursue or defend legal actions.

•	To allow the Judge of Election to certify the voting results.

•	When expressly requested by a shareholder or benefit plan participant.

•	If there is a contested proxy solicitation.

Our Board has adopted a “confidential voting” policy. With the exceptions described above, this policy states that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be kept permanently confidential and not be disclosed.

Computershare Trust Company, N.A., our independent vote tabulator and Judge of Election for the 2015 annual meeting, confirmed that its procedures will be consistent with this policy.

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GENERAL INFORMATION

How a proposal gets approved

On the record date, we had over 500 million outstanding shares of common stock, as well as additional shares of preferred stock. Under Pennsylvania law, we must have a quorum before we can consider proposals at an annual meeting. A quorum is the number of shares that must be present at the meeting. In determining if a quorum exists, we count the number of shares represented by shareholders in person as well as the number of shares represented by proxies.

To have a quorum, we need the presence of shareholders or their proxies who are entitled to cast at least a majority of the votes that all shareholders are entitled to cast. If you return a proxy, whether you vote for or against a proposal, abstain from voting or only sign and date your proxy card, your holdings will be counted toward the quorum.

Once a quorum is achieved, different proposals may require different standards of approval. Street name holders may need to take additional precautions to ensure that their vote counts. We discuss the mechanics of proposal approval below.

Issued and outstanding shares. This table shows the number of issued and outstanding shares of our common and preferred stock entitled to vote on January 30, 2015, the record date. We have additional issued and outstanding series of preferred stock that are not entitled to vote at the meeting. The table also shows the number of votes for each share for the matters brought before this meeting. The number of votes shown for each share of voting preferred stock equals the number of full shares of PNC common stock that can be acquired upon the conversion of a share of preferred stock. At the meeting, holders of common and preferred stock entitled to vote will vote together as a single class. There is no cumulative voting.

Class	Issued and Outstanding Shares Entitled to Vote	Votes Per Share	Effective Voting Power
Common	521,512,951	1	521,512,951
Preferred – Series B	663	8	5,304

Votes required for approval. Under Pennsylvania law, if you abstain from voting it will not count as a vote “cast.” To abstain, you must check the “Abstain” box on your proxy card, or select the appropriate option when voting by Internet or telephone. If you sign, date and return your proxy card but do not provide voting instructions, or if you do not provide voting instructions when voting over the Internet, we will vote your shares represented by that proxy as recommended by our Board of Directors and this vote will count as a vote cast. A broker non-vote will also be treated as a failure to record a vote and will not count as a vote cast.

Election of directors (Item 1). Unless a company’s articles of incorporation or by-laws provide otherwise, Pennsylvania law contemplates election of directors by a plurality of votes cast. In 2009, PNC amended its By-laws to include an eligibility requirement for director nominees in uncontested elections, whereby an incumbent director will offer to resign if he or she does not receive a majority of the votes cast. Our By-laws and corporate governance guidelines describe this majority voting requirement and the related procedure that requires an incumbent director to tender his or her resignation to the Board. To receive a majority of the votes cast means that the shares voted “for” a director’s election exceed 50% of the number of votes cast with respect to that director’s election. This will be considered a non-routine item. As a non-routine item, there may be broker non-votes. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results.

Ratification of independent registered public accounting firm (Item 2). A majority of the votes cast will be required to approve the ratification of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015. This will be considered a routine item, and brokers have the discretion to vote uninstructed shares on behalf of clients. As a routine item, there will be no broker non-votes, although brokers may otherwise fail to submit a vote. Any failures by brokers to vote or abstentions will not be included in the total votes cast and will not affect the results.

“Say-on-pay”: advisory vote on executive compensation (Item 3). A majority of the votes cast will be required to approve this item, an advisory vote on executive compensation. Because your vote is advisory, it will not be binding on the Board or PNC. This will be considered a non-routine item. As a non-routine item, there may be broker non-votes. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results.

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GENERAL INFORMATION

2014 annual meeting voting results

Eligible Votes (millions)	533.9
Total Voted (millions)	455.8 (85.4%)
Broker Non-Votes (millions)	41.4 (7.8%)

Proposal	Votes “For”*
Director Elections — Average	98.2%
Richard O. Berndt	99.5%
Charles E. Bunch	98.4%
Paul W. Chellgren	98.1%
William S. Demchak	99.1%
Andrew T. Feldstein	99.3%
Kay Coles James	99.5%
Richard B. Kelson	98.4%
Anthony A. Massaro	98.2%
Jane G. Pepper	99.1%
Donald J. Shepard	99.4%
Lorene K. Steffes	99.2%
Dennis F. Strigl	97.9%
Thomas J. Usher	90.0%
George H. Walls, Jr.	99.5%
Helge H. Wehmeier	97.9%
Ratification of Auditors	99.8%
Say-on-Pay	87.6%
Shareholder Proposal regarding a report on greenhouse gas emissions of borrowers	23.4%
*	As a percentage of total votes cast not including abstentions or broker non-votes.

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SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

SEC Rule 14a-8. If you are a shareholder who would like us to include your proposal in our notice of the 2016 annual meeting and related proxy materials, you must follow SEC Rule 14a-8. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than November 18, 2015. If you do not follow Rule 14a-8, we will not consider your proposal for inclusion in next year’s proxy statement.

Advance notice procedures. Under our By-laws, a shareholder who wishes to nominate an individual for election to the Board of Directors directly at an annual meeting, or to propose any business to be considered at an annual meeting, must deliver advance notice of such nomination or business to PNC. The shareholder must be a shareholder as of the date the notice is delivered and at the time of the annual meeting and must be entitled to vote at the meeting. The notice must be in writing and contain the information specified in our By-laws for a director nomination or other business.

The company’s 2016 annual meeting is currently scheduled to be held on April 26, 2016, and to be timely, the written notice must be delivered not earlier than December 30, 2015 (the 120th day prior to the first anniversary of this year’s annual meeting) and not later than January 29, 2016 (the 90th day prior to the first anniversary of this year’s annual meeting) to the Corporate Secretary at our principal executive offices by mail or facsimile.

These advance notice procedures are separate from the procedures you must follow to submit a director nominee for consideration by the Nominating and Governance Committee for recommendation to the Board for election as described under Corporate Governance—Board committees—Nominating and Governance Committee—How we identify new directors and from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement pursuant to SEC Rule 14a-8 referred to above.

The proxies we appoint for the 2016 annual meeting may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement must advise shareholders of the proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders, and satisfy certain other requirements, to remove discretionary voting authority from our proxies.

The Chairperson or other officer presiding at the annual meeting has the sole authority to determine whether any nomination or other business proposed to be brought before the annual meeting was made or proposed in accordance with our By-laws, and to declare that a defective proposal or nomination be disregarded.

Please direct any questions about the requirements or notices in this section to our Corporate Secretary at the address given on page 17.

OTHER MATTERS

Our Board of Directors does not know of any other business to be presented at the meeting. If any other business should properly come before the meeting, or if there is any meeting adjournment, proxies will be voted in accordance with the best judgment of the persons named in the proxies.

March 17, 2015	By Order of the Board of Directors,

Christi Davis
Senior Counsel and Corporate Secretary

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ANNEX A (NON-GAAP RECONCILIATIONS)

We provide information below to reconcile to GAAP those financial metrics used by the Personnel and Compensation Committee that are either non-GAAP financial metrics or reflect adjustments approved by the Personnel and Compensation Committee (as described in footnote 1 to the table on pages 6 and 37). Financial metrics disclosed in the table on pages 6 and 37 that are not discussed below are GAAP metrics that were not affected by the Personnel and Compensation Committee approved adjustments in 2013 and 2014. Amounts for 2013 periods have been updated to reflect the first quarter 2014 adoption of Accounting Standards Update (ASU) 2014-01 related to investments in low income housing credits.

Earnings per Share

	Year ended December 31
	2014	2013
Diluted earnings per common share, as adjusted	$7.30	$7.43
Personnel and Compensation Committee approved adjustments, on an after-tax basis	$(0.00)	$(0.07)
Diluted earnings per common share	$7.30	$7.36

Return on Common Equity without Goodwill

	Year ended December 31
Dollars in millions	2014	2013
Net income attributable to common shareholders, as adjusted	$3,947	$3,971
Personnel and Compensation Committee approved adjustments, on an after-tax basis	$(0)	$(37)
Net income attributable to common shareholders	$3,947	$3,934
Average common shareholders’ equity less average goodwill	$30,738	$27,351
Average goodwill	$9,082	$9,074
Average common shareholders’ equity	$39,820	$36,425
Return on common equity without goodwill (a)	12.84%	14.52%
Return on common equity (b)	9.91%	10.80%
(a)	This metric was calculated by dividing net income attributable to common shareholders, as adjusted, by average common shareholders’ equity less average goodwill.
(b)	This metric was calculated by dividing net income attributable to common shareholders by average common shareholders’ equity.

Return on Assets

	Year ended December 31
Dollars in millions	2014	2013
Net income, as adjusted	$4,207	$4,249
Personnel and Compensation Committee approved adjustments, on an after-tax basis	$(0)	$(37)
Net income	$4,207	$4,212
Average assets	$327,853	$305,664
Return on average assets, as adjusted (a)	1.28%	1.39%
Return on average assets	1.28%	1.38%
(a)	This metric was calculated by dividing net income, as adjusted, by average assets.

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Efficiency Ratio

	Year ended December 31
Dollars in millions	2014	2013
Noninterest expense, as adjusted	$9,488	$9,624
Personnel and Compensation Committee approved adjustments, on a before-tax basis	$0	$57
Noninterest expense	$9,488	$9,681
Total revenue	$15,375	$16,012
Efficiency ratio, as adjusted	61.71%	60.10%
Efficiency ratio	61.71%	60.46%

Tangible Book Value per Common Share

	Year ended December 31
Dollars in millions, except per share data	2014	2013
Tangible common shareholders’ equity	$31,330	$29,071
Goodwill and other intangible assets (a)	$(9,595)	$(9,654)
Deferred tax liabilities on goodwill and other intangible assets (a)	$320	$333
Common shareholders’ equity	$40,605	$38,392
Period-end common shares outstanding (in millions)	523	533
Tangible book value per common share	$59.88	$54.57
Book value per common share	$77.61	$72.07
(a)	Excludes mortgage servicing rights of $1.4 billion at December 31, 2014 and $1.6 billion at December 31, 2013.

Return on Economic Capital vs. Cost of Capital

	Year ended December 31
Dollars in millions	2014	2013
Net income, as adjusted	$4,090	$4,155
Personnel and Compensation Committee approved adjustments, on an after-tax basis	$117	$72
Net income	$4,207	$4,227
Average economic capital	$32,202	$18,790
Plan-specified cost of capital hurdle	7.68%	8.4%
Return on economic capital less cost of capital hurdle, as adjusted (a)	5.02%	13.76%
Return on economic capital less cost of capital hurdle (b)	5.38%	14.15%
(a)	This metric was calculated by dividing net income, as adjusted, by economic capital, expressing the quotient as a percentage, and then subtracting the plan-specified cost of capital hurdle.
(b)	This metric was calculated by dividing net income by economic capital, expressing the quotient as a percentage, and then subtracting the plan-specified cost of capital hurdle.

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ANNEX B (REGULATIONS FOR CONDUCT AT ANNUAL MEETING)

In the interest of a fair and orderly meeting, and to accommodate as many shareholders as possible who may wish to speak, we have established the following rules:

1.	Calling the Meeting to Order

Our CEO will preside as the Chairman of the meeting. The Chairman will call the meeting to order promptly at 11 a.m. The Chairman will conduct the meeting in accordance with the Agenda and these Regulations for Conduct. The Chairman retains sole authority to make any and all determinations with respect to the conduct of the meeting.

2.	How to Vote

If your shares are registered in your name, you may vote in person by submitting a ballot at the meeting. If you hold PNC shares in street name, you may present a written legal proxy from your broker or bank authorizing you to vote the shares it holds for you in its name. The Chairman will announce the opening and closing of the polls. No proxies or ballots will be accepted after the polls have closed. PNC representatives will be on hand to distribute ballots or to accept proxies. If you have already submitted your proxy, your shares will be voted in accordance with the instructions you provided. Unless you want to change your vote, or have not submitted a proxy, you do not need a ballot.

3.	Questions and Comments

You will have an opportunity to ask questions or make comments about each Agenda item as it is addressed. Your questions or comments must pertain to the Agenda item. We have scheduled a general question and answer session at the conclusion of the meeting to discuss matters not on the Agenda, but appropriate for discussion.

4.	Procedures for Speaking

Only shareholders or their proxies may be heard during the meeting. To ask a question or make a comment, please proceed to a microphone and wait to be recognized by the Chairman. All questions or comments must be addressed to the Chairman. After the Chairman recognizes you, please give your name and state whether you are a shareholder or a proxy for a shareholder. Speaking out of turn or interfering when another speaker has the floor is prohibited. After a shareholder has spoken, the Chairman may respond personally or designate another person to respond.

5.	Speaker Rotation and Time Limits

The Chairman may limit questions to one at a time. Shareholders who wish to speak will be recognized on a rotating basis. Please keep your comments brief in order to give other shareholders the opportunity to speak. You may speak for up to two minutes on a particular matter and no one person may speak for more than six minutes.

6.	Other Limitations

The Chairman may refuse to permit a nomination or proposal to be made by a shareholder who has not complied with applicable laws or rules, or the procedures set forth in PNC’s By-laws. The Chairman may end discussion if it appears that the matter has been adequately addressed, or is not appropriate, or for other reasons. Personal matters are not appropriate for discussion. Representatives of PNC will be available following the meeting to address individual shareholder concerns. Rudeness, personal attacks, comments in bad taste, and the injection of irrelevant controversy are not permitted at any time.

7.	Mobile Devices, Recording Devices, and Briefcases

No cameras, mobile phones, laptops, tablets, or recording equipment are permitted in the meeting room. In addition, large bags, backpacks, briefcases, and similar items are not permitted in the meeting room. A staffed coat check for personal belongings is available.

8.	Safety and Security

•	Disturbing this meeting is a misdemeanor punishable by imprisonment and fines. 18 Pa. Cons. Stat. §§ 1101, 1104, 5508. Violators will be prosecuted.
•

A sergeant at arms and/or local law enforcement will be present to enforce compliance with these Regulations for Conduct and all applicable laws at the direction of the Chairman, including removal of noncompliant attendees, as necessary.

•	Weapons are not permitted in the meeting room and may not be checked in the staffed coat room.
•	Bags, briefcases or other carried items may be searched.
•	In the event of an emergency, exit the doors at the back of the room.

Failure to comply with these Regulations for Conduct or otherwise impeding a fair and orderly meeting may be grounds for removal from the meeting.

The Annual Meeting of Shareholders is audio-recorded.

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Corporate Headquarters

The PNC Financial Services Group Inc.

One PNC Plaza, 249 Fifth Avenue

Pittsburgh, PA 15222-2707

412-762-2000

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 28, 2015.
Vote by Internet
• Go to www.envisionreports.com/PNC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in ☒ this example. Please do not write outside the designated areas.	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Charles E. Bunch	☐	☐	☐	02 - Paul W. Chellgren	☐	☐	☐	03 - Marjorie Rodgers Cheshire	☐	☐	☐

	04 - William S. Demchak	☐	☐	☐	05 - Andrew T. Feldstein	☐	☐	☐	06 - Kay Coles James	☐	☐	☐

	07 - Richard B. Kelson	☐	☐	☐	08 - Anthony A. Massaro	☐	☐	☐	09 - Jane G. Pepper	☐	☐	☐

	10 - Donald J. Shepard	☐	☐	☐	11 - Lorene K. Steffes	☐	☐	☐	12 - Dennis F. Strigl	☐	☐	☐

	13 - Thomas J. Usher	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2015.	☐	☐	☐	3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A AND B ON THIS CARD.

Notice of Annual Meeting of Shareholders

THE PNC FINANCIAL SERVICES GROUP, INC.

2015 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of 13 directors to serve until the next annual meeting and until their successors are elected and qualified, the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2015, the advisory vote to approve named executive officer compensation and such other business as may properly come before the meeting and any adjournment.

If you sign and date this proxy card in Section B but do not give voting instructions in Section A, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Tuesday, April 28, 2015 - 11:00 a.m. Eastern Time

One PNC Plaza - 15th Floor

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Upon arrival, please present this admission ticket and valid photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — The PNC Financial Services Group, Inc.	+

This proxy is solicited on behalf of the Board of Directors for the

Annual Meeting of Shareholders on April 28, 2015.

William S. Demchak, Robert Q. Reilly and Christi Davis, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at The PNC Financial Services Group, Inc. Annual Meeting of Shareholders to be held on April 28, 2015, and at any adjournment, and to vote, as indicated on the reverse side, the shares of common stock and/or preferred stock that the undersigned would be entitled to vote if personally present at said meeting. The above-named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, and any adjournment, in accordance with their best judgment.

If you are a participant in The PNC Financial Services Group, Inc. Incentive Savings Plan (the ISP or 401(k) plan) this proxy also serves as voting instructions to the Trustee of the plan for voting at the Annual Meeting of Shareholders to be held on April 28, 2015, and at any adjournment. You have the right to provide the Trustee with voting instructions for the units you hold in your PNC Stock Fund account. Your vote must be received by 11:59 p.m., Eastern Time, on April 23, 2015 to insure that the Trustee has adequate time to tabulate voting instructions.

The Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa. Cons. Stat. § 1759(b), provides that shareholders voting by means of the telephone or the Internet, as instructed, will be treated as transmitting a properly authenticated proxy for voting purposes. Pennsylvania law permits the use of telephone or Internet voting both when a shareholder of record is voting and when a beneficial owner is communicating its vote to a shareholder of record, such as a securities depositary or brokerage firm.

Please sign and return promptly.

C	Non-Voting Items
Change of Address — Please print new address below.
Will attend Meeting ☐

IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A AND B ON THIS CARD.

¢	+

Using a black ink pen, mark your votes with an X as shown in ☒ this example. Please do not write outside the designated areas.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Charles E. Bunch	☐	☐	☐	02 - Paul W. Chellgren	☐	☐	☐	03 - Marjorie Rodgers Cheshire	☐	☐	☐

	04 - William S. Demchak	☐	☐	☐	05 - Andrew T. Feldstein	☐	☐	☐	06 - Kay Coles James	☐	☐	☐

	07 - Richard B. Kelson	☐	☐	☐	08 - Anthony A. Massaro	☐	☐	☐	09 - Jane G. Pepper	☐	☐	☐

	10 - Donald J. Shepard	☐	☐	☐	11 - Lorene K. Steffes	☐	☐	☐	12 - Dennis F. Strigl	☐	☐	☐

	13 - Thomas J. Usher	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2015.	☐	☐	☐	3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — The PNC Financial Services Group, Inc.

This proxy is solicited on behalf of the Board of Directors for the

Annual Meeting of Shareholders on April 28, 2015.

William S. Demchak, Robert Q. Reilly and Christi Davis, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at The PNC Financial Services Group, Inc. Annual Meeting of Shareholders to be held on April 28, 2015, and at any adjournment, and to vote, as indicated on the reverse side, the shares of common stock and/or preferred stock that the undersigned would be entitled to vote if personally present at said meeting. The above-named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, and any adjournment, in accordance with their best judgment.

The Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa. Cons. Stat. § 1759(b), provides that shareholders voting by means of the telephone or the Internet, as instructed, will be treated as transmitting a properly authenticated proxy for voting purposes. Pennsylvania law permits the use of telephone or Internet voting both when a shareholder of record is voting and when a beneficial owner is communicating its vote to a shareholder of record, such as a securities depositary or brokerage firm.

Please sign and return promptly.